     As filed with the Securities and Exchange Commission on July 24, 2000

                                            Registration Statement No. 333-37410
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 3 TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AMERIGROUP CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6324                              54-1739323
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                             4425 CORPORATION LANE
                         VIRGINIA BEACH, VIRGINIA 23462
                                 (757) 490-6900
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              JEFFREY L. MCWATERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             4425 CORPORATION LANE
                         VIRGINIA BEACH, VIRGINIA 23462
                                 (757) 490-6900
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                STACY J. KANTER, ESQ.                               WILLIAM J. GRANT, JR., ESQ.
       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                       WILLKIE FARR & GALLAGHER
                  FOUR TIMES SQUARE                                      787 SEVENTH AVENUE
            NEW YORK, NEW YORK 10036-6522                             NEW YORK, NEW YORK 10019
                    (212) 735-3000                                         (212) 728-8000

                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED
                 TITLE OF EACH CLASS OF                           MAXIMUM AGGREGATE                     AMOUNT OF
              SECURITIES TO BE REGISTERED                         OFFERING PRICE(1)                  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01...........................            $94,690,000(2)                       $24,998(3)
---------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2) Relates to shares of common stock offered in the initial public offering and 600,000 shares of common stock registered in connection with the Company's Employee Stock Purchase Plan. The maximum aggregate offering price with respect to the shares of common stock for the Employee Stock Purchase Plan was calculated using 85% of the high end of the range for the initial public offering. See "Explanatory Note."


(3) $24,045 of the registration fee was previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This registration statement contains two separate prospectuses. The first prospectus relates to a public offering of shares of common stock of AMERIGROUP Corporation underwritten by the underwriters named in that prospectus. The second prospectus relates to AMERIGROUP's Employee Stock Purchase Plan. The sale of shares under the Employee Stock Purchase Plan will not be underwritten. The prospectuses will be identical in all respects, other than the front and back cover pages, the section entitled "The Offering," the section entitled "Use of Proceeds," the section entitled "Underwriting," which in the employee offering will be replaced with a section entitled "Plan of Distribution," "Legal Matters" and the inclusion in the employee prospectus of a section entitled "Detailed Description of the Employee Stock Purchase Plan." The alternate pages for the Employee Stock Purchase Plan prospectus appear in this registration statement immediately following the complete prospectus for the initial public offering.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED JULY 24, 2000


[AMERIGROUP CORPORATION LOGO]


4,400,000 SHARES


COMMON STOCK


This is the initial public offering of AMERIGROUP Corporation, and we are offering 4,400,000 shares of our common stock. We anticipate that the initial public offering price will be between $15 and $17 per share.



We have applied to list our common stock on the Nasdaq National Market under the symbol "AMGP."


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             UNDERWRITING
                                                 PRICE TO    DISCOUNTS AND    PROCEEDS TO
                                                 PUBLIC       COMMISSIONS     AMERIGROUP
Per Share                                        $           $                $
Total                                            $           $                $


We and Jeffrey L. McWaters, the selling stockholder, have granted the underwriters the right to purchase up to 660,000 additional shares to cover over-allotments. We will not receive any of the proceeds from the sale of 75,000 shares by Mr. McWaters.


DEUTSCHE BANC ALEX. BROWN

                   BANC OF AMERICA SECURITIES LLC

                                                  UBS WARBURG LLC

THE DATE OF THIS PROSPECTUS IS                , 2000.

                         [LEFT BLANK FOR INSIDE COVER]


             [DESCRIPTION OF COVER ART: COMPANY AND PRODUCT LOGOS.]

                               PROSPECTUS SUMMARY

     This summary highlights the information contained elsewhere in this prospectus. You should read the entire prospectus carefully before buying shares in this offering.

                                  OUR BUSINESS

     We are a multi-state managed healthcare company focused on providing healthcare services to people eligible to receive Medicaid and Children's Health Insurance Program, or CHIP, benefits. CHIP programs provide healthcare coverage to children not otherwise covered by Medicaid or other insurance programs. Unlike many managed care organizations that attempt to serve the general population, as well as Medicare and Medicaid populations, we are focused exclusively on the Medicaid and CHIP populations. We do not offer Medicare or commercial products. In general, as compared to commercial or Medicare populations, our target population is younger, accesses healthcare in an inefficient manner, and has a greater percentage of medical expenses related to obstetrics, diabetes and respiratory conditions. We believe that we are better qualified and positioned than our competitors to meet the unique needs of our target populations because of our single focus on providing managed care to these populations, our strong government relationships, our medical management programs and our community-based education and outreach programs. We design our programs to address the particular needs of our members, and combine medical, social and behavioral health services to help our members obtain quality healthcare. Our success in establishing and maintaining strong relationships with state governments, providers, and members has enabled us to win new contracts and to establish a leading market position in many of the markets we serve. We provide an array of products to members in Texas, New Jersey, Maryland, the District of Columbia and Illinois. As of March 31, 2000, we had approximately 277,000 members.

                                OUR OPPORTUNITY

     Healthcare in the United States has grown from a $27 billion industry in 1960 to a highly-regulated market of approximately $1 trillion in 1998, according to the federal government's Health Care Financing Administration. In response to the dramatic increases in healthcare-related costs in the late 1960s, Congress enacted the Federal Health Maintenance Organization Act of 1973, a statute designed to encourage the establishment and expansion of care and cost management. Since the establishment of health maintenance organizations, or HMOs, enrollment has increased more than thirteen-fold from 6 million in 1976 to nearly 79 million in 1998. In 1998, there were approximately 40.6 million Medicaid recipients, and all but two states had some form of Medicaid managed care program. Additionally, many states are implementing other programs, such as CHIP, to serve low-income uninsured populations. Despite these efforts to organize care delivery, the costs associated with medical care have continued to increase. As a result, it has become increasingly important for HMOs to know the populations they serve in order to develop an infrastructure and programs tailored to the medical and social profiles of their members.

                                  OUR STRATEGY

     Our objective is to become the leading managed care organization in the United States focused on Medicaid, CHIP and uninsured populations. To achieve this objective we intend to:

     - Focus on our "medical home" concept to coordinate and administer the provision of quality, cost-effective healthcare.

     - Identify new markets for our services through acquisitions and development of new operations.

     - Increase our membership in existing markets through acquisitions and internal growth.

     - Capitalize on our experience working with state governments.

                                  OUR PRODUCTS

     We have developed a range of products through which we offer comprehensive healthcare services. These products are community-based and seek to address the social and economic issues faced by the population we serve. Additionally, we seek to establish strategic relationships with prestigious medical centers, children's hospitals and federally qualified health centers to assist us in implementing our products and medical management programs.

     AMERICAID is our family-focused Medicaid managed healthcare product. This product is designed for the Temporary Assistance to Needy Families, or TANF, population that consists primarily of low-income children and their mothers.

     AMERIKIDS is our managed healthcare product for uninsured children not eligible for Medicaid. This product is designed for the CHIP initiative.

     AMERIPLUS is our managed healthcare product designed for Supplemental Security Income, or SSI, recipients. This population consists of the low-income aged, blind and disabled.

     AMERIFAM is our newly developed managed healthcare product focused on uninsured parents of CHIP or Medicaid-eligible children.

     We earn revenue primarily through premiums that are paid to us by the states in which we operate. Our expenses include costs related to health benefits. Our costs related to health benefits are principally fees paid to physicians, hospitals and providers of ancillary medical services, medical administration expenses, and include estimates of medical expenses incurred but not yet reported. Fees to providers are generally negotiated. However, in some states, the amounts reimbursed to hospitals are established by the state.

                                  OUR COMPANY

     We were formed in 1994. Our principal executive offices are located at 4425 Corporation Lane, Virginia Beach, VA 23462, and our telephone number is (757) 490-6900. The address of our Web site is www.amerigroupcorp.com. The information on our Web site is not part of this prospectus.

                                  THE OFFERING



Common stock offered by AMERIGROUP........  4,400,000 shares

Over-allotment option:
  Offered by AMERIGROUP...................  585,000 shares
  Offered by Jeffrey L. McWaters..........  75,000 shares

Common stock to be outstanding after this
  offering................................  18,939,086 shares

Use of proceeds...........................  We intend to use the net proceeds of this offering:
                                            - to redeem our Series E mandatorily redeemable
                                              preferred stock,
                                            - to repay our term loan facility, and
                                            - for general corporate purposes, including potential
                                              acquisitions.

Proposed Nasdaq National Market Symbol....  AMGP



     The number of shares of common stock to be outstanding after this offering is based on our shares outstanding as of June 30, 2000. This information excludes:



     - 970,404 shares of common stock issuable upon the exercise of stock options with a weighted average exercise price of $2.41 per share;



     - 100,000 shares of common stock issuable upon the exercise of stock options with an exercise price of $15.00 per share granted subsequent to June 30, 2000;



     - 25,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $3.00 per share; and


     - shares of common stock reserved for issuance under our stock option plans.

     Except as otherwise indicated, the information in this prospectus assumes the following:


     - the conversion on closing of this offering of each outstanding share of convertible preferred stock into 12,607,887 shares of common stock;



     - the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders;


     - the redemption of each outstanding share of our Series E mandatorily redeemable preferred stock; and


     - no exercise of the underwriters' over-allotment option.



All share numbers in this prospectus have been adjusted to reflect a one-for-two reverse stock split of our common stock to be effected just prior to consummation of this offering.

                    OUR SUMMARY CONSOLIDATED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

     The following table summarizes financial data for our business. You should read the summary financial data set forth below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements included elsewhere in this prospectus.


                                                                                                             THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                           MARCH 31,
                                              ----------------------------------------------------------   ----------------------
                                                1995        1996        1997        1998         1999        1999         2000
                                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
                                                                                                                (UNAUDITED)
 STATEMENTS OF OPERATIONS DATA:
 Revenues:
 Premium....................................  $      --   $  22,938   $  64,878   $ 186,790   $  392,296   $  60,004   $  147,654
 Investment income..........................        429         856       2,184       3,389        6,404       1,183        2,710
 Total revenues.............................        429      23,794      67,062     190,179      398,700      61,187      150,364
 Expenses:
 Health benefits............................         --      21,214      55,340     155,877      334,192      50,896      118,332
 Selling, general and administrative........      4,317      13,020      19,920      29,166       52,846       8,712       17,088
 Income (loss) before income taxes..........     (3,988)    (10,877)     (8,850)      3,456        7,216         948       13,383
 Net income (loss)..........................     (3,988)    (10,877)     (8,850)      3,456       11,316         948        7,848
 Diluted net income (loss) per share........  $  (11.30)  $  (28.67)  $  (28.29)  $   (5.07)  $     0.66   $   (1.65)  $     0.48
 Weighted average number of common shares
   and potential dilutive common shares
   outstanding..............................    500,064     500,500     515,750     526,651   14,695,324     529,136   15,681,194
 OPERATING STATISTICS:
 Health benefits ratio(1)...................        N/A        92.5%       85.3%       83.5%        85.2%       84.8%        80.1%
 Selling, general and administrative
   expenses ratio(2)........................        N/A        54.7%       29.7%       15.3%        13.3%       14.2%        11.4%
 Members rounded to the nearest 1,000.......        N/A      33,000      41,000     113,000      268,000     118,000      277,000


------------
(1) Health benefits ratio is calculated as a percentage of premium revenue.
(2) Selling, general and administrative expenses ratio is calculated as a percentage of total revenues.


                                                                  MARCH 31, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents and short-term investments.......  $154,621     $198,525
 Total assets...............................................   216,947      260,650
 Long-term debt (including current portion).................     7,677           --
 Total liabilities..........................................   152,805      145,128
 Redeemable preferred stock.................................    72,726           --
 Stockholders' equity (deficit).............................    (8,584)     115,522


     The as adjusted data give effect to:


     - our receipt of the net proceeds from the sale of 4,400,000 shares of common stock offered by us at an assumed initial public offering price of $16.00 per share (the mid-point of the range);


     - the use of those proceeds to repay debt and redeem our Series E mandatorily redeemable preferred stock after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us for the issuance of common stock;

     - the conversion on closing of the offering of each outstanding share of convertible preferred stock into 12,607,887 shares of common stock; and

     - the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in shares of our common stock. The trading price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes.

                   RISKS RELATED TO BEING A REGULATED ENTITY

CHANGES IN GOVERNMENT REGULATIONS DESIGNED TO PROTECT PROVIDERS AND MEMBERS RATHER THAN OUR STOCKHOLDERS COULD FORCE US TO CHANGE HOW WE OPERATE AND COULD HARM OUR BUSINESS.

     Our business is extensively regulated by the states in which we operate and, to a lesser extent, by the federal government. These laws and regulations are generally intended to benefit and protect providers and health plan members rather than stockholders. Changes in existing laws and rules, the enactment of new laws and rules and changing interpretations of these laws and rules could, among other things:

     - force us to change how we do business,

     - restrict revenue and enrollment growth,

     - increase our healthcare and administrative costs,

     - impose additional capital requirements, and

     - increase or change our liability.


IF STATE REGULATORS DO NOT APPROVE PAYMENTS OF DIVIDENDS AND DISTRIBUTIONS BY OUR SUBSIDIARIES TO US, IT MAY NEGATIVELY AFFECT OUR BUSINESS STRATEGY.


     We principally operate through our health plan subsidiaries. These subsidiaries are subject to regulations that limit the amount of dividends and distributions that can be paid to us without prior approval of, or notification to, state regulators. If the regulators were to deny our subsidiaries' requests to pay dividends to us, the funds available to our company as a whole would be limited, which could harm our ability to implement our business strategy.

REGULATIONS MAY LIMIT THE EXTENT TO WHICH WE CAN INCREASE OUR PROFITS AS A PERCENTAGE OF REVENUES.

     Two of our subsidiaries are subject to minimum medical expense levels as a percentage of premium revenue. Sanctions may be imposed and fines assessed if these levels are not met. Our Texas plans are required to pay a rebate to the state in the event profits exceed established levels. These regulatory requirements, changes in these requirements and additional requirements by our other regulators may limit our ability to increase our overall profits as a percentage of revenues, which may harm our operating results.


OUR FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD SUBJECT US TO CIVIL AND CRIMINAL PENALTIES AND LIMITATIONS ON OUR PROFITABILITY.


     Violation of the laws or regulations governing our operations could result in the imposition of sanctions, the cancellation of our contracts to provide services, or in the extreme case, the suspension or revocation of our licenses. For example, in two markets in which we operate, we are required to spend a minimum percentage of our premium revenue on medical expenses. In one market, if we failed to comply with this requirement, we could be required to pay monetary damages. Additionally, we could be required to file a corrective plan of action with the state and we could be subject to further fines and additional corrective measures if we did not comply with the corrective plan of action. In the other market, our failure to comply could affect future rate determinations. These regulations may limit the profits we can obtain. In the past we have been subject to sanctions as a result of violations of marketing regulations and timeliness of payment requirements. While we do not believe that any of these fines or violations were material, we cannot assure you that we will not become subject to material fines or other sanctions in the future. If we became subject to material fines or if other sanctions or other corrective actions were imposed upon us, our ability to continue to operate our business could be materially and adversely affected.

     The Health Insurance Portability and Accountability Act of 1996, or HIPAA, broadened the scope of fraud and abuse laws applicable to healthcare companies. HIPAA created civil penalties for, among other things, billing for medically unnecessary goods or services. HIPAA establishes new enforcement mechanisms to combat fraud and abuse, including a whistle blower program.

     The federal government has enacted, and state governments are enacting, other fraud and abuse laws as well. Our failure to comply with HIPAA or these other laws could result in criminal or civil penalties and exclusion from Medicaid or other governmental healthcare programs and could lead to the revocation of our licenses. These penalties or exclusions, were they to occur, would negatively impact our ability to operate our business.

CHANGES IN HEALTHCARE LAW MAY REDUCE OUR PROFITABILITY.

     Numerous proposals relating to changes in healthcare law have been introduced, and some have been passed, by Congress and the states in which we operate or may operate in the future. Changes in applicable laws and regulations are continually being considered and interpretations of existing laws and rules may also change from time to time. We are unable to predict what regulatory changes may occur or what effect any particular change may have on our business. Although some of the recent changes in government regulations, such as the removal of the requirements on the enrollment mix between commercial and public sector membership, have encouraged managed care participation in public sector programs, we are unable to predict whether new laws or proposals will continue to favor or hinder the growth of managed healthcare.

     A recent example is state and federal legislation which would enable physicians to collectively bargain with managed healthcare organizations. The federal legislation, as currently proposed, contains an exemption for public sector managed healthcare organizations. If legislation of this type were passed without this exemption, it would negatively impact our bargaining position with many of our providers and might result in an increase in our cost of providing medical benefits.

     We cannot predict the outcome of these legislative or regulatory proposals, nor the effect which they might have on us. Legislation or regulations which require us to change our current manner of operation, provide additional benefits or change our contract arrangements may seriously harm our operations and financial results.

REDUCTIONS IN MEDICAID FUNDING BY THE STATES COULD SUBSTANTIALLY REDUCE OUR PROFITABILITY.

     Most of our revenues come from state government Medicaid premiums. The base premium rate paid by each state differs, depending on a combination of various factors such as defined upper payment limits, a member's health status, age, sex, county or region, benefit mix and member eligibility categories. Future levels of Medicaid premium rates may be affected by continued government efforts to contain medical costs and may further be affected by state and federal budgetary constraints. Changes to Medicaid programs could reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or increase our administrative or healthcare costs under such programs. Congress has recently indicated that growth in spending levels for the Medicare and Medicaid programs may slow. States periodically consider reducing or reallocating the amount of money they spend for Medicaid. We believe that additional reductions in Medicaid payments could substantially reduce our profitability. Further, our contracts with the states are subject to cancellation by the state in the event of unavailability of state funds. In some jurisdictions, such cancellation may be immediate and in other jurisdictions a notice period is required.


IF STATE GOVERNMENTS DO NOT RENEW OUR CONTRACTS WITH THEM, OUR BUSINESS WILL SUFFER.



     At June 30, 2000, we provide healthcare services to members through ten contracts with the regulatory entities in the jurisdictions in which we operate. At March 31, 2000, we had eight contracts, five of which accounted for 10% or more of our revenues for the three months ended March 31, 2000, with the largest of these contracts representing approximately 34% of our revenues. Some of our contracts are subject to a re-bidding process. For example, we are subject to a re-bidding process in each of our three Texas markets every six years. The first re-bidding in our Texas markets is scheduled to occur in 2002. Also, the District of Columbia has indicated that it may put its contracts out to bid. If any of our contracts were not renewed, or were terminated for cause or if we were to lose a contract in a re-bidding process, our business would suffer. Most of our contracts expire in 2001 and have renewal provisions. The State of New Jersey's Medicaid contracts with all HMOs expire on September 30, 2000. We are in the process of completing documentation to demonstrate our readiness to enter into a new Medicaid contract. We are required to make our final submission to the state by July 31, 2000. We received a letter dated July 20, 2000 from the New Jersey Department of Human Services reminding us that in the event our July 31, 2000 submission does not meet all contract criteria, our new contract would not be approved and that, in accordance with state regulations, our members would receive notice on or about August 15, 2000 that they would be required to choose another HMO. We have been advised by the Department that the same or similar letters were sent to all HMOs that have Medicaid contracts with the state. After discussing this letter with an official from the Department, we have no reason to believe that we will not be permitted to enter into a new contract with the State of New Jersey, although there can be no assurance of this. Termination or non-renewal of any one contract could materially impact our revenues and operating results.


IF A STATE FAILED TO RENEW ITS FEDERAL WAIVER APPLICATION FOR MANDATED MEDICAID ENROLLMENT INTO MANAGED CARE OR SUCH APPLICATION WERE DENIED, OUR MEMBERSHIP IN THAT STATE WOULD LIKELY DECREASE.

     States may only mandate Medicaid enrollment into managed care under federal waivers or demonstrations. Waivers and programs under demonstrations are approved for two year periods and can be renewed on an ongoing basis if the state applies. We have no control over this renewal process. If a state does not renew its mandated program or the federal government denies the state's application for renewal, our business would suffer as a result of a likely decrease in membership.


OUR INABILITY TO PARTICIPATE IN CHIP PROGRAMS MAY LIMIT OUR GROWTH RATE.


     CHIP is a relatively new federal initiative designed to provide coverage for low-income children not otherwise covered by Medicaid or other insurance programs. Most states have adopted CHIP programs but are just beginning to implement them. The programs vary significantly from state to state and it is not clear how they will be implemented. Participation in CHIP programs is an important part of our growth strategy. If states do not allow us to participate or if we fail to win bids to participate, our growth strategy may be materially and adversely affected.

                         RISKS RELATED TO OUR BUSINESS


RECEIPT OF INADEQUATE PREMIUMS WILL NEGATIVELY IMPACT OUR REVENUES AND PROFITABILITY.


     Most of our revenues are generated by premiums consisting of fixed monthly payments per member. These premiums are fixed by contract, and we are obligated during the contract period to provide healthcare services as established by the state governments. We have less control over costs related to the provision of healthcare than we do over our selling, general and administrative expenses. While our expenses related to health benefits were 80.1% of our premium revenue in the first quarter of 2000, for 1999, these expenses were 85.2% of our premium revenue. Historically, our expenses related to health benefits as a percentage of premium revenue have fluctuated, and the percentage for the first quarter of this year may not be indicative of full year or future results. If premiums are not increased and expenses related to health benefits rise, our earnings could be impacted negatively. In addition, our actual health benefits costs may exceed our estimated costs. The premiums we receive under our current contracts may therefore be inadequate to cover all claims, which may cause our profits to decline.

     Maryland sets the rates which must be paid to hospitals by all payors. It is possible for the state to increase rates payable to the hospitals without granting a corresponding increase in premiums to us. If this were to occur, or if other states were to take similar actions, our profitability would be harmed.

OUR INABILITY TO MANAGE MEDICAL COSTS EFFECTIVELY WOULD REDUCE OUR
PROFITABILITY.

     Our profitability depends, to a significant degree, on our ability to predict and effectively manage medical costs. Changes in healthcare regulations and practices, level of use of healthcare services, hospital costs, pharmaceutical costs, major epidemics, new medical technologies, and other external factors, including general economic conditions such as inflation levels, are beyond our control and could reduce our ability to predict and effectively control the costs of providing healthcare services. Although we have been able to manage medical costs through a variety of techniques, including various payment methods to primary care physicians and other providers, advance approval for hospital services and referral requirements, medical management and quality management programs, our information systems, and reinsurance arrangements, we may not be able to continue to manage costs effectively in the future. If our costs for medical services increase, our profits could be reduced, or we may not remain profitable.

OUR LIMITED ABILITY TO PREDICT OUR INCURRED MEDICAL EXPENSES ACCURATELY COULD NEGATIVELY IMPACT OUR REPORTED RESULTS.

     Our medical expenses include estimates of medical expenses incurred but not yet reported, or IBNR. We estimate our IBNR medical expenses based on a number of factors, including prior claims experience, maturity of markets, complexity of products and stability of provider networks. Adjustments, if necessary, are made to medical expenses in the period during which the actual claim costs are ultimately determined or when criteria used to estimate IBNR change. We utilize the services of independent actuaries who are contracted on a regular basis to calculate and review the adequacy of our medical liabilities, in addition to using our internal resources. We cannot be sure that our IBNR estimates are adequate or that adjustments to such IBNR estimates will not harm our results of operations. Further, our inability to accurately estimate IBNR may also affect our ability to take timely corrective actions, further exacerbating the extent of the harm on our results.

     We maintain reinsurance to protect us against severe or catastrophic medical claims, but cannot assure you that such reinsurance coverage will be adequate or available to us in the future or that the cost of such reinsurance will not limit our ability to obtain it.

DIFFICULTIES IN EXECUTING OUR ACQUISITION STRATEGY COULD ADVERSELY AFFECT OUR BUSINESS.

     Historically, the acquisition of Medicaid contract rights and related assets of other health plans both in our existing service areas and in new markets has accounted for a significant amount of our growth. For example, of the $87.7 million increase in our premium revenue from the first quarter of 1999 to the first quarter of 2000, approximately $55.4 million was attributable to our acquisition of contract rights and related assets from Prudential Health Care. Although we cannot predict our rate of growth as the result of acquisitions with any accuracy, we believe that acquisitions similar in nature to those we have historically executed will be important to our growth strategy. Many of the other potential purchasers of these assets have greater financial resources than we have. In addition, many of the sellers are interested in either (1) selling, along with their Medicaid assets, other assets in which we do not have an interest; or (2) selling their companies, including their liabilities, as opposed to just the assets of the ongoing business. Therefore, we cannot be sure that we will be able to complete acquisitions on terms favorable to us or that we can obtain the necessary financing for these acquisitions.

     We are currently evaluating proposals to acquire additional businesses. These proposals are at various stages of consideration and we may enter into letters of intent or other agreements relating to these proposals at any time. However, we cannot predict when or whether we will actually acquire these businesses.

     We are generally required to obtain regulatory approval from one or more state agencies when making acquisitions. In the case of an acquisition of a business located in a state in which we do not currently operate, we would be required to obtain the necessary licenses to operate in that state. In addition, although we may already operate in a state in which we acquire a new business, we will be required to obtain additional regulatory approval if, as a result of the acquisition, we will operate in an area of the state in which we did not operate previously. There can be no assurance that we would be able to comply with these regulatory requirements for an acquisition in a timely manner, or at all.

     Under our credit facility, acquisitions require us to obtain the consent of our lenders. We may not be able to obtain such consent.

     In addition to the difficulties we may face in identifying and consummating acquisitions, we will also be required to integrate our acquisitions with our existing operations. This may include the integration of:

     - additional employees who are not familiar with our operations,

     - existing provider networks, which may operate on different terms than our existing networks,

     - existing members, who may decide to switch to another healthcare provider, and

     - disparate information and recordkeeping systems.

     Accordingly, we may be unable to successfully identify, consummate and integrate future acquisitions or operate acquired businesses profitably. We also may be unable to obtain sufficient additional capital resources for future acquisitions. If we are unable to effectively execute our acquisition strategy, our future growth will suffer and our results of operations could be harmed.


FAILURE OF A NEW BUSINESS OF OURS WOULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.


     Start-up costs associated with a new business can be substantial. For example, in order to obtain a certificate of authority in most jurisdictions, we must first establish a provider network, have systems in place and demonstrate our ability to be able to obtain a state contract and process claims. If we were unsuccessful in obtaining the necessary license, winning the bid to provide service or attracting members in numbers sufficient to cover our costs, the new business would fail. We also could be obligated by the state to continue to provide services for some period of time without sufficient revenue to cover our ongoing costs or recover start-up costs. The loss of the costs associated with starting up the business could have a significant impact on our results of operations.


INEFFECTIVE MANAGEMENT OF OUR GROWTH MAY NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND BUSINESS.


     We have experienced rapid growth. In 1996, our first full year of operations, we had $22.9 million of premium revenue. In 1999, we had $392.3 million in premium revenue. This increase represents a compound annual growth rate of 157.8%.

     Depending on acquisition and other opportunities, we expect to continue to grow rapidly. Continued growth could place a significant strain on our management and on other resources. We anticipate that continued growth, if any, will require us to continue to recruit, hire, train and retain a substantial number of new and highly-skilled medical, administrative, information technology, finance and support personnel. Our ability to compete effectively depends upon our ability to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force. If we continue to experience rapid growth, our personnel, systems, procedures and controls may be inadequate to support our operations, and our management may fail to anticipate adequately all demands that growth will place on our resources. In addition, due to the initial costs incurred upon the acquisition of new businesses, rapid growth could adversely affect our short-term profitability. If we are unable to manage growth effectively, our business, operating results and financial condition could suffer.

WE ARE SUBJECT TO COMPETITION WHICH IMPACTS OUR ABILITY TO INCREASE OUR PENETRATION OF THE MARKETS THAT WE SERVICE.

     We compete for members principally on the basis of size and quality of provider network, benefits provided and quality of service. We compete with numerous types of competitors, including other health plans and traditional state Medicaid programs that reimburse providers as care is provided. Some of the health plans with which we compete have substantially larger enrollments, greater financial and other resources and offer a broader scope of products than we do.

     While many states mandate health plan enrollment for Medicaid eligible participants, the programs are voluntary in other states, such as Illinois. Subject to limited exceptions by federally approved state applications, the federal government requires that there be choice for Medicaid recipients among managed care programs. Voluntary programs and mandated competition will impact our ability to increase our market share.

     In addition, in most states in which we operate, we are not allowed to market directly to potential members, and therefore, we rely on creating name brand recognition through our community-based programs. Where we have only recently entered a market or compete with health plans much larger than we are, we may be at a competitive disadvantage unless and until our community-based programs and other promotional activities create brand awareness.


THE LOSS OF THE SERVICES OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER WOULD HARM OUR OPERATIONS.


     We are highly dependent on the efforts of Mr. Jeffrey McWaters, our President and Chief Executive Officer. Mr. McWaters, as our founder, has been instrumental in developing our mission and forging our relationships with our government client-customers and the communities we serve. We cannot assure you that we will be able to retain Mr. McWaters or to attract a suitable replacement or additional personnel if required. We have an employment agreement with Mr. McWaters that expires in October 2002. Pursuant to this agreement, if Mr. McWaters were to voluntarily terminate his employment with us, he would lose his entitlement to severance benefits. We cannot be sure that the employment agreement creates sufficient incentives for Mr. McWaters to continue his employment with us. While we believe that we could find a replacement for Mr. McWaters if he were to leave, the loss of his services could harm our operations.


OUR INABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH OUR PROVIDER NETWORKS WOULD HARM OUR PROFITABILITY.


     Our profitability depends, in large part, upon our ability to contract favorably with hospitals, physicians, and other healthcare providers. Our provider arrangements with our primary care physicians and specialists usually are for one to two year periods and automatically renew for successive one year terms, subject to termination for cause by us based on provider conduct or other appropriate reasons. The contracts generally may be cancelled by either party upon 90 to 120 days' prior written notice. Our contracts with hospitals are usually for one to two year periods and automatically renew for successive one year periods, subject to termination for cause due to provider misconduct or other appropriate reasons. Generally, our hospital contracts may be canceled by either party without cause on 90 to 150 days' prior written notice. There can be no assurance that we will be able to continue to renew such contracts or enter into new contracts enabling us to service our members profitably. We will be required to establish acceptable provider networks prior to entering new markets. Although we have established long-term relationships with many of our providers, we may be unable to enter into agreements with providers in new markets on a timely basis or under favorable terms. If we are unable to retain our current provider contracts or enter into new provider contracts timely or on favorable terms, our profitability will be harmed.


WE ARE DEPENDENT ON OUR RELATIONSHIPS WITH TWO PROVIDERS. ANY MATERIAL MODIFICATION OR DISCONTINUATION OF THESE RELATIONS COULD HARM OUR RESULTS OF OPERATIONS.


     Cook Children's Physician Network is our exclusive provider network for pediatric services in Fort Worth, Texas, where we had approximately 35,000 members for March 2000. If the terms of our contract with Cook Children's were to change significantly or Cook Children's were to terminate its agreement with us, our costs to provide healthcare in this area could increase. We could lose members if Cook Children's chose to associate with another HMO or if it obtained its own contract with the state to provide healthcare services to Medicaid recipients.

     For March 2000, Johns Hopkins Medical Services Corporation provided healthcare services to approximately 23,000 of our nearly 86,000 members in Baltimore City, Maryland under a contract that expires in December 2001. Termination or non-renewal of this contract could impact our health benefits expense ratio and could result in a loss of all or some of these members. Either of these occurrences could harm our results of operations.

NEGATIVE PUBLICITY REGARDING THE MANAGED CARE INDUSTRY MAY HARM OUR BUSINESS AND OPERATING RESULTS.

     Recently, the managed care industry has received negative publicity. This publicity has led to increased legislation, regulation and review of industry practices. These factors may adversely affect our ability to market our services, require us to change our services, and increase the regulatory burdens under which we operate, further increasing the costs of doing business and adversely affecting our operating results.

WE MAY BE SUBJECT TO CLAIMS RELATING TO MEDICAL MALPRACTICE, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES.

     Our providers and employees involved in medical care decisions may be exposed to the risk of medical malpractice claims. In addition, states are beginning to adopt legislation that permits managed care organizations to be held liable for negligent treatment decisions or benefits coverage determinations. Claims of this nature, if successful, could result in substantial damage awards against us and our providers that could exceed the limits of any applicable medical malpractice insurance coverage. Therefore, successful malpractice or tort claims asserted against us, our providers or our employees could adversely affect our financial condition and profitability.

     In addition, we may be subject to other litigation that may adversely affect our business or results of operations. We maintain errors and omissions insurance and such other lines of coverage as we believe is reasonable in light of our experience to date. However, this insurance may not be sufficient or available at a reasonable cost to protect us from liabilities which might adversely affect our business or results of operations. Even if any claims brought against us were unsuccessful or without merit, we would still have to defend ourselves against such claims. Any such defenses may be time-consuming and costly, and may distract our management's attention. As a result, we may incur significant expenses and may be unable to effectively operate our business.

GROWTH IN THE NUMBER OF MEDICAID ELIGIBLES MAY BE COUNTERCYCLICAL, WHICH COULD CAUSE OUR OPERATING RESULTS AND STOCK PRICE TO SUFFER WHEN GENERAL ECONOMIC CONDITIONS ARE IMPROVING.

     Historically, the number of persons eligible to receive Medicaid benefits has increased more rapidly during periods of rising unemployment, corresponding to less favorable general economic conditions. Conversely, this number may grow more slowly or even decline if economic conditions improve. Therefore, improvements in general economic conditions may cause our membership levels to decrease, thereby causing our operating results to suffer, which could lead to decreases in our stock price during periods in which stock prices in general are increasing.

GROWTH IN THE NUMBER OF MEDICAID ELIGIBLES DURING ECONOMIC DOWNTURNS COULD CAUSE OUR OPERATING RESULTS AND STOCK PRICES TO SUFFER IF STATE AND FEDERAL BUDGETS DECREASE OR DO NOT INCREASE.

     Less favorable economic conditions may cause our membership to increase as more people become eligible to receive Medicaid benefits. However, during such economic downturns, state and federal budgets could decrease, causing states to attempt to cut healthcare programs, benefits and rates. If this were to happen while our membership was increasing, our results of operations and stock price could suffer.


OUR INABILITY TO INTEGRATE AND MANAGE OUR INFORMATION SYSTEMS EFFECTIVELY COULD DISRUPT OUR OPERATIONS.



     Our operations are significantly dependent on effective information systems. The information gathered and processed by our information systems assists us in, among other things, monitoring utilization and other cost factors, processing provider claims and providing data to our regulators. Our providers also depend upon our information systems for membership verifications, claims status and other information. In March 2000, we experienced data corruption in our data warehouse, which we use to assist us in building monthly medical expense accruals, analyzing costs and generating state reports. We did not experience any material misstatements in our financial statements in the first quarter of 2000 due to the data corruption. If we have similar or additional problems with our information systems, our operations and ability to produce timely and accurate reports could be adversely impacted.


     Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs. Moreover, our acquisition activity requires frequent transitions to or from, and the integration of, various information systems. We are continually attempting to upgrade and expand our information systems capabilities. We do not currently maintain off-site data backup facilities. If we experience difficulties with the transition to or from information systems or are unable to properly maintain or expand our information systems, we could suffer, among other things, from operational disruptions, loss of existing members and difficulty in attracting new members, regulatory problems and increases in administrative expenses.

                        RISKS RELATING TO THIS OFFERING

YOU WILL EXPERIENCE IMMEDIATE AND SIGNIFICANT DILUTION IN THE BOOK VALUE PER SHARE.

     If you purchase our common stock in this offering, you will incur immediate dilution, which means that

     - you will pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities; and


     - the purchasers in the offering will have contributed 46.7% of the total amount to fund us but will own only 23.4% of our outstanding shares.


WE CANNOT GUARANTEE THAT A TRADING MARKET WILL DEVELOP OR BE MAINTAINED FOR OUR COMMON STOCK.

     Prior to this offering there has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become, or whether it will be maintained. The initial public offering price will be determined by negotiation between the representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market. If an active trading market fails to develop or be maintained, you may be unable to sell the shares of common stock purchased in this offering at an acceptable price or at all.

VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT STOCKHOLDERS.

     The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

     - state and federal budget decreases,

     - adverse publicity regarding HMOs,

     - government action regarding Medicaid eligibility,

     - changes in state mandatory Medicaid programs, and

     - general economic conditions, including inflation and unemployment rates.

     All of these factors are beyond our control and may cause the market price of our common stock to decrease regardless of our performance.

     Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. In addition, the stock market in general has been highly volatile recently. During this period of market volatility, the stocks of healthcare companies have also been highly volatile and have recorded lows well below their historical highs. We cannot assure you that our stock will trade at the same levels as the stock of other healthcare companies or that the market in general will sustain its current prices.


WE MAY ALLOCATE THE NET PROCEEDS FROM THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.



     Our business plan is general in nature and is subject to change based upon changing conditions and opportunities. Our management has significant flexibility in applying $44.6 million of the total $64.1 million in net proceeds we expect to receive in this offering. Because this portion of the net proceeds is not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds and you and other stockholders may not agree with our decisions. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds from this offering.


THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

     In connection with this offering, we, our officers and directors and most of our stockholders have agreed not to sell or transfer any shares of common stock for 180 days after completion of this offering without the underwriters' consent. However, the underwriters may release these shares from these restrictions at any time. In evaluating whether to grant such a request, the underwriters may consider a number of factors with a view toward maintaining an orderly market for, and minimizing volatility in the market price of, our common stock. These factors include, among others, the number of shares involved, recent trading volume and prices of the stock, the length of time before the lock-up expires and the reasons for, and the timing of, the request. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock.


     Based on shares outstanding as of June 30, 2000, a total of 13,351,946 shares of common stock may be sold in the public market by existing stockholders 180 days after the date of this prospectus, subject to applicable volume and other limitations imposed under federal securities laws. Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, WHICH COULD INHIBIT STOCKHOLDERS FROM REALIZING A PREMIUM ON THEIR STOCK PRICE.

     Delaware corporate law, state laws to which we are subject and our amended and restated certificate of incorporation and by-laws contain provisions that could have the effect of delaying, deferring, or preventing a change in control of AMERIGROUP that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     - a staggered board of directors, so that it would take three successive annual meetings to replace all directors,

     - prohibition of stockholder action by written consent,

     - advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting, and

     - supermajority vote requirements in connection with business combination transactions and amendments to some of the provisions of our charter.

     In addition, changes of control, generally defined as the acquisition of 10% of our outstanding stock by a person, is often subject to state regulatory notification, and in some cases, prior approval.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are often accompanied by words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "goal," "may," "will," and similar expressions. These statements include, without limitation, statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions and investments and the adequacy of our available cash resources. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.

     Actual results may differ from projections or estimates due to a variety of important factors. Our results of operations and projections of future earnings depend in large part on accurately predicting and effectively managing health benefits and other operating expenses. A variety of factors, including competition, changes in health care practices, changes in federal or state laws and regulations or their interpretations, inflation, provider contract changes, new technologies, government-imposed surcharges, taxes or assessments, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, such as major healthcare providers' inability to maintain their operations, may in the future affect our ability to control our medical costs and other operating expenses. Governmental action or business conditions could result in premium revenues not increasing to offset any increase in medical costs and other operating expenses. Once set, premiums are generally fixed for one year periods and, accordingly, unanticipated costs during such periods cannot be recovered through higher premiums. The expiration, cancellation or suspension of our HMO contracts by the federal and state governments would also negatively impact us. Due to these factors and risks, no assurance can be given with respect to our future premium levels or our ability to control our future medical costs.

     From time to time, legislative and regulatory proposals have been made at the federal and state government levels related to the healthcare system, including but not limited to limitations on managed care organizations (including benefit mandates) and reform of Medicaid. Such legislative and regulatory action could have the effect of reducing the premiums paid to us by governmental programs or increasing our medical costs. We are unable to predict the specific content of any future legislation, action or regulation that may be enacted or when any such future legislation or regulation will be adopted. Therefore, we cannot predict accurately the effect of such future legislation, action or regulation on our business.

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from the sale of the shares of common stock in this offering of $64.1 million, assuming an initial public offering price of $16.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $72.8 million.


     The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public debt and equity markets. As of the date of this prospectus, we have no specific plans to use the net proceeds from this offering other than as set forth below.

     We intend to use the net proceeds of this offering as follows:


     - approximately $12.5 million to redeem our Series E mandatorily redeemable preferred stock,


     - approximately $7.0 million to repay our term loan facility; as of March 31, 2000, $7.7 million was outstanding under the facility, and


     - $44.6 million for general corporate purposes, including potential acquisitions.



     Our Series E mandatorily redeemable preferred stock is redeemable for $4.20 per share plus accrued but unpaid dividends at the time we complete our initial public offering. Otherwise, the Series E mandatorily redeemable preferred stock is redeemable on July 28, 2003. Dividends accrue on our Series E mandatorily redeemable preferred stock whether or not declared. The proceeds from the issuance of the Series E mandatorily redeemable preferred stock were used in connection with the acquisition of the New Jersey Medicaid contract rights and other related assets from Oxford Health Plans and for general corporate purposes.


     Our term loan facility that we are repaying with proceeds from the offering accrues interest at a rate of prime plus 75 basis points per year and matures on April 30, 2003. We borrowed the funds under this facility in November 1999 to obtain a revolving credit facility in addition to a term loan and used the borrowed funds to repay a May 1998 bank loan.

     We have pursued a strategy of acquiring Medicaid and CHIP contract rights and related assets to increase our membership and expand into new service areas. We intend to continue this strategy, and are actively looking for opportunities that will complement our current operations. However, we currently have no commitments or agreements with respect to any such transactions. We also expect a portion of the proceeds to fund working capital to be used to:

     - increase market penetration within our current service areas,

     - pursue opportunities for the development of new markets,

     - expand services and products available to our members, and

     - strengthen our capital base by increasing the statutory capital of our health plan subsidiaries.

     We have not determined the amount of net proceeds to be used specifically for the foregoing purposes, other than for redemption of our Series E mandatorily redeemable preferred stock and repayment of our term loan. Pending any such uses, we intend to invest the net proceeds in interest bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development and operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

     In addition, our ability to pay dividends is dependent on cash dividends from our subsidiaries. State insurance and Medicaid regulations limit the ability of our subsidiaries to pay dividends to us. Also, as long as our credit facility is outstanding, we are not able to pay dividends without the consent of our lenders.

                                 CAPITALIZATION

     The following table shows our cash, cash equivalents, short-term investments and capitalization as of March 31, 2000:

     - on an actual basis, and


     - on an as adjusted basis to give effect to (1) the conversion of each share of our outstanding convertible preferred stock into 0.5 shares of common stock upon the completion of this offering, (2)the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholder and (3) to reflect the issue and sale of 4,400,000 shares of common stock by us in this offering at an assumed initial public offering price of $16.00 per share less estimated underwriting discounts and commissions and estimated offering expenses payable by us and the use of those proceeds to repay debt and redeem our Series E mandatorily redeemable preferred stock. The amounts, as adjusted, also reflect $1.8 million of additional accretion of the Series E preferred stock to the redemption amount and the write-off of $0.2 million of deferred financing costs associated with the repayment of our long-term debt.


     You should read this table in conjunction with the financial statements and the notes to those statements and the other financial information included in this prospectus.


                                                               AS OF MARCH 31, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
                                                              -----------------------
Cash, cash equivalents and short-term investments...........  $154,621     $198,525
                                                              ========     ========
Long-term debt (including current portion)..................  $  7,677     $     --
                                                              --------     --------
Redeemable preferred stock:
  Series E mandatorily redeemable preferred stock, $.01 par
     value, 2,000,000 shares authorized and issued and
     outstanding, actual; no shares authorized or issued and
     outstanding, as adjusted...............................    10,716           --
  Series A convertible preferred stock, $.01 par value,
     8,000,000 shares authorized and issued and outstanding,
     actual; no shares authorized or issued and outstanding,
     as adjusted............................................    14,511           --
  Series B convertible preferred stock, $.01 par value,
     7,025,000 shares authorized and issued and outstanding,
     actual; no shares authorized or issued and outstanding,
     as adjusted............................................    23,710           --
  Series C convertible preferred stock, $.01 par value,
     6,480,000 shares authorized and issued and outstanding,
     actual; no shares authorized or issued and outstanding,
     as adjusted............................................    23,789           --
                                                              --------     --------
          Total redeemable preferred stock..................    72,726           --
                                                              --------     --------
Stockholders' deficit:
  Series D convertible preferred stock, $.01 par value,
     10,000,000 authorized, 3,710,775 shares issued and
     outstanding, actual; no shares authorized or issued and
     outstanding, as adjusted...............................        37           --
  Preferred stock, $.01 par value, no shares authorized or
     issued and outstanding, actual; 10,000,000 authorized,
     no shares issued and outstanding, as adjusted..........        --           --
  Common stock, $.01 par value, 60,000,000 shares
     authorized, 648,820 shares issued and outstanding,
     actual; 100,000,000 shares authorized, 18,781,707
     shares issued and outstanding, as adjusted.............        11          192
Additional paid-in capital..................................    19,974      145,921
Retained earnings...........................................   (27,216)     (29,201)
Deferred compensation.......................................    (1,390)      (1,390)
                                                              --------     --------
          Total stockholders' deficit.......................    (8,584)     115,522
                                                              --------     --------
          Total capitalization..............................  $ 71,819     $115,522
                                                              ========     ========

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock after this offering.


     Our pro forma net tangible book value as of March 31, 2000, after giving effect to the conversion of all of our outstanding preferred stock into shares of common stock and the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders was $33.4 million or $2.32 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. Assuming the sale by us of shares of common stock in this offering at an assumed initial public offering price of $16.00 per share, our pro forma net tangible book value as of March 31, 2000 would have been $95.7 million, or $5.09 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.77 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $10.91 per share to new investors purchasing shares in this offering.


     "Dilution per share" represents the difference between the price per share to be paid by new investors and the pro forma net tangible book value per share immediately after this offering. The following table illustrates this dilution on a per share basis:


Assumed initial public offering price per share.............           $16.00
Pro forma net tangible book value per share as of March 31,
  2000......................................................  $2.32
Increase per share attributable to this offering............   2.77
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................             5.09
                                                                       ------
Dilution per share to new investors.........................           $10.91
                                                                       ======



     The following table summarizes on a pro forma basis as of March 31, 2000, after giving effect to the conversion of all outstanding shares of convertible preferred stock and the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders on the closing of this offering, the number of shares of stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, based upon an assumed initial public offering price of $16.00 per share for shares purchased in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses:



                                 SHARES PURCHASED       TOTAL CONSIDERATION
                               ---------------------    -------------------    AVERAGE PRICE
                                 AMOUNT      PERCENT     AMOUNT     PERCENT      PER SHARE
                               ----------    -------    --------    -------    -------------
Existing stockholders........  14,381,707       76.6%   $ 80,274       53.3%      $ 5.58
New investors................   4,400,000       23.4      70,400       46.7%       16.00
                               ----------    -------    --------    -------
          Total..............  18,781,707      100.0%   $150,674      100.0%      $ 8.02
                               ==========    =======    ========    =======


     The above discussion and tables assume no exercise of stock options and warrants, except as described above, after March 31, 2000 and give effect to the conversion of all shares of our convertible preferred stock outstanding as of that date into common stock and the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders upon completion of this offering. As of March 31, 2000, we had outstanding options to purchase a total of 966,581 shares of common stock at a weighted average exercise price of $1.25 per share and warrants, except as described above, to purchase a total of 25,000 shares of common stock at a weighted average exercise price of $3.00 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in connection with, and are qualified by reference to, the financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, and the consolidated balance sheet data at December 31, 1995, 1996, 1997, 1998 and 1999 are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent certified public accountants. The consolidated statements of operations data for the three months ended March 31, 1999 and March 31, 2000 and the consolidated balance sheet data at March 31, 1999 and 2000 have been derived from our unaudited financial statements. These unaudited financial statements have been prepared on substantially the same bases as the audited financial statements and include adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year.


                                                                                             Three months ended
                                               Year ended December 31,                           March 31,
                              ----------------------------------------------------------   ----------------------
                                1995        1996        1997       1998(a)     1999(b)       1999         2000
                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
                                                 (Dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Premium...................  $      --   $  22,938   $  64,878   $ 186,790   $  392,296   $  60,004   $  147,654
  Investment income.........        429         856       2,184       3,389        6,404       1,183        2,710
                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
  Total revenues............        429      23,794      67,062     190,179      398,700      61,187      150,364
                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
Expenses:
  Health benefits...........         --      21,214      55,340     155,877      334,192      50,896      118,332
  Selling, general and
    administrative..........      4,317      13,020      19,920      29,166       52,846       8,712       17,088
  Depreciation and
    amortization............        100         437         652       1,197        3,635         420        1,360
  Interest..................         --          --          --         483          811         211          201
                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
  Total expenses............      4,417      34,671      75,912     186,723      391,484      60,239      136,981
                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
  Income (loss) before
    income taxes............     (3,988)    (10,877)     (8,850)      3,456        7,216         948       13,383
  Income tax (benefit)
    expense.................         --          --          --          --       (4,100)         --        5,535
                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
  Net income (loss).........     (3,988)    (10,877)     (8,850)      3,456       11,316         948        7,848
  Accretion of redeemable
    preferred stock
    dividends...............      1,663       3,472       5,740       6,126        7,284       1,820        1,820
                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
  Net income (loss)
    attributable to common
    shareholders............  $  (5,651)  $ (14,349)  $ (14,590)  $  (2,670)  $    4,032   $    (872)  $    6,028
                              =========   =========   =========   =========   ==========   =========   ==========
  Basic net income (loss)
    per share...............  $  (11.30)  $  (28.67)  $  (28.29)  $   (5.07)  $     7.11   $   (1.65)  $     9.35
                              =========   =========   =========   =========   ==========   =========   ==========
  Diluted net income (loss)
    per share...............  $  (11.30)  $  (28.67)  $  (28.29)  $   (5.07)  $     0.66   $   (1.65)  $     0.48
                              =========   =========   =========   =========   ==========   =========   ==========
  Weighted average number of
    shares outstanding......    500,064     500,500     515,750     526,651      567,146     529,136      644,786
                              =========   =========   =========   =========   ==========   =========   ==========
  Weighted average number of
    shares and potential
    dilutive common shares
    outstanding.............    500,064     500,500     515,750     526,651   14,695,324     529,136   15,681,194
                              =========   =========   =========   =========   ==========   =========   ==========

                                                             DECEMBER 31,                           MARCH 31,
                                       ---------------------------------------------------------    ---------
                                        1995        1996        1997       1998(a)      1999(b)       2000
                                       -------    --------    --------    ----------    --------    ---------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents and
    short-term investments...........  $16,484    $ 34,064    $ 35,904     $ 86,987     $166,218    $154,621
  Total assets.......................   18,893      37,171      40,498       89,779      222,321     216,947
  Long-term debt (including current
    portion).........................       --          --          --       10,000        8,010       7,677
  Total liabilities..................      866      13,821      25,992       78,551      166,426     152,805
  Redeemable preferred stock.........   23,684      43,356      49,096       59,422       70,906      72,726
  Stockholders' deficit..............   (5,657)    (20,006)    (34,590)     (36,604)     (15,011)     (8,584)


---------------
(a) Membership increased from 41,000 at December 31, 1997 to 113,000 at December 31, 1998 primarily due to the purchase of the New Jersey Medicaid contract rights and related assets from Oxford Health Plans (which was accounted for as a purchase), adding approximately 27,000 members and an increase of 40,000 members in Houston due to the commencement of two new contracts.

(b) Membership increased from 113,000 at December 31, 1998 to 268,000 at December 31, 1999 due to the purchase of the Maryland and the District of Columbia Medicaid contract rights and related assets from Prudential Health Care, adding approximately 91,000 members (which was accounted for as a purchase) with the balance of the increase due to internal growth from existing contracts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements based upon current expectations and related to future events and our future financial performance that involve risks and uncertainties. Our actual results and timing of events could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors," "Forward-Looking Statements," "Business" and elsewhere in this prospectus.

GENERAL

     We were founded in December 1994. Our objective is to become the leading managed care organization in the United States focused on Medicaid, CHIP and uninsured populations.

     - During 1994 and 1995, we were involved primarily in financial planning, recruiting and training personnel, developing products and markets, forming and licensing our subsidiaries to be HMOs, and negotiating contracts with various state governments.

     - During 1996, we began enrolling Medicaid members in our New Jersey and Illinois health plans, and won a bid in Texas to enroll members in our Forth Worth plan.

     - In 1997 we won a bid to enroll members in our Houston plan.

     - In 1998 we acquired the New Jersey Medicaid line of business from Oxford Health Plan (NJ), significantly expanding our presence in that state.

     - In June and August 1999, we began operations in Maryland and the District of Columbia, respectively, as a result of our acquisition of Prudential Health Care's Medicaid contract rights and other related assets.

     - In July 1999 we also won a bid to enroll members in our Dallas plan.

     The following table sets forth the approximate number of our members in each of our service areas for the periods presented.

                                                  DECEMBER
                                   --------------------------------------       MARCH
MARKET                              1996      1997      1998       1999         2000
------                             ------    ------    -------    -------    -----------
Fort Worth.......................  21,000    24,000     23,000     33,000       35,000
Houston..........................      --     2,000     42,000     40,000       42,000
Dallas...........................      --        --         --     34,000       34,000
New Jersey.......................  10,000    10,000     38,000     46,000       48,000
Maryland.........................      --        --         --     83,000       86,000
District of Columbia.............      --        --         --     12,000       12,000
Illinois.........................   2,000     5,000     10,000     20,000       20,000
                                   ------    ------    -------    -------      -------
Total............................  33,000    41,000    113,000    268,000      277,000
                                   ======    ======    =======    =======      =======
Percentage growth over prior
  period.........................     N/A      24.2%     175.6%     137.2%

     We generate revenues primarily from premiums we receive from the states in which we operate to provide health benefits to our members. We also generate revenues from investments. We generally receive a fixed premium per member per month to provide healthcare benefits to our members pursuant to our contracts with four states and the District of Columbia. We generally receive premiums in advance of providing services, and recognize premium revenue during the period in which we are obligated to provide services to our members.

     Our operating expenses include expenses related to health benefits; selling, general and administrative costs; interest; and depreciation and amortization. Selling, general and administrative costs include direct and indirect expenses. Direct expenses are those incurred to ensure delivery of services to our members. Most of these services are typically replicable processes that can be delivered to all of our health plans more efficiently and effectively from our Virginia service center. The major centralized functions that are considered to generate direct expenses are member and provider services, claims processing and enrollment. Staffing in these areas is directly related to the number of members we are managing. Direct costs are also incurred in the field at the local health plan. Indirect expenses are generated by corporate governance for strategic direction, quality assurance, medical oversight, national branding, product development, mergers and acquisitions, legal, regulatory compliance, human resources, information technology, finance, and network development. These functions are located in Virginia and the costs associated with them do not increase directly as membership increases.

     Our results of operations depend on our ability to effectively manage expenses related to health benefits and accurately predict costs incurred. Expenses related to health benefits have two components: direct medical expenses and medically related administrative costs. Direct medical expenses include fees paid to hospitals, physicians and providers of ancillary medical services, such as pharmacy, laboratory, radiology, dental and vision. Medically related administrative costs include expenses related to services such as health promotion, quality assurance, case management, disease management and 24 hour on-call nurses. Direct medical expenses also include estimates of medical expenses incurred but not yet reported, or IBNR. For the three months ended March 31, 2000, approximately 76% of our direct medical payments related to fees paid on a fee-for-service basis to our primary care physicians, specialist physicians and ancillary providers. The balance related to fees paid on a capitation, or fixed-fee, basis. Primary care and specialist physicians not paid on a capitated basis are paid on a maximum allowable fee schedule set forth in the contracts with our providers. We reimburse hospitals on a negotiated fixed dollar amount per day or an agreed upon percent of their standard charges. In Maryland, the state sets the amount reimbursed to hospitals.


     Monthly, we estimate our IBNR based on a number of factors, including authorization data and prior claims experience. Authorization data is information captured in the Company's medical management system, which identifies services requested by providers or members and approved by medical management. The medical cost related to these authorizations is estimated by pricing the approved services using contractual or historical amounts adjusted for known variables such as historical claims trends. These estimated costs are included as a component of IBNR. As part of this review, we also consider the costs to process medical claims, and estimates of amounts to cover uncertainties related to fluctuations in claims payment patterns, membership, products, and authorization trends. These estimates are adjusted as more information becomes available. We utilize the services of independent actuarial consultants who are contracted to review our estimates quarterly. We believe that our process for estimating IBNR is adequate. However, there can be no assurance that healthcare claim costs will not exceed such estimates.

RESULTS OF OPERATIONS

     The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.


                                                                           THREE MONTHS
                                                     YEAR ENDED               ENDED
                                                    DECEMBER 31,            MARCH 31,
                                              ------------------------    --------------
                                               1997     1998     1999     1999     2000
                                              ------    -----    -----    -----    -----
Premium revenue.............................    96.7%    98.2%    98.4%    98.1%    98.2%
Investment income...........................     3.3      1.8      1.6      1.9      1.8
                                              ------    -----    -----    -----    -----
Total revenues..............................   100.0    100.0    100.0    100.0    100.0
Health benefits(1)..........................    85.3     83.5     85.2     84.8     80.1
Selling, general and administrative
  expenses..................................    29.7     15.3     13.3     14.2     11.4
Income (loss) before income taxes...........   (13.2)     1.8      1.8      1.5      8.9
Income tax benefit (expense)................      --       --      1.0       --     (3.7)
Net income (loss)...........................   (13.2)     1.8      2.8      1.5      5.2


---------------
(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

     Revenues

     Premium revenue for the three months ended March 31, 2000 increased 146.1% to $147.7 million from $60.0 million for the three months ended March 31, 1999. The $87.7 million increase was principally due to the growth in membership from the acquisitions from Prudential Health Care ($55.4 million) and commencing service in Dallas ($12.7 million) which occurred in the second and third quarters of 1999, respectively, with the balance of the increase due to internal growth. Total membership increased 134.7% to 277,000 as of March 31, 2000 from 118,000 as of March 31, 1999.

     Investment income for the three months ended March 31, 2000 increased 129.1% to $2.7 million from $1.2 million for the three months ended March 31, 1999. The $1.5 million increase was due to an 87.4% increase in cash and investments as of March 31, 2000 compared to March 31, 1999. The higher cash levels resulted from increases in the amount of premiums received during 1999 versus the timing of the payment of the related health benefits.

     Health benefits


     Expenses relating to health benefits for the three months ended March 31, 2000 increased 132.5% to $118.3 million from $50.9 million for the three months ended March 31, 1999. The $67.4 million increase was primarily due to the increase in membership. The health benefits ratio, as a percentage of premium revenue, for the three months ended March 31, 2000 was 80.1% compared to 84.8% for the three months ended March 31, 1999. The three months ended March 31, 2000 reflect a $1.6 million decrease in expenses related to health benefits due to a provider contract amendment. In 1998, we commenced the renegotiation of a risk arrangement with a provider to, among other things, more equitably allocate the risk among the parties. The contract amendment, which released us from a $1.6 million liability, was executed in March 2000 retroactive to September 1, 1998, decreasing the recorded liability to $400,000.


     The incidence of respiratory conditions and influenza reported in the first quarter of 2000 was less than in the first quarter of 1999. This, among other factors, contributed to the 4.7% improvement in our health benefits ratio for the first quarter of 2000 from the first quarter of 1999.

     Selling, general and administrative expenses


     Selling, general and administrative expenses for the three months ended March 31, 2000 increased 96.1% to $17.1 million from $8.7 million for the three months ended March 31, 1999. The $8.4 million increase was primarily due to an increase in wages and related expenses for additional staff ($3.9 million), and fees for additional third-party contractors ($2.8 million) to support our increased membership. The increase was also due in part to an increase in the experience rebate expense ($1.2 million) where our profits exceeded specified levels in Texas for the contract period commencing September 1, 1999. The experience rebate payable is estimated and recorded monthly on a contract-to-date basis. However, our selling, general and administrative expenses ratio decreased to 11.1% for the three months ended March 31, 2000 from 14.2% for three months ended March 31, 1999 as a result of economies of scale and our indirect costs being spread over a larger membership base.


     Interest expense

     Interest expense was $201,000 for the three months ended March 31, 2000 compared to $211,000 for the three months ended March 31, 1999 because we repaid $2.0 million of our long-term debt. Our long-term debt, including the current portion, was $9.7 million as of March 31, 1999 as compared to $7.7 million as of March 31, 2000.

     Provision for income taxes

     In the first quarter of 2000 we recorded $5.5 million of income tax expense as a result of an effective 40.2% tax rate. While we eventually recorded a tax benefit for 1999, no income tax benefit was recorded in the first quarter of 1999 because we had not yet determined that it was more likely than not that the benefits of our net operating losses could be realized.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues

     Premium revenue for 1999 increased 110.0% to $392.3 million from $186.8 million for 1998. The $205.5 million increase was due to the 137.2% increase in membership. Membership increased to 268,000 as of December 31, 1999 from 113,000 as of December 31, 1998. The increase in 1999 is due to the acquisition of the Medicaid contracts and related assets from Prudential Health Care adding approximately 79,000 members ($113.7 million of premium revenue) in Maryland on June 1, 1999 and 12,000 members ($7.9 million of premium revenue) in the District of Columbia on August 1, 1999, with the balance of the increase due to internal growth.

     Investment income increased 89.0% to $6.4 million for 1999 from $3.4 million for 1998. The $3.0 million increase was due to higher cash levels available for investment and higher yields in 1999.

     Health benefits

     Expenses related to health benefits increased 114.4% to $334.2 million for 1999 from $155.9 million for 1998. The $178.3 million increase was primarily due to the 137.2% increase in membership. The health benefits ratio for 1999 increased to 85.2% from 83.5% for 1998. The higher health benefits ratio in 1999 was due to higher initial health benefit costs related to the Medicaid contracts and other assets acquired from Prudential Health Care in Maryland and the District of Columbia. Excluding the health benefits ratio for Maryland and the District of

Columbia, our health benefits ratio would have been 77.1% for 1999. From the date of acquisition to year end, the health benefits ratio for the Maryland business acquired from Prudential Health Care was approximately 103.3%. When we acquired the Medicaid contracts and other related assets in Maryland and the District of Columbia, we began implementing initiatives to improve the health benefits ratios of those businesses. We have a process for identifying, evaluating and implementing initiatives that improve the health benefits ratio for new and existing markets. These initiatives include adjusting fee schedules, implementing medical management and case management activities related to hospital utilization, utilization of a specialty contractor for neonatal medical management of extremely ill newborns, entering into capitated arrangements for ancillary services such as dental, substance abuse and vision and improving our pharmacy services. These initiatives have been implemented or are in process and are expected to be substantially completed before the end of 2000.


     Selling, general and administrative expenses

     Selling, general and administrative expenses for 1999 increased 81.2% to $52.8 million from $29.2 million for 1998. The $23.6 million increase was primarily due to an increase in wages and related expenses for additional staff, and fees for additional third party contractors to support our increased membership. The selling, general and administrative expenses ratio decreased to 13.3% for 1999 from 15.3% for 1998. This decrease is a result of spreading indirect expenses over a larger membership base.

     Interest expense

     Interest expense increased 67.9% to $811,000 for 1999 from $483,000 for 1998. This $328,000 increase was due to our term loan in the original amount of $10 million being outstanding for a full year in 1999 as opposed to being outstanding for a part of 1998. We borrowed the funds under this facility in May 1998.

     Provision for income taxes

     Due to increased 1999 net income and sustained net income for 1999 and 1998, it became apparent that it was more likely than not that the benefits of the net operating losses would be realized. Therefore, we reversed our valuation allowance established against our deferred tax assets, which resulted in an income tax benefit of $4.1 million.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues

     Premium revenue for 1998 increased 187.9% to $186.8 million from $64.9 million for 1997. The $121.9 million increase was due to membership growth of $73.2 million and increased average premium yield of $48.7 million. Total membership increased 175.6% to approximately 113,000 as of December 31, 1998 from approximately 41,000 as of December 31, 1997.

     Our primary increases in membership were in our New Jersey and Texas health plans. Our New Jersey health plan grew as a result of the acquisition of the Medicaid contracts and related assets from the Oxford Health Plans on July 1, 1998, adding approximately 27,000 members. The increase in Texas of approximately 40,000 members was the result of the commencement of one Houston contract in December 1997 and a second Houston contract in January 1998.

     Investment income increased 55.2% to $3.4 million for 1998 from $2.2 million for 1997. The $1.2 million increase was primarily due to increased cash available for investment.

     Health benefits


     Expenses related to health benefits increased 181.7% to $155.9 million for 1998 from $55.3 million for 1997. The $100.6 million increase was primarily due to the 175.6% increase in membership. The health benefits ratio for 1998 decreased to 83.5% from 85.3% for 1997. The health benefits ratio improvement can be attributed to the favorable impact of medical cost management initiatives. The types of medical cost initiatives that improved the health benefits ratio from 1997 to 1998 included implementing disease management programs, implementing medical management activities related to hospital utilization, utilization of a specialty contractor for neonatal medical management of extremely ill newborns, improving our pharmacy services and contracting and recontracting with providers to improve our network. All of these initiatives have been fully implemented.


     Selling, general and administrative expenses

     Selling, general and administrative expenses for 1998 increased 46.4% to $29.2 million from $19.9 million for 1997. The $9.3 million increase was primarily due to an increase in wages and related expenses for additional staff to support our increased membership. The selling, general, and administrative expenses ratio decreased to 15.3% for 1998 from 29.7% for 1997. Selling, general and administrative expenses were spread over a larger membership and higher premium levels. Furthermore, in 1997, we were putting in place infrastructure for the anticipated growth of membership in advance of commencing operations.

     Interest expense

     In May 1998, we borrowed $10.0 million under a term loan facility. As a result, interest expense was $483,000 for 1998 compared to zero for 1997.

     Provision for income taxes

     No income tax expense or benefit was recorded in 1998 and 1997. We recorded a valuation allowance to defer recognition of the benefit until it was more likely than not that the benefit would be realized.

SELECTED QUARTERLY OPERATING RESULTS

     The following table sets forth unaudited quarterly results of our operations for each of the quarters in the year ended December 31, 1999 and for the quarter ended March 31, 2000. This information has been prepared on the same basis as the consolidated financial statements and, in the opinion of our management, reflects adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The unaudited quarterly operating results are not necessarily indicative of future results of operation. This data should be read in conjunction with our consolidated financial statements and related notes included in this prospectus.


                                                                            THREE MONTHS ENDED
                                         ----------------------------------------------------------------------------------------
                                         MARCH 31, 1999   JUNE 30, 1999   SEPTEMBER 30, 1999   DECEMBER 31, 1999   MARCH 31, 2000
                                         --------------   -------------   ------------------   -----------------   --------------
                                                                        (IN THOUSANDS)(UNAUDITED)
Premium revenue........................     $60,004          $77,120           $118,706            $136,466           $147,654
Investment income......................       1,183            1,252              1,695               2,274              2,710
Health benefits........................      50,896           66,121            102,439             114,736            118,332
Selling, general and administrative
  expenses.............................       8,712           11,291             13,029              19,814             17,088
Income before income taxes.............         948               67              3,540               2,661             13,383

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have principally financed our operations and growth through private equity offerings and internally generated funds. We generate cash from premium revenue derived from Medicaid contracts with the states and investment income. Our primary uses of cash include the payment of expenses related to health benefits and selling, general and administrative expenses. In addition, we may need to raise capital from time to time to fund planned geographic and product expansion, for computer system enhancements, for necessary regulatory reserves and for acquisitions of healthcare businesses. We receive premium revenue in advance of payment of claims for related healthcare services.

     Our investment policies are designed to provide liquidity, preserve capital and maximize total return on invested assets. As of December 31, 1999 and March 31, 2000, our investment portfolio consisted primarily of fixed-income securities. The average maturity is under six months. Cash is invested in investment vehicles such as municipal bonds, commercial paper, U.S. government backed agencies, and U.S. Treasury instruments. The states in which we operate prescribe the types of instruments in which our subsidiaries may invest their cash. The average portfolio yield as of March 31, 2000 was approximately 6.0%.

     Net cash provided by operations increased from $3.4 million in 1997 to $37.7 million in 1998 and to $95.2 million in 1999. The growth is primarily due to membership growth, the receipt of premium revenue in advance of payment for health benefits and improved profitability. Net cash used by operations for the three months ended March 31, 2000 was $9.5 million, primarily due to the early receipt of January premiums in December 1999 in anticipation by some of the states in which we operate of potential year 2000 issues, which did not occur, partially offset by an increase in claims payable.

     Net cash flows used in investing activities were $1.6 million in 1997 compared to $9.9 million in 1998. The increase in 1998 was primarily due to the purchase of the New Jersey Medicaid contracts and related assets from Oxford Health Plans in July 1998 for $5.5 million and the $2.8 million purchase of equipment and software. In 1999 net cash flows used for investing activities were $77.5 million resulting from net purchase of investments of $64.6 million, net purchase of investments on deposit for licensure of $7.3 million, and $5.6 million for the purchase of property, equipment, software, contract rights and related assets. For the three months ended March 31, 2000, net cash used in investing activities was $7.4 million. This was primarily due to the $1.5 million purchase of property, equipment and software and $5.9 million of purchased investments and investments on deposits for licensure greater than the proceeds from the sale of investments and investments on deposit for licensure. From January 1997 through March 31, 2000, we invested approximately $10.4 million in property, equipment and software to service increasing membership.

     Net cash flows provided by financing activities were $14.7 million in 1998 due to net term loan proceeds of $9.9 million and $4.8 million net proceeds from the issuance of Series E mandatorily redeemable preferred stock and warrants. In 1999, net cash flows provided by financing activities were $2.9 million due to proceeds of $5.0 million from the issuance of additional Series E mandatorily redeemable preferred stock and warrants and proceeds of $8.1 million on a new term loan offset by the debt repayment of our May 1998 term loan. For the three months ended March 31, 2000, net cash used in financing activities was $325,000, of which $333,000 was for debt repayment offset by proceeds of $8,000 received from the exercise of stock options.

     At March 31, 2000, we had working capital of $27.4 million as compared to working capital of $19.6 million and $23.1 million at December 31, 1998 and 1999, respectively. We have been able to generate cash from operations since 1996 primarily due to receipt of premium revenue in advance of the payment of claims for health benefits.

     At March 31, 2000, December 31, 1998, and December 31, 1999, cash and cash equivalents were $81.7 million, $78.4 million, and $99.0 million, respectively.

     On November 9, 1999, we entered into a loan and security agreement with two banks to obtain a $16.5 million debt facility, consisting of a term loan of $9.0 million and a revolving loan commitment of $7.5 million. We used the funds borrowed under the term loan to retire the term loan entered into in May 1998. The term loan and revolver are secured by cash and cash equivalents, accounts receivable, property and equipment, and other assets. The principal on the term loan bears interest at a rate equal to the prime rate plus 0.75%. The effective interest rate was 9.75% at March 31, 2000. Under the agreement, we must comply with financial covenants relating to a fixed charge coverage ratio, consolidated leverage ratio, debt to capitalization ratio, quick ratio and medical expense ratio. As of March 31, 2000, we were in compliance with these covenants. As of March 31, 2000, there was $7.7 million outstanding under the term loan portion and there were no outstanding borrowings on the revolver portion of the facility, of which $7.5 million remains available.

     In July 1998, we issued 1,000,000 shares of our Series E mandatorily redeemable preferred stock and warrants to purchase 562,500 shares of our common stock for an aggregate $5.0 million. On January 20, 1999, we issued an additional 1,000,000 shares of Series E mandatorily redeemable preferred stock and warrants to purchase an additional 562,500 shares of our common stock for an additional $5.0 million. We have accrued dividends on the redeemable preferred stock but those dividends have not been paid. Any payment of dividends requires approval by our lenders. The Series E mandatorily redeemable preferred stock is mandatorily redeemable upon consummation of this offering for $12.5 million.

     Our subsidiaries are required to maintain minimum capital requirements prescribed by various state agencies, including the departments of insurance in each of the states in which we operate. As of March 31, 2000, our subsidiaries were in compliance with all minimum capital requirements. Barring any change in regulatory requirements, we believe that we will continue to be in compliance with these requirements at least through the end of this year.

     We believe that internally generated funds and the proceeds from this offering will be sufficient to fund continuing operations, capital expenditures, and to increase our market penetration in our existing markets and expand into new service areas for at least 12 months following this offering.

     As of March 31, 2000, we had planned capital and software commitments of $3.5 million for property and equipment. Our capital and software expenditure plan for 2000 is $11.8 million, of which we had spent approximately $1.5 million as of March 31, 2000.

REGULATORY CAPITAL AND DIVIDEND RESTRICTIONS

     Our operations are conducted through our wholly-owned subsidiaries, which include HMOs and one managed care organization, or MCO. HMOs and MCOs are subject to state regulations that, among other things, may require the maintenance of minimum levels of statutory capital, as defined by each state, and restrict the timing, payment and amount of dividends and other distributions that may be paid to their stockholders.

     As of March 31, 2000, our subsidiaries had aggregate statutory capital and surplus of approximately $26.8 million, compared with the required minimum aggregate statutory capital and surplus requirements of approximately $10.6 million.

     The National Association of Insurance Commissioners has adopted rules which, to the extent that they are implemented by the states, will set new minimum capitalization requirements for insurance companies, HMOs and other entities bearing risk for healthcare coverage. The requirements take the form of risk-based capital rules. The change in rules for insurance companies became effective as of December 31, 1998. The new HMO rules, which may vary from state to state, are currently being considered for adoption. Illinois and Texas adopted various forms of the rules as of December 31, 1999. The HMO rules, if adopted by other states in their proposed form, may increase the minimum capital required for our subsidiaries.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     As of March 31, 2000, we had short-term investments of $69.9 million. These short-term investments consist of highly liquid investments with maturities between three and twelve months. These investments are subject to interest rate risk and will decrease in value if market rates increase. We have the ability to hold these short-term investments to maturity, and as a result, we would not expect the value of these investments to decline significantly as a result of a sudden change in market interest rates. Declines in interest rates over time will reduce our investment income.


INFLATION

     Although the general rate of inflation has remained relatively stable and healthcare cost inflation has stabilized in recent years, the national healthcare cost inflation rate still exceeds the general inflation rate. We use various strategies to mitigate the negative effects of healthcare cost inflation. Specifically, our health plans try to control medical and hospital costs through contracts with independent providers of healthcare services. Through these contracted care providers, our health plans emphasize preventive healthcare and appropriate use of specialty and hospital services.

     While we currently believe our strategies to mitigate healthcare cost inflation will continue to be successful, competitive pressures, new healthcare and pharmaceutical product introductions, demands from healthcare providers and customers, applicable regulations or other factors may affect our ability to control the impact of healthcare cost increases.

                                    BUSINESS

OVERVIEW

     We are a multi-state managed healthcare company focused on providing healthcare services to people eligible to receive Medicaid and CHIP benefits. Unlike many managed care organizations that attempt to serve the general population, as well as Medicare and Medicaid populations, we are focused exclusively on the Medicaid and CHIP populations. We do not offer Medicare or commercial products. In general, as compared to commercial or Medicare populations, our target population is younger, accesses healthcare in an inefficient manner, and has a greater percentage of medical expenses related to obstetrics, diabetes and respiratory conditions. We believe that we are better qualified and positioned than many of our competitors to meet the unique needs of our target populations because of our single focus on providing managed care to these populations, our strong government relationships, medical management programs, and our community-based education and outreach programs. We design our programs to address the particular needs of our members, for whom we provide Medicaid benefits pursuant to an agreement with the applicable regulatory authority. We combine medical, social and behavioral health services to help our members obtain quality healthcare. Our success in establishing and maintaining strong relationships with state governments, providers, and members has enabled us to win new contracts and to establish a leading market position in many of the markets we serve. We provide an array of products to members in Texas, New Jersey, Maryland, the District of Columbia and Illinois. As of March 31, 2000, we had approximately 277,000 members.

     Providers are hospitals, physicians and ancillary medical programs which provide medical services to our members. Members are said to be "enrolled" with our health plans to receive benefits. Accordingly, our total membership is generally referred to as our enrollment.

     We were incorporated in Delaware on December 9, 1994 as AMERICAID Community Care by a team of experienced senior managers led by Jeffrey L. McWaters, our Chairman and Chief Executive Officer. During 1994 through 1995, we were involved primarily in financial planning, recruiting and training personnel, developing products and markets, and negotiating contracts with various state governments. During 1996, we began enrolling Medicaid members in our Texas, New Jersey and Illinois HMOs and in 1997, we won a bid to enroll members in our Houston plan. In 1998, we acquired the New Jersey Medicaid contract rights and other related assets from Oxford Health Plans. In 1999, we began operating in Maryland and the District of Columbia, and won a bid to enroll members in our Dallas plan. Our operations in Maryland and the District of Columbia are the result of acquiring contract rights from Prudential Health Care. The assets purchased consist of Prudential's rights to provide managed care services to members in those two jurisdictions and the assignment of Prudential's contracts with healthcare providers.

MARKET OPPORTUNITY

  EMERGENCE OF MANAGED CARE

     Healthcare in the United States has grown from a $27 billion industry in 1960 to a highly-regulated market of approximately $1 trillion in 1998, according to the federal government's Health Care Financing Administration, or HCFA. In response to the dramatic increases in healthcare-related costs in the late 1960s, Congress enacted the Federal Health Maintenance Organization Act of 1973, a statute designed to encourage the establishment and expansion of care and cost management. The private sector responded to this legislation by forming health maintenance organizations, or HMOs. These HMOs were intended to address the needs of employers, insurers, government entities and healthcare providers who sought a cost-effective alternative to traditional indemnity insurance. Since the establishment of HMOs, enrollment has increased more than thirteen-fold from 6 million in 1976 to nearly 79 million in 1998. Over that time, many HMOs have been formed to focus on a specific or specialty population of healthcare such as commercial plans for employees, Medicare, Medicaid, dental care, and behavioral healthcare. Additionally, HMOs have been formed in a variety of sizes, from small community-based plans to multi-state organizations.

     Despite these efforts to organize care delivery, the costs associated with medical care have continued to increase. As a result, it has become increasingly important for HMOs to know the populations they serve in order to develop an infrastructure and programs tailored to the medical and social profiles of their members.

  MEDICAID AND CHIP PROGRAMS

     Medicaid, a state administered program, was enacted in 1965 to make federal matching funds available to all states for the delivery of healthcare benefits to eligible individuals, principally those with incomes below specified levels who meet other state specified requirements. The federal government funds at least half of the costs of Medicaid in each state. However, it may fund more, depending on the state's per capita income. By contrast, Medicare is a program administered by the federal government and is made available to the aged and disabled.

     Most states determine threshold Medicaid eligibility by reference to other federal financial assistance programs including:

     - Temporary Assistance to Needy Families, or TANF, and

     - Supplemental Security Income, or SSI.

     TANF provides assistance to low-income families with children and was adopted to replace the Aid to Families with Dependent Children program. SSI is a federal program that provides assistance to low-income aged, blind or disabled individuals. However, states can broaden eligibility criteria.

     CHIP is a recently developed federal/state matching program which provides healthcare coverage to children not otherwise covered by Medicaid or other insurance programs. CHIP enables a segment of the large uninsured population in the United States to receive healthcare benefits. States have the option of administering CHIP through their Medicaid programs.

     In 1998, according to information published by HCFA, Medicaid covered more than 40.6 million individuals, as follows:

                                     FEDERAL-ASSISTANCE
NUMBER              CATEGORY         PROGRAM REFERENCE
------        --------------------   ------------------
19.0 million  children                  TANF
 7.9 million  adults, mostly women      TANF
 6.6 million  disabled                   SSI
 4.0 million  individuals over 64        SSI
 3.2 million  other                      N/A

     Nationally, approximately 59% of Medicaid spending is directed toward hospital, physician and other acute care services, and the remaining approximately 41% is for nursing home and other long-term care. In general, inpatient and emergency room utilization tends to be higher within the Medicaid population than among the general population because of the inability to afford access to a primary care physician leading to the postponement of treatment until acute care is required.

     The highest healthcare expenses for the Medicaid population include:

     - obstetrics,

     - respiratory illness,

     - diabetes,

     - neonatal care, and

     - HIV/AIDS.


     In 1997, the federal government spent $90.8 billion on Medicaid and states spent an additional $70.4 billion. Over the six-year period from 1999 to 2004, the Congressional Budget Office estimates that federal Medicaid spending will grow at approximately 7.9% per year. Key factors driving Medicaid spending include:


     - number of eligible individuals who enroll,

     - price of medical and long-term care services,

     - use of covered services,

     - state decisions regarding optional services and optional eligibility groups, and

     - effectiveness of programs to reduce costs of providing benefits, including managed care.


     In addition, we expect that spending for CHIP will increase as a result of funds becoming available to the states from settlements of government litigation with tobacco companies and the federal government's current initiative to decrease the number of uninsured individuals. In the states in which we operate, only Texas has made a final determination to use a portion of the funds from tobacco litigation settlements for CHIP programs. In addition, based on a recent press release issued by the Office of the Governor, we believe that New Jersey will allocate a portion of the tobacco litigation settlement funds to a state-sponsored healthcare coverage program for parents of CHIP eligible children. We do not believe that the settlements entered into by the other states in which we operate require the use of these funds for CHIP programs.


  MEDICAID MANAGED CARE

     Historically, the traditional Medicaid programs made payments directly to providers after delivery of care. Under this approach, recipients received care from disparate sources, as opposed to being cared for in a systematic way. As a result, care for routine needs was often accessed through emergency rooms or not at all. The delivery of episodic healthcare under the traditional Medicaid program limited the ability of the states to provide quality care, implement preventive measures and control healthcare costs. Federal Medicaid spending grew at an average annual rate of 19.6% between 1988 and 1993, prior to the widespread use of managed care for Medicaid benefits.

     Over the past decade, in response to rising healthcare costs and in an effort to ensure quality healthcare, the federal government has expanded the ability of state Medicaid agencies to explore, and, in some cases, mandate the use of managed care for Medicaid beneficiaries. If Medicaid managed care is not mandatory, individuals entitled to Medicaid may choose either the traditional Medicaid program or a managed care plan, if available. According to information published by HCFA, from 1993 to 1998, managed care enrollment among Medicaid beneficiaries increased more than three-fold. As of 1998, most states had adopted some form of a mandatory Medicaid managed care program.

THE AMERIGROUP APPROACH

     Unlike many managed care organizations that attempt to serve the general population, as well as Medicare and Medicaid populations, we are focused exclusively on the Medicaid and CHIP populations and do not offer Medicare or commercial products. Our success in establishing and maintaining strong relationships with state governments, providers, and members has enabled us to win new contracts and to establish a strong market position in the markets we serve. We have been able to accomplish this by addressing the various needs of these three constituent groups.

  STATE GOVERNMENTS

     We have been successful in bidding for contracts because of our ability to provide quality healthcare services in a cost-effective manner. Our information systems, our education and outreach programs, and our disease and medical management programs benefit the communities we serve while providing the state governments with predictability of cost. Our education and outreach programs are designed to decrease the use of emergency care services as the primary access to healthcare through the provision of programs like member health education seminars and system-wide 24-hour on-call nurses. Our information systems are designed to measure and track our performance enabling us to demonstrate the effectiveness of our programs to the government. While we promote ourselves directly in bidding for new contracts or seeking to add new benefit plans, such as CHIP programs, we believe that our ability to win additional contracts and expand our service areas within a state results primarily from our demonstrating prior success in providing quality care while reducing and managing costs and our customer-focused approach to working with state governments. We believe we will also benefit from this experience when bidding for and acquiring contracts in new state markets.

  PROVIDERS

     In each of the communities where we operate, we have established extensive provider networks and have been successful in continuing to establish new provider relationships. We have accomplished this by working closely with physicians to help them operate efficiently by providing financial, statistical and utilization information, physician and patient educational programs and disease and medical management programs, as well as adhering to a prompt payment policy. In addition, as we increase our market penetration, we provide our physicians with a growing base of potential patients in the markets they serve. This network of providers and relationships assists us in implementing preventive care methods, managing costs and improving the overall quality of care delivered to our members. We believe that our experience working and contracting with Medicaid providers will give us a competitive advantage in entering new markets. While we do not directly market to or through our providers, they are also instrumental in helping us attract new members and retain existing members.

  MEMBERS

     In both signing up new and retaining existing members, we focus on our understanding of the unique needs of the Medicaid and CHIP populations. Many of our employees, including the sales force and outreach staff, are a part of the communities we serve. In addition, we have developed a system that provides our members with easy access to appropriate care. We supplement this care with community-based education and outreach programs designed to improve the well-being of our members. We often provide the programs in our members' homes, churches and community centers. These programs not only help our members control and manage their medical care, but also have been proven to decrease the incidence of emergency room care, which is traumatic for the individual and expensive and inefficient for the healthcare system. Upon entering a new market, we use these programs and other advertising to create brand awareness. As our presence in a market matures, these programs, and other value added services, help us build and maintain membership levels.

STRATEGY

     Our objective is to become the leading managed care organization in the United States focused on Medicaid, CHIP and uninsured populations. To achieve this objective we intend to:

     Focus on our "medical home" concept to provide quality, cost-effective healthcare. We believe that the care the Medicaid population has historically received can be characterized as uncoordinated, episodic and short-term focused. In the long term, this approach is less desirable for the patient and more expensive for the state. Our approach to serving the Medicaid population is based on offering a comprehensive range of medical and social services intended to improve the well-being of the member while lowering the overall cost of providing benefits. Unlike traditional Medicaid, each of our members has a primary contact, usually a primary care physician, to coordinate and administer the provision of care, as well as enhanced benefits, such as 24-hour on-call nurses. We refer to this coordinated approach as a medical home. An integral part of our medical home concept is continual quality management. To help the physician improve the quality of care and improve the health status of our members, we have developed a number of programs and procedures to address high frequency, chronic or high-cost conditions, such as pregnancy, respiratory conditions, diabetes and congestive heart failure. Our procedures include case and disease management, pre-admission certification, concurrent review of hospital admissions, discharge planning, retrospective review of claims, outcome studies, and management of inpatient, ambulatory and alternative care. These policies and programs are designed to consistently provide, high quality care and cost-effective service to our members.

     Identify new markets for our services through acquisitions and development of new operations. Since 1996, we have developed markets in Texas, New Jersey and Illinois and acquired businesses in New Jersey, Maryland and the District of Columbia. We intend to evaluate potential new markets using our established government relationships and our historical experience in managing Medicaid populations. Our management team is experienced in identifying markets for development of new operations, identifying and executing acquisitions and integrating these businesses into our existing operations. Furthermore, our information technology systems and processes are designed to be scalable and replicable, which will enable us to access the critical information needed to effectively manage a new market.

     Increase our membership in existing markets through acquisitions and internal growth. We intend to increase our membership in existing markets through development and implementation of community-specific products, alliances with key providers, sales and marketing efforts and acquisitions. We provide a broad continuum of healthcare supported by numerous services such as neo-natal intensive care and high-risk pregnancy programs. These products and services are developed and administered by us but are also designed to attract and retain our providers, who are critical to our overall success. Through strategic and selective contracting with providers, we are able to customize our service delivery systems to meet the unique clinical, cultural and socio-economic needs of our members. Our providers often are located in the inner city neighborhoods where our members live, thereby providing accessability to, and an understanding of, the needs of the member. In our voluntary market we have a sales force to recruit potential members who are currently in the traditional Medicaid system. The overall effect of this comprehensive approach reinforces our broad brand-name recognition as a leading provider of Medicaid managed care, while complying with state mandated marketing guidelines. We may also choose to increase membership by acquiring Medicaid contracts and other related assets from competitors in our existing markets.

     Capitalize on our experience working with state governments. We continually strive to be an industry-recognized leader in government relations and an important resource to our state government customers. For example, we have a dedicated legislative affairs team. We are, and intend to continue to be, an active and leading participant in the formulation and development of new Medicaid policies and programs. This also enables us to competitively bid to expand our service areas and to implement new products. We collaborated with the State of Texas to obtain supplemental payments for those women who enroll during their third trimester of pregnancy and remain members through childbirth.

PRODUCTS

     We have developed several products through which we offer a range of healthcare services. These products are also community-based and seek to address the social and economic issues faced by the populations we serve. Additionally, we seek to establish strategic relationships with prestigious medical centers, children's hospitals and federally qualified health centers to assist in implementing our products and medical management programs within the communities we serve. Our health plans cover various services that vary by state and may include:

- primary and specialty physician care,

- inpatient and outpatient hospital care,

- emergency and urgent care,

- prenatal care,

- laboratory and x-ray services,

- home health and durable medical equipment,

- behavioral health services and substance abuse,

- long-term and nursing home care,

- 24-hour on-call nurses,

- vision care and exam allowances,

- dental care,

- prescriptions and limited over the counter drugs,

- assistance with obtaining transportation for office or health education visits,

- memberships in the Boys' and Girls' Clubs, and

- welcome calls and health status calls to coordinate care.

     Our products, which we may offer under different names in different markets, focus on specific populations within the Medicaid and CHIP programs.

     AMERICAID is our family-focused Medicaid managed healthcare product designed for the TANF population that consists primarily of low-income children and their mothers. Historically, most of our members used the AMERICAID product. We currently offer our AMERICAID product in all markets we serve.

     AMERIKIDS is our managed healthcare product for uninsured children not eligible for Medicaid. This product is designed for children in the recently developed CHIP initiative. As states fully implement their CHIP program, we expect use of this product to increase. We began offering AMERIKIDS in Maryland and Washington, D.C. when we acquired Prudential's contract rights and other related assets in those areas in 1999. We also recently began offering AMERIKIDS in New Jersey and Texas.

     AMERIPLUS is our managed healthcare product for Supplemental Security Income, or SSI, recipients. This population consists of the low-income aged, blind and disabled. We began offering this product in 1998 and currently offer it in New Jersey, Maryland and Houston. We expect our AMERIPLUS membership to grow as more states, such as New Jersey, include SSI benefits in mandatory managed care programs.

     AMERIFAM is our newly developed managed health care product designed for uninsured segments of the population other than CHIP eligibles. AMERIFAM's current focus is the families of our CHIP and Medicaid children. We offer this product in the District of Columbia where the program covers parents of CHIP and Medicaid children.

     For March 2000, of our 277,000 members, 89.0% were enrolled in TANF and CHIP programs. The remaining 11.0% were enrolled in SSI programs. Of these SSI enrollees, 13.5% were members to whom we provided limited administrative services but did not provide health benefits.

DISEASE AND MEDICAL MANAGEMENT PROGRAMS

     We provide specific disease and medical management programs designed to meet the special healthcare needs of our members with chronic illnesses, to manage excessive costs and to improve the overall health of our members. We currently offer disease and medical management programs in areas such as high-risk pregnancy, respiratory conditions, congestive heart failure and diabetes. These programs focus on preventing acute occurrences associated with chronic conditions by identifying at risk members, monitoring their conditions and pro-actively managing their care. We also employ tools such as utilization review and pre-certification to reduce the excessive costs often associated with uncoordinated healthcare programs.

MARKETING AND EDUCATIONAL PROGRAMS

     An important aspect of our comprehensive approach to healthcare delivery is our marketing and educational programs, which we administer system-wide for our providers and members. We often provide these programs in members' homes, churches and community centers. The programs we have developed are specifically designed to increase awareness of various diseases, conditions and methods of prevention in a manner that supports the providers, while meeting the unique needs of our members. For example, we conduct health promotion events in physicians' offices that target respiratory conditions, immunization and other health issues. Direct provider marketing is supported by traditional marketing venues such as direct mail, telemarketing, and television, radio and cooperative advertising with participating medical groups.

     We believe that we can also increase and retain membership through marketing and education initiatives. We have a dedicated staff who actively support and educate prospective and existing members and community organizations. Through programs such as Safe Kids and our sponsorship of the National Theatre for Children's production of 2Smart 2Smoke, we promote a healthy lifestyle, safety and good nutrition to our youngest members. In addition to these personal health-related programs, we remain committed to the communities we serve. We have developed specific strategies for building relationships with key community organizations, which helps enhance community support for our products and improve service to members. We regularly participate in local events and festivals and organize community health fairs to promote healthy lifestyle practices. In several markets, we also provide free memberships to the local Boys' and Girls' Clubs. We believe that our comprehensive approach to healthcare positions us well to serve our members, their providers and the communities in which they both live and work.

COMMUNITY PARTNERS

     We believe community focus and understanding are important to attracting and retaining members. To assist in establishing our community presence in a new market, we seek to establish relationships with prestigious medical centers, children's hospitals and federally qualified health centers to offer our products and programs. We have strategic relationships with Cook Children's Health Care System in Fort Worth, Texas and Memorial Hermann Healthcare System in Houston, Texas granting us the right to actively market their names and logos in advertising of our Medicaid products. A Cook Children's affiliate, the Cook Children's Physician Network, is our exclusive provider of pediatric healthcare services to members age 15 and under in this service delivery area. For March 2000, Johns Hopkins Health System provided healthcare services to approximately 23,000 of our 86,000 members in Baltimore City, Maryland.

PROVIDER NETWORK

     We provide healthcare services to our members through mutually non-exclusive contracts with primary care physicians, specialists, ancillary providers and hospitals. Either prior to or concurrently with bidding for new contracts, we establish a provider network in each of our service areas. The following table shows the total approximate number of primary care physicians, specialists and hospitals participating in our network for March 2000:

                                                SERVICE AREAS
                       ----------------------------------------------------------------
                                                 MID-ATLANTIC
                       TEXAS    NEW JERSEY    (MARYLAND AND D.C.)    ILLINOIS    TOTAL
                       -----    ----------    -------------------    --------    ------
Primary care
  physicians.........  1,300      1,800              1,700             400        5,200
Specialists..........  4,400      4,500              5,800             400       15,100
Hospitals............    100        100                 50              20          270
Ancillary
  providers..........    800      1,000                500             400        2,700

     The primary care physician, or PCP, is a critical component in care delivery, and also in the management of costs and the attraction and retention of new members. PCPs include family and general practitioners, pediatricians, internal medicine physicians and OB/GYNs. These physicians provide preventive and routine healthcare services and are responsible for making referrals to specialists, hospitals and other providers. Healthcare services provided directly by primary care physicians include the treatment of illnesses not requiring referrals, periodic physician examinations, routine immunizations, well child care and other preventive healthcare services.

     Specialists provide medical care to members generally upon referral by the primary care physicians. However, we have identified specialists that are part of the ongoing care of our members, such as allergists, oncologists and surgeons, which our members may access directly without first obtaining a PCP referral. Our contracts with both the primary care physicians and specialists usually are for one to two year periods and automatically renew for successive one year terms subject to termination for cause by us if necessary based on provider conduct or other appropriate reasons. The contracts generally can be cancelled by either party upon 90 to 120 days' prior written notice.

     Our contracts with hospitals are usually for a one to two year period and automatically renew for successive one-year periods. Generally, our hospital contracts may be terminated by either party without cause with 90 to 150 days' prior written notice. Pursuant to the contract, the hospital is paid for all pre-authorized medically necessary inpatient and outpatient services and all covered emergency and medical screening services provided to members. With the exception of emergency services, most inpatient hospital services require advance approval from the member's primary care physician and our medical department. We require hospitals to participate in utilization review and quality assurance programs.

     We have also contracted with other ancillary providers for physical therapy, mental health and chemical dependency care, home healthcare, vision care, diagnostic laboratory tests, x-ray examinations, ambulance services and durable medical equipment. Additionally, we have contracted with dental vendors that provide routine dental care in markets where routine dental care is a covered benefit and with a national pharmacy vendor that provides a local pharmacy network in our markets where pharmacy is a covered benefit.

     In order to ensure the quality of our medical care providers, we credential and re-credential our providers using standards that are supported by the National Committee for Quality Assurance. Additionally, we provide feedback and evaluations on quality and medical management to them in order to improve the quality of care provided, increase their support of our programs and enhance our ability to attract and retain providers.

PROVIDER PAYMENT METHODS

     Fee-for-Service. This is a reimbursement mechanism which pays providers based upon services performed. For the first quarter of 2000, 76% of our payments for direct health benefits were on a fee-for-services reimbursement basis. The primary fee-for-service arrangements are maximum allowable fee schedule, per diem, percent of charges or any combination thereof. The following is a description of each of these mechanisms:

      Maximum Allowable Fee Schedule. Providers are paid the lesser of billed charges or a specified fixed payment for a covered service. The maximum allowable fee schedule is developed using, among other indicators, the state fee-for-service Medicaid program fee schedule, Medicare fee schedules, medical costs trends and market conditions. Adjustments to the fee schedules are not mandated in the provider contracts, but adjusted at our discretion, using the above indicators.

      Per Diem and Case Rates. Hospital facility costs are typically reimbursed at negotiated per diem or case rates, which vary by level of care within the hospital setting. Lower rates are paid for lower intensity services, such as a low birth weight newborn baby who stays in the hospital a few days longer than the mother, compared to higher rates for a neo-natal intensive care unit stay for a baby born with severe developmental disabilities.

      Percent of Charges. We contract with providers to pay them an agreed-upon percent of their standard charges for covered services. This is typically done where hospitals are reimbursed under the state fee-for-service Medicaid program on a percent of charges basis.

     Capitation. Some of our primary care physicians and specialists are paid on a fixed-fee per member basis, also known as capitation. Our arrangements with other providers for vision, dental, home health, laboratory, durable medical equipment, mental health and chemical dependency services may also be capitated.

     We review the fees paid to providers periodically and make adjustments as necessary. Generally, the contracts with the providers do not allow for automatic annual increases in payments. Among the factors generally considered in adjustments are changes to state Medicaid fee schedules, competitive environment, current market conditions, anticipated utilization patterns and projected medical expenses. In order to enable us to better monitor quality and meet our state contractual encounter reporting obligations, we are increasing the number of providers we pay on a fee-for-service basis and reducing the number of capitation contracts we have. States use the encounter data to monitor quality of care to members and to set premium rates.

OUR HEALTH PLANS

     We have four health plan subsidiaries offering healthcare services in Texas, New Jersey, Maryland, the District of Columbia and Illinois.

  TEXAS

     Our Texas health plan, AMERICAID Texas, Inc., is licensed as an HMO and became operational in September 1996. Our current service areas include the cities of Fort Worth, Dallas and Houston and the surrounding counties. For March 2000, we had approximately 111,000 members in Texas, consisting of approximately 35,000 members in Fort Worth, approximately 42,000 members in Houston and approximately 34,000 members in Dallas. We have the largest Medicaid membership in each of our Fort Worth and Dallas markets and the second largest Medicaid membership in Houston. We offer AMERICAID in each of our Texas markets and AMERIPLUS in Houston. In May of this year we began offering AMERIKIDS in Dallas and Houston.

  NEW JERSEY


     Our New Jersey health plan, AMERIGROUP New Jersey, Inc., is licensed as an HMO and became operational in February 1996. Our current service areas include 13 of the 21 counties in New Jersey. However, we have applied to have our certificate of authority and contract amended to add coverage of the remaining eight counties. For March 2000, we had approximately 48,000 members in New Jersey. We have the fourth largest Medicaid membership in New Jersey. We offer AMERICAID, AMERIPLUS and AMERIKIDS in New Jersey. Our contract with New Jersey expires on September 30, 2000. We are in the process of completing documentation to demonstrate readiness to enter into a new contract with the state. See "Risk Factors -- If state governments do not renew our contracts with them, our business will suffer."


  MARYLAND

     AMERIGROUP Maryland, Inc. is licensed as a managed care organization in Maryland and became operational in June 1999. Our current service areas include Baltimore City and surrounding counties as a result of our acquisition of Prudential Health Care Medicaid contracts and related assets, effective June 1, 1999. For March 2000, we had approximately 86,000 members in Maryland. We have the second largest Medicaid membership in our Maryland markets. We offer AMERICAID, AMERIPLUS and AMERIKIDS in Maryland.

  DISTRICT OF COLUMBIA

     AMERIGROUP Maryland, Inc. is also licensed as an HMO in the District of Columbia and became operational there in August 1999 as a result of our acquisition of Prudential's Medicaid line of business. For March 2000, we had approximately 12,000 members in the District of Columbia. We have the third largest Medicaid membership in the District of Columbia. We offer AMERICAID, AMERIKIDS and AMERIFAM in the District of Columbia.

  ILLINOIS

     Our Illinois health plan, AMERICAID Illinois, Inc., is licensed as an HMO and became operational in April 1996. Our current service area includes the counties of Cook and DuPage in the Chicago area. In Illinois, enrollment in a Medicaid managed care plan is voluntary. For March

2000, we had approximately 20,000 members in Illinois. We have the fourth largest Medicaid health plan membership in Cook County. We offer AMERICAID in the Chicago area.

QUALITY MANAGEMENT

     We have a comprehensive quality management plan designed to improve access to cost-effective quality care. We have developed policies and procedures to ensure that the healthcare services provided by our health plans meet the professional standards of care established by the industry and the medical community. These procedures include:

     - Analysis of healthcare utilization data. To avoid duplication of services or medications, in conjunction with the primary care physicians, healthcare utilization data is analyzed and, through comparative provider data and periodic meetings with physicians, we identify areas in which a physician's utilization rate differs significantly from the rates of other physicians. On the basis of this analysis, we suggest opportunities for improvement and following up with the primary care physician to monitor utilization.

     - Medical care satisfaction studies. We evaluate the quality and appropriateness of care provided to our health plan members by reviewing healthcare utilization data and responses to member and physician questionnaires and grievances.

     - Clinical care oversight. Each of our health plans has a medical advisory committee comprised of physician representatives and chaired by the plan's medical director. This committee reviews credentialing, approves clinical protocols and practice guidelines and evaluates new physician group candidates. Based on regular reviews, the medical directors who head these committees develop recommendations for improvements in the delivery of medical care.

     - Quality improvement plan. A quality improvement plan is implemented in each of our health plans and is governed by a quality management committee. The quality management committee is comprised of senior management at our health plans, who review and evaluate the quality of our health services and are responsible for the development of quality improvement plans spanning both clinical quality and customer service quality. These plans are developed from provider and membership feedback, satisfaction surveys and results of action plans. Our corporate quality improvement council oversees and meets regularly with our health plan quality management committees to help ensure that we have a coordinated, quality-focused approach relating to our members, providers and state governments.

MANAGEMENT INFORMATION SYSTEMS

     The ability to access data and translate it into meaningful information is essential to our being able to operate across a multi-state service area in a cost effective manner. Our centralized computer-based information systems support our core processing functions under a set of integrated databases and are designed to be both replicable and scalable to accommodate internal growth and growth from acquisitions. This integrated approach helps to assure that consistent sources of claim and member information are provided across all of our health plans. We use these systems for billing, claims processing, utilization management, marketing and sales tracking, financial and management accounting, reporting, medical cost trending, planning and analysis. The systems also support our internal member and provider service functions, including on-line access to member eligibility verification, primary care physician membership roster and claims status.


     In March 2000, we experienced data corruption in our data warehouse, which we use to assist us in estimating monthly medical expense accruals, analyzing costs and generating state reports. We believe that we have been able to recover all of the corrupted data. We engaged consultants to examine the problem and assist us in establishing processes and controls intended to more rapidly detect similar problems in the future and improve operations relating to these systems. We did not experience any material misstatements in our financial statements in the first quarter of 2000 due to the data corruption. If we have similar or additional problems with our information systems, our operations and ability to produce timely and accurate reports could be adversely impacted.


COMPETITION

     In the Medicaid business, our principal competitors for state contracts, members and providers consist of the following types of organizations:

     - Primary Care Case Management Programs, or PCCMs -- Programs established by the states through contracts with primary care providers to provide primary care services to the Medicaid recipient, as well as, provide limited oversight over other services.

     - Commercial HMOs -- National and regional commercial managed care organizations that have Medicaid and Medicare members in addition to members in private commercial plans.

     - Medicaid HMOs -- Managed care organizations that focus solely on providing healthcare services to Medicaid recipients.

     We will continue to face varying levels of competition as we expand in our existing service areas or enter new markets. In those of our markets in which enrollment in a managed care plan is voluntary, we also compete for members with the traditional means for accessing care, including hospitals and other healthcare providers. Healthcare reform proposals may cause a number of commercial managed care organizations already in our service areas to decide to enter or exit the Medicaid market. However, the licensing requirements and bidding and contracting procedures in some states present barriers to entry into the Medicaid managed healthcare industry. The table below sets forth the markets we serve and describes the competition we face in those markets.

     We have two competitors in Fort Worth, six competitors in Houston and two competitors in Dallas. In each of our Fort Worth and Dallas markets, we have the largest Medicaid membership. In Houston, we have the second largest market share. We have five competitors and the fourth largest Medicaid membership in New Jersey. We have seven competitors and the second largest Medicaid membership in Maryland. We have six competitors and the third largest Medicaid membership in the District of Columbia. We have seven competitors and the fourth largest Medicaid membership in Cook County.

     We compete with other managed care organizations for state contracts, as well as to attract new members and retain existing members. States generally use either a formal proposal process reviewing many bidders or award individual contracts to qualified applicants that apply for entry to the program. In order to win a bid for or be awarded a state contract, state governments consider many factors, which include providing quality care, satisfying financial requirements, demonstrating an ability to deliver services, and establishing networks and infrastructure. People who wish to enroll in a managed healthcare plan or to change healthcare plans typically choose a plan based on the quality of care and service offered, ease of access to services, a specific provider being part of the network and the availability of supplemental benefits.

     In addition to competing for members, we compete with other managed care organizations to enter into contracts with independent physicians, physician groups and other providers. We believe the factors that providers consider in deciding whether to contract with us include potential member volume, reimbursement rates, our medical management programs, timeliness of reimbursement and administrative service capabilities.

REGULATION

     Our healthcare operations are regulated at both state and federal levels. Government regulation of the provision of healthcare products and services is a changing area of law that varies from jurisdiction to jurisdiction. Regulatory agencies generally have discretion to issue regulations and interpret and enforce laws and rules. Changes in applicable laws and rules also may occur periodically.

     HMOS AND MANAGED CARE ORGANIZATIONS

     Our four health plan subsidiaries are licensed to operate as an HMO in each of Texas, New Jersey, the District of Columbia and Illinois, and as a managed care organization, or MCO, in Maryland. In each of the jurisdictions in which we operate, we are regulated by the relevant insurance department and health department that oversees the state's Medicaid program.

     The process for obtaining the certificate of authority or license to operate as an HMO or MCO is a very lengthy and involved process and requires demonstration to the regulators of the adequacy of the health plan's organizational structure, financial resources, utilization review, quality assurance programs and complaint procedures. Both under state HMO statutes and state insurance laws, our health plan subsidiaries must comply with minimum net worth requirements and other financial requirements, such as minimum capital, deposit and reserve requirements. Insurance regulations may also require the prior state approval of acquisitions of other managed care organizations' businesses and the payment of dividends, as well as notice requirements for loans or the transfer of funds. Each of our subsidiaries is also subject to periodic reporting requirements. In addition, each health plan must meet numerous state licensing criteria to secure the approval of state licensing authorities before implementing operational changes, including the development of new product offerings and, in some states, the expansion of service areas.

     MEDICAID

     Medicaid was established under the U.S. Social Security Act. It is state-operated and implemented. Each state:

     - establishes its own eligibility standards,

     - determines the type, amount, duration and scope of services,

     - sets the rate of payment for services, and

     - administers its own program.

Medicaid policies for eligibility, services, rates and payment are complex, and vary considerably among states, and the state policies change from time to time.

     States are also permitted by the federal government to seek waivers from requirements of the Social Security Act. The waivers most relevant to us are the
Section 1915(b) freedom of choice waivers that enable:

     - mandating Medicaid enrollment into managed care,

     - the utilization of a central broker for enrollment into plans,

     - the use of cost savings to provide additional services and

     - limiting the number of providers for additional services.

     Waivers are approved for two year periods and can be renewed on an ongoing basis if the state applies. A 1915(b) waiver cannot negatively impact beneficiary access or quality of care and must be cost-effective. Managed care initiatives may be state-wide and required for all classes of Medicaid eligible recipients, or can be limited to service areas and classes of recipients. All jurisdictions in which we operate, except Illinois, have some sort of mandatory Medicaid program. However, under the waivers pursuant to which the mandatory programs have been implemented, there must be at least two managed care plans operating from which Medicaid eligible recipients may choose.

     Many states, including Maryland, operate under a Section 1115 demonstration rather than a 1915(b) waiver. This is a more expansive form of waiver that enables the state to have a Medicaid program that is more expansive than otherwise typically permitted under the Social Security Act. For example, Maryland's 1115 waiver allows it to include more individuals in its managed care program than typically allowed under Medicaid.

     In all the states in which we operate, in order to be a Medicaid managed care organization, we must enter into a contract with the state's Medicaid regulator. States generally use either a formal proposal process, reviewing many bidders, or award individual contracts to qualified applicants that apply for entry to the program. Although other states have done so in the past and may do so in the future, currently Texas and the District of Columbia are the only jurisdictions in which we operate that use competitive bidding processes.

     The contractual relationship with the state is generally for a period of one to two years and renewable on an annual or bi-annual basis. The contracts with the states and regulatory provisions applicable to us generally set forth in great detail the requirements for operating in the Medicaid sector including provisions relating to:

     - eligibility, enrollment and disenrollment processes,

     - covered services,

     - eligible providers,

     - subcontractors,

     - record-keeping and record retention,

     - periodic financial and informational reporting,

     - quality assurance,

     - marketing,

     - financial standards,

     - timeliness of claims' payment,

     - health education and wellness and prevention programs,

     - safeguarding of member information,

     - fraud and abuse detection and reporting,

     - grievance procedures, and

     - organization and administrative systems.

A health plan's compliance with these requirements is subject to monitoring by the state regulator and by HCFA. A health plan is subject to periodic comprehensive quality assurance evaluation by a third party reviewing organization and generally by the insurance department of the jurisdiction that licenses the health plan. A health plan must also submit quarterly and annual statutory financial statements and utilization reports, as well as many other reports.

FEDERAL REGULATION

     HIPAA

     In 1996, Congress enacted the Health Insurance Portability and Accountability Act of 1996, or HIPAA. The Act is designed to improve the portability and continuity of health insurance coverage and simplify the administration of health insurance. One of the main requirements of HIPAA is the implementation of security standards for the procedures and privacy of individually identifiable health information.

     In 1998, the Secretary of Health and Human Services, or HHS, proposed new standards for protecting individual health information that is maintained or transmitted electronically. The new security standards were designed to protect electronic health information from improper access or alteration and to protect against loss of records. In general, healthcare organizations will be required to comply with the new standards 24 months after publication of the final standard, which is expected to occur in the summer of 2000. In addition to the security regulation for electronic information, HHS is expected to propose security regulations for non-electronic information during 2000.

     HHS also published the Proposed Standard for Privacy of Individually Identifiable Health Information in 1999. This proposed standard is the result of the HIPAA mandate requiring that the Secretary of HHS adopt standards for privacy in the event Congress fails to pass any further legislation on the subject. Public comment on the proposed rule ended February 17, 2000. The proposed standard addresses issues such as patient consent for release of information, marketing activities and the conduct and relationships between covered entities and their business partners that handle individually identifiable health information.

     We are planning for the adoption of the HIPAA security and privacy standards to ensure proper and timely compliance. We are assessing the impact of the new standards on our operations, making an initial assessment of our compliance requirements and intend to develop a compliance plan.

     OTHER FRAUD AND ABUSE LAWS

     Investigating and prosecuting healthcare fraud and abuse has become a top priority for law enforcement entities. The funding of such law enforcement efforts has increased in the past few years and is expected to continue. The focus of these efforts has been directed at participants in public government healthcare programs such as Medicaid. These regulations and contractual requirements applicable to participants in these programs are complex and changing. We have re-emphasized our regulatory compliance efforts for these programs, but ongoing vigorous law enforcement and the highly technical regulatory scheme mean that compliance efforts in this area will continue to require substantial resources.

PROPERTIES

     We do not own any real property. We lease office space in Virginia Beach, Virginia, where our headquarters are located, as well as in each of the health plan locations. We are obligated by various insurance and Medicaid regulatory authorities to have offices in the service areas where we provide Medicaid benefits.

EMPLOYEES

     As of March 31, 2000, we had approximately 860 employees. Our employees are not represented by a union. We believe our relationships with our employees are good.

LEGAL PROCEEDINGS

     In the normal course of our business, we may be a party to legal proceedings. However, we are not currently a party to any material legal proceedings nor, to our knowledge, is any material legal proceeding threatened against us.

                                   MANAGEMENT

     Our executive officers, key employees and directors, and their ages and positions as of June 30, 2000, are as follows:


NAME                                        AGE                        POSITION
----                                        ---                        --------
Jeffrey L. McWaters.......................  43     President, Chief Executive Officer and Chairman
                                                   of the Board of Directors
Theodore M. Wille, Jr. ...................  52     Senior Vice President and Chief Operating Officer
Lorenzo Childress, Jr., M.D. .............  54     Senior Vice President and Chief Medical Officer
Sherri E. Lee.............................  49     Senior Vice President, Chief Financial Officer
                                                   and Treasurer
Stanley F. Baldwin........................  51     Senior Vice President, General Counsel and
                                                   Secretary
James E. Hargroves........................  57     Senior Vice President, Corporate Development
Carolyn D. McPherson......................  51     Senior Vice President, Planning and Business
                                                   Development
Herman Wright.............................  46     Senior Vice President and Chief Marketing Officer
Catherine S. Callahan.....................  42     Senior Vice President, Administrative Services
Kathleen K. Toth..........................  39     Senior Vice President and Chief Accounting
                                                   Officer
Scott S. Pickens..........................  46     Senior Vice President and Chief Information
                                                   Officer
C. Sage Givens............................  43     Director
Charles W. Newhall, III...................  55     Director
William J. McBride........................  55     Director
Carlos A. Ferrer..........................  46     Director
Kay Coles James...........................  51     Director


     JEFFREY L. MCWATERS has been our Chairman, President, Chief Executive Officer and one of our directors since he founded our company in December 1994. From 1991 to 1994, Mr. McWaters served as President and Chief Executive Officer of Options Mental Health, a national managed behavioral healthcare company and prior to that, in various senior operating positions with EQUICOR-Equitable HCA Corporation and CIGNA Health Care. He has served as a director of American Service Group since 1999.

     THEODORE M. WILLE, JR. has served as our Chief Operating Officer since 1996. Mr. Wille served as Chief Operating Officer for the managed care division of Sentara Health System, a private managed care facility in Virginia, from 1991 until 1994 and President of Optima Health Plan from 1988 to 1996.

     LORENZO CHILDRESS, JR., M.D. has served as our Chief Medical Officer since 1995. From 1992 to 1995, Dr. Childress was the Chief Operating Officer and Medical Director of Metro Medical Group, an indirect wholly-owned subsidiary of the Henry Ford Health System.

     SHERRI E. LEE joined us in 1998 as our Chief Financial Officer and Treasurer. Prior to that, Ms. Lee was an adjunct instructor with Front Range Community College in Colorado from 1995 to 1998. Ms. Lee served as Executive Vice President - Finance of Pharmacy Corporation of America from 1991 to 1995. Prior to that, Ms. Lee was Senior Vice President and Controller for Beverly Enterprises, Inc. Ms. Lee is a certified public accountant.

     STANLEY F. BALDWIN has served as our General Counsel and Secretary since 1997. From 1994 to 1997, Mr. Baldwin was a Managing Director for Covington Group L.C., a private company that provided legal, management and other consulting services to indemnity insurance, managed care and healthcare provider clients. Prior to that, Mr. Baldwin held senior officer and General Counsel positions with EPIC Healthcare Group, Inc., EQUICOR-Equitable HCA Corporation and CIGNA Health Plans, Inc.

     JAMES E. HARGROVES has served as our head of Corporate Development since joining us in 1996. From 1994 to 1996, Mr. Hargroves was the President, founder and principal of Waterline Advisory Group, Inc., a corporate intermediary firm that provided merger and acquisition advisory services to health-related businesses, insurers, physicians and others.

     CAROLYN D. MCPHERSON has served as our head of Planning and Development since 1996. Prior to joining us, from 1994 to 1996, Ms. McPherson was the Assistant Vice President and HMO Product Manager for Aetna Health Plans in Connecticut, a publicly traded company with a national health plan membership of over 1.3 million.

     HERMAN WRIGHT is our Chief Marketing Officer. Prior to joining us in 1998, Mr. Wright served as the Vice President, Sales and Marketing for United Healthcare, Central Region, from 1995 to 1998.

     CATHERINE S. CALLAHAN joined us in 1999 and serves as our head of Administrative Services. From 1991 to 1999, Ms. Callahan was Chief Administrative Officer of FHC Health System.

     KATHLEEN K. TOTH joined us in 1995 and serves as our Chief Accounting Officer. Prior to joining us, Ms. Toth was the Vice President of Service Operations at Options Mental Health from 1992 to 1995. Ms. Toth also worked for CIGNA Healthplan of Texas, Inc. as Director of Financial Services and for EQUICOR Health Plan of Florida as a Controller from 1987 to 1992. Ms. Toth is a certified public accountant.


     SCOTT S. PICKENS is our Chief Information Officer who joined us in June 2000. Prior to joining us, he served as Corporate Chief Information Officer of Health Answers, Inc. from April 1999 to June 2000, and as Chief Operating Officer for Consortium Health Plans from January 1995 to April 1999.


     C. SAGE GIVENS has been one of our directors since our formation. She is a founder and Managing General Partner of Acacia Venture Partners, a private venture capital fund. From 1983 to 1995, Ms. Givens was a General Partner of First Century Partners, also a private venture capital fund. Ms. Givens managed this fund's healthcare investments. Ms. Givens also serves on the boards of directors of PhyCor, Inc. and HEALTHSOUTH Corporation, and several privately held healthcare companies.

     CHARLES W. NEWHALL, III has been one of our directors since our formation in December 1994. Mr. Newhall is a General Partner and founder of New Enterprise Associates Limited Partnerships, Baltimore, Maryland, where he has been engaged in the venture capital business since 1978. Mr. Newhall is also a director of CaremarkRx, Inc. and HEALTHSOUTH Corporation.

     WILLIAM J. MCBRIDE has been one of our directors since 1995. Mr. McBride has been retired since 1995. Prior to that, Mr. McBride was President, Chief Operating Officer and a director of Value Health, Inc. and President and Chief Executive Officer of CIGNA Healthplans, Inc. Mr. McBride also serves on the board of directors of a number of privately held companies.

     CARLOS A. FERRER has been one of our directors since 1996. Mr. Ferrer is a General Partner of Ferrer Freeman Thompson & Co. LLC, a private equity firm founded in 1995 that manages funds dedicated to investing in the healthcare industry. Mr. Ferrer serves on the board of directors of Sicor, Inc. and several private companies. He also is Chairman of the Board of Trustees of the Cancer Research Institute.

     KAY COLES JAMES has been one of our directors since 1999. Ms. James is a senior fellow for the Citizen Project of the Heritage Foundation. From 1996 to 1999, she was the Dean of Regent University, School of Government in Virginia Beach, Virginia. Ms. James also served as Chairperson of the National Gambling Impact Study Commission from 1997 to 1999. From January 1994 to 1996, Ms. James served as Secretary of Health and Human Resources for the Commonwealth of Virginia.

BOARD COMMITTEES

     We have established an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee consists of C. Sage Givens, Charles W. Newhall, III and William J. McBride. The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and other employee benefit plans. The compensation committee consists of C. Sage Givens, Charles W. Newhall, III and William J. McBride.

CLASSES OF DIRECTORS

     We have approved a provision in our certificate of incorporation which will divide our board of directors into three classes, denominated as Class I, Class II and Class III. Members of each class will hold office for staggered three-year terms. At each of our annual meetings of stockholders commencing in 2001, the successors to the directors whose terms expire at that meeting, will be elected to serve until the third annual meeting after their election or until their successor has been elected and qualified. Ms. Givens and Mr. Newhall will serve as Class I directors, whose terms expire at the 2001 annual meeting of stockholders. Messrs. Ferrer and McBride will serve as Class II directors whose terms expire at the 2002 annual meeting of stockholders. Mr. McWaters and Ms. James will serve as Class III directors whose terms expire at the 2003 annual meeting of stockholders. With respect to each class, directors' terms will be subject to the election and qualification of their successors, or their earlier death, resignation or removal. These provisions, when taken in conjunction with other provisions of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

AGREEMENTS WITH EMPLOYEES

     Jeffrey L. McWaters. We employ Mr. McWaters as our Chairman, President and Chief Executive Officer pursuant to an amended and restated employment agreement dated October 28, 1999. The term of the agreement is three years, unless earlier terminated. Pursuant to the agreement, as long as Mr. McWaters is employed with us, our board of directors agrees to nominate Mr. McWaters as a director and chairman of the board. The agreement relates primarily to termination provisions and provides the following:

     - Mr. McWaters may terminate his employment on 30 days' written notice to us, and if termination is at his option, he is not entitled to severance benefits.

     - We may terminate Mr. McWaters for cause upon 30 days' written notice, in which event Mr. McWaters would not be entitled to severance benefits.

     - We may terminate Mr. McWaters without cause upon 30 days' written notice, in which case Mr. McWaters would be entitled to (1) 12 months' of severance payments based on his then current base salary, (2) a lump sum payment equal to his highest annual bonus in the immediately preceding three years and (3) medical and other health insurance benefits for 12 months.

     - Upon a change of control, if Mr. McWaters' employment is not continued, he would be entitled to be paid an amount equal to (1) his then current gross annual base salary plus (2) the highest annual bonus paid to him in the immediately preceding three years, reduced as necessary to avoid characterization as a "parachute payment" within the meaning of the Internal Revenue Code of 1986.

     Change of control for these purposes includes (1) the acquisition by a person or group of 20% of the voting power of our outstanding securities, (2) a change in the majority of our directors, (3) stockholder approval of a merger or other business combination where our outstanding stock immediately prior to such transaction does not continue to represent more than 50% of the surviving entity, or (4) any other event that our board determines to affect the control of our company.

     We have also agreed to indemnify Mr. McWaters in his capacity as a director or officer of the company.


     On July 10, 2000, our board of directors approved the following changes to Mr. McWaters employment agreement:



     - the severance payment in the event of termination without cause will be increased to 24 months of base salary plus an incentive payment equal to twice the highest annual bonus in the preceding three years;



     - an increase in his base annual salary to $425,000;



     - an increase of the maximum incentive bonus to 150% his base salary; and



     - a non-compete clause that provides that for 24 months following termination, Mr. McWaters could not (1) engage in any business activity similar to our business, including our planned and developed activities, or (2) solicit, interfere with, influence or endeavor to entice any employee, customer or any independent contractor of ours, or any organization that is considered a prospect of ours by virtue of having established contact for the purpose of doing business.



     In addition, the board of directors granted options to purchase 100,000 shares of common stock at an exercise price of $15.00 per share under our 2000 Equity Incentive Plan to Mr. McWaters.


     Lorenzo Childress, Jr., M.D. We employ Dr. Childress as our Chief Medical Officer pursuant to a letter agreement dated March 17, 1995. The letter agreement established Dr. Childress' initial salary, option bonus opportunity, initial grant of options and reimbursement of relocation expenses. In addition, we agreed to provide to Dr. Childress three months base salary as severance payment in the event we were to terminate his employment without cause.

COMPENSATION OF DIRECTORS

     We do not currently pay cash fees to our directors for attending board or committee meetings, but we reimburse directors for their reasonable expenses incurred in connection with attending these meetings. Following completion of the offering we will pay each of our non-employee directors an annual salary of $20,000.


     In June 2000, we granted fully-vested options to purchase 12,500 shares of common stock at an exercise price of $15.00 per share under our 1994 Stock Plan to each of our five non-employee directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning compensation earned in 1999, 1998 and 1997 by individuals who served as our chief executive officer during 1999 and the remaining four most highly compensated executive officers as of December 31, 1999.


                           SUMMARY COMPENSATION TABLE



                                                          ANNUAL COMPENSATION
                                                    --------------------------------
                                                                        OTHER ANNUAL     ALL OTHER
NAME AND                                            SALARY     BONUS    COMPENSATION    COMPENSATION
PRINCIPAL POSITION                           YEAR     ($)       ($)         ($)             ($)
------------------                           ----   -------   -------   ------------    ------------
Jeffrey L. McWaters,.......................  1999   321,234   200,000       2,937(1)       1,800
  President and Chief Executive Officer      1998   298,431   225,000      56,741(1)          --
                                             1997   274,329   100,000          --             --

Theodore M. Wille, Jr.,....................  1999   245,692   100,000       1,174(1)          --
  Senior Vice President and                  1998   231,577    60,000          --             --
  Chief Operating Officer                    1997   225,000    28,250          --             --

Lorenzo Childress, Jr., M.D.,..............  1999   245,773   100,000       1,062(1)          --
  Senior Vice President and                  1998   228,619    50,000          --             --
  Chief Medical Officer                      1997   210,992    62,500          --             --

Sherri E. Lee,.............................  1999   250,000   100,000     166,683(2)          --
  Senior Vice President,                     1998   183,274    25,000      16,091(3)          --
  Chief Financial Officer and Treasurer      1997        --        --          --             --

Stanley F. Baldwin,........................  1999   211,554    65,000       1,084(1)          --
  Senior Vice President,                     1998   192,115    34,625     103,682(4)          --
  General Counsel and Secretary              1997    82,308    23,500          --             --


---------------

(1) Compensation for the payment of taxes.


(2) Compensation of $87,711 for relocation and $78,972 for payment of taxes.


(3) Compensation of $8,657 for relocation and $7,434 for payment of taxes.


(4) Compensation of $55,781 for relocation and $47,901 for payment of taxes.


     The following table sets forth information concerning individual grants of stock options made during 1999 to the executive officers named on the Summary Compensation Table.


                       OPTION GRANTS IN LAST FISCAL YEAR



                                                     INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                              ----------------------------------------------------------------      VALUE AT ASSUMED
                                  NUMBER OF         PERCENT OF TOTAL                              ANNUAL RATES OF STOCK
                                  SECURITIES       OPTIONS GRANTED TO   EXERCISE                 PRICE APPRECIATION FOR
                              UNDERLYING OPTIONS      EMPLOYEES IN        PRICE     EXPIRATION       OPTION TERM(1)
NAME                               GRANTED            FISCAL YEAR       ($/SHARE)      DATE        5%($)        10%($)
----                          ------------------   ------------------   ---------   ----------   ----------   ----------
Jeffrey L. McWaters.........        25,000                6.4%            3.00        3/2/09      251,556      637,496
Theodore M. Wille, Jr. .....        12,500                3.2%            3.00        3/2/09      125,778      318,748
Lorenzo Childress, Jr.,
  M.D. .....................        27,504                7.1%            3.00       5/12/09      276,752      701,348
Sherri E. Lee...............        25,000                6.4%            3.00        3/2/09      251,556      637,496
Stanley F. Baldwin..........        15,000                3.9%            3.00       5/12/09      150,934      382,498


---------------

(1) Calculated based on an assumed initial public offering price of $16.00.

     The following table sets forth information concerning the exercise of stock options during 1999 by the executive officers named in the Summary Compensation Table. Value was calculated using the fair market value of $8.60 per share determined by our compensation committee in connection with the granting of 1999 year-end options.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                               NUMBER OF SHARES                         OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                 ACQUIRED ON         VALUE           FISCAL YEAR-END            FISCAL YEAR-END($)
NAME                               EXERCISE       REALIZED($)   EXERCISABLE/ UNEXERCISABLE  EXERCISABLE/ UNEXERCISABLE
----                           ----------------   -----------   --------------------------  --------------------------
Jeffrey L. McWaters..........            0                0                236,208/13,750            1,901,160/83,500
Theodore M. Wille, Jr........            0                0                 85,625/76,875             609,500/540,500
Lorenzo Childress, Jr.,
  M.D........................            0                0                 76,998/35,502             630,030/225,960
Sherri E. Lee................            0                0                 43,750/81,250             301,000/559,000
Stanley F. Baldwin...........       21,500          152,400                  2,750/40,750              19,400/272,200


STOCK PLANS

1994 STOCK PLAN

     In December 1994, we adopted, and our stockholders approved, our 1994 Stock Plan.


     GENERAL. We have reserved for issuance under the plan a maximum of 2,249,500 shares of common stock. If an award granted under the plan expires or is terminated, the shares of common stock underlying the award will be available for issuance under our 2000 Equity Incentive Plan.


     TYPES OF AWARDS.  The following awards may be granted under the plan,

     - stock options, including incentive stock options and non-qualified stock options,

     - stock bonuses, and

     - the opportunity to make direct purchases of stock.

     ADMINISTRATION. The plan is administered by the compensation committee, although it may be administered by either our full board of directors or any other committee designated by the board. The committee may, subject to the provisions of the plan, determine the persons to whom awards will be granted, the type of award to be granted, the number of shares to be made subject to awards, the exercise price and other terms and conditions of the awards, and interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan.

     ELIGIBILITY. Awards may be granted under the plan to our employees, directors and consultants or any of our affiliates, as selected by the compensation committee.

     TERMS AND CONDITIONS OF OPTIONS. Stock options may be either "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options. The exercise price of a stock option granted under the plan is determined by the compensation committee at the time the option is granted, but the exercise price of an incentive stock option may not be less than the market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the compensation committee may determine, as reflected in the applicable option agreement. The exercise period may not extend beyond ten years from the date of grant. The compensation committee generally has the authority to accelerate the time at which an option is exercisable.

     The option exercise price must be paid in full at the time of exercise, and is payable by any one of the following methods or a combination thereof:

     - in cash or cash equivalents or, at the discretion of the compensation committee, by


     - the surrender of previously acquired shares of common stock, provided such shares have been held for at least six months,


     - the delivery of the optionee's personal recourse note with interest payable at the applicable federal rate or greater, or

     - a "broker cashless exercise" procedure.

     STOCK BONUSES. The plan provides that the compensation committee, in its discretion, may award shares of common stock to plan participants.

     PURCHASE OPPORTUNITY. The plan provides that the compensation committee, in its discretion, may authorize plan participants to purchase shares of common stock.

     DIRECTOR AWARDS. The compensation committee, in its discretion, may grant awards under the plan to directors (both employee and nonemployee directors). The terms of the awards granted to directors are to be generally consistent with the terms of awards granted to other participants under the plan.

     TERMINATION OF EMPLOYMENT. Except with respect to incentive stock options, the plan does not specify the effect of the termination of a participant's employment or service on the exercisability of any award under the plan. The effect of a termination of employment or service is instead specified in the award agreement, as determined by the compensation committee in its discretion. With respect to incentive stock options, unless otherwise specified in the award agreement, if the participant's employment terminates other than because of death or disability, all options that are exercisable at the time of termination may be exercised by the participant for 90 days after the date of termination of employment, and if the participant's employment terminates as a result of death or disability, all options that are exercisable at the time of death or disability may be exercised by the participant (or his or her estate, beneficiaries, or personal representative, as applicable) for 180 days following the termination of employment. However, in no case may an award be exercised after it expires in accordance with its terms.

     AMENDMENT AND TERMINATION OF PLAN. The board of directors may modify or terminate the plan or any portion of the plan at any time, except that shareholder approval is required for any amendment that would increase the total number of shares reserved for issuance under the plan, materially increase the plan benefits available to participants, materially modify the plan eligibility requirements, extend the plan's expiration date, or otherwise as required to comply with applicable law. No awards may be granted under the plan after the day prior to the tenth anniversary of its adoption date.

     Since the amount of benefits to be received by any participant is determined by the compensation committee, the amount of future benefits allocated to any employee or group of employees in any particular year is not determinable.

2000 EQUITY INCENTIVE PLAN


     On July 10, 2000, we adopted, and as of July 17, 2000, our stockholders approved, a new equity incentive plan, the 2000 Equity Incentive Plan, with the following terms. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value.



     GENERAL. We have reserved for issuance under the plan a maximum of 2,064,000 shares of common stock. In addition, shares remaining available for issuance under the 1994 Stock Plan will be available for issuance under the 2000 Equity Incentive Plan. If an award granted under the plan expires or is terminated, the shares of common stock underlying the award will again be available under the plan. No individual may be granted awards under the plan in any year covering more than 1,000,000 shares.

     TYPES OF AWARDS.  The following awards may be granted under the plan:

     - stock options, including incentive stock options and non-qualified stock options,

     - restricted stock,

     - phantom stock,

     - stock bonuses, and

     - other stock-based awards.


     ADMINISTRATION. The plan will be administered by the board of directors upon the advice of the compensation committee, although it may be administered by any committee designated by the board.



     The administrator may, subject to the provisions of the plan, determine the persons to whom awards will be granted, the type of award to be granted, the number of shares to be made subject to awards, the exercise price and other terms and conditions of the awards, and interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan. The administrator may delegate to any of our senior management the authority to make grants of awards to our employees who are not our executive officers or directors.



     ELIGIBILITY. Awards may be granted under the plan to our employees, directors, and consultants, as selected by the administrator.



     TERMS AND CONDITIONS OF OPTIONS. Stock options may be either "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options. The exercise price of a stock option granted under the plan is determined by the administrator at the time the option is granted, but the exercise price of an incentive stock option may not be less than the market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the administrator may determine, as reflected in the applicable option agreement. Generally, the administrator will determine the exercise period, which may not exceed ten years from the date of grant.


     The option exercise price must be paid in full at the time of exercise, and is payable by any one of the following methods or a combination thereof:

     - in cash or cash equivalents,

     - the surrender of previously acquired shares of common stock that have been held by the participant for at least six months prior to the date of surrender,

     - authorization for us to withhold a number of shares otherwise payable pursuant to the exercise of an option, or

     - through a "broker cashless exercise" procedure approved by us.


     The administrator may, in its sole discretion, authorize AMERIGROUP to make or guarantee loans to a participant to assist the participant in exercising options.



     At the time of grant of an option, the administrator may provide that the participant may elect to exercise all or any part of the option before it becomes vested and exercisable. If the participant elects to exercise all or part of a non-vested option, the participant will be issued shares of restricted stock which will vest in accordance with the vesting schedule set forth in the original option agreement.

     OUTSIDE DIRECTOR OPTIONS. Non-employee directors who own less than one percent of the voting power in our company or outside directors, will be eligible for automatic grants of non-qualified options under the plan. Each such outside director, as of the closing of this offering, will be granted an option to purchase such number of shares of common stock as is determined by the administrator in its discretion. Following this offering, each outside director will be granted upon his or her first election or appointment to the board of directors, an option to purchase such number of shares of common stock as is determined by the administrator in its discretion. In addition, immediately following each annual meeting of stockholders after the initial public offering, each outside director (other than an outside director who is first elected at that annual meeting) will be granted an option to purchase such number of shares of common stock as is determined by the administrator in its discretion. The exercise price of each option granted under the outside director plan will equal the market value of the common stock on the date of grant and will become exercisable as is determined by the administrator in its discretion. Each option granted to an outside director will expire on the tenth anniversary of the date of grant of such option. The other terms of the options granted to outside directors will be consistent with the terms of non-qualified options granted to employees.


     RESTRICTED STOCK. The plan provides for awards of common stock that are subject to restrictions on transferability and others imposed by the administrator. Except as provided for under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder.



     PHANTOM STOCK. The plan provides for awards of phantom stock which, upon vesting, entitle the participant to receive an amount in cash or common stock equal to the fair market value of the number of shares awarded. Vesting of all or a portion of a phantom stock award may be subject to various conditions established by the administrator.



     STOCK BONUSES; OTHER AWARDS. The plan provides that the administrator, in its discretion, may award shares of common stock to employees. In addition, the administrator may grant other awards valued in whole or in part, by reference to, or otherwise based on, common stock.



     CHANGE IN CONTROL. The administrator in its discretion may provide that, in the event of a change in control (whether alone or in combination with other events), the vesting and exercisability restrictions on any outstanding award that is not yet fully vested and exercisable will lapse in part or in full.



     TERMINATION OF EMPLOYMENT. Unless otherwise determined by the administrator, the termination of a participant's employment or service will immediately cancel any unvested portion of awards granted under the plan. At the time of grant, the administrator in its discretion may provide that, if a participant's employment or service terminates other than because of cause, death or disability, all options that are exercisable at the time of termination may be exercised by the participant for no longer than 90 days after the date of termination (or such other period as it determines). If a participant's employment or service terminates for cause, all options held by the participant will immediately terminate. The administrator may provide that, if a participant's employment or service terminates as a result of death, all options that are exercisable at the time of death may be exercised by the participant's heirs or distributees for a period of six months (or such other period as it determines). The administrator may provide that, if a participant's employment or service terminates because of disability, all options that are exercisable at the time of termination may be exercised for a period of six months (or such other period as it determines). In no case may an option be exercised in accordance with its terms after it expires.


     AMENDMENT, TERMINATION OF PLAN. The board of directors may modify or terminate the plan or any portion of the plan at any time, except that an amendment that requires stockholder approval in order for the plan to continue to comply with any law, regulation or stock exchange requirement will not be effective unless approved by the requisite vote of our stockholders. No options may be granted under the plan after the day prior to the tenth anniversary of its adoption date.


     Since the amount of benefits to be received by any employee plan participant or any of our affiliates is determined by the administrator, the amount of future benefits allocated to any employee or group of employees in any particular year is not determinable.


EMPLOYEE STOCK PURCHASE PLAN


     On June 30, 2000, we adopted, and as of July 17, 2000, our stockholders approved, an Employee Stock Purchase Plan with the following terms. The purpose of the plan is to encourage the purchase by our employees of shares of our common stock to better align their interests with those of stockholders.


     GENERAL. The employee stock purchase plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code, and to assure the participants of the tax advantages provided thereby. The employee stock purchase plan will be administered by a committee established by the board of directors. The committee may make such rules and regulations and establish such procedures for the administration of the employee stock purchase plan as it deems appropriate.

     SHARES AVAILABLE. The committee has authorized for issuance under the plan a total of 600,000 shares of common stock, in any case, subject to adjustment by the committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.

     ELIGIBILITY. Subject to certain procedural requirements, all of our employees who have at least 90 days of service, work more than 20 hours per week and customarily work more than 5 months per year will be eligible to participate in the employee stock purchase plan, except for employees who own five percent or more of our common stock and any of our subsidiaries.

     STOCK PURCHASES. Each eligible employee will be permitted to purchase shares of the common stock through regular payroll deductions in an amount equal to between 2% and 10% of the employee's compensation for each payroll period. The fair market value of common stock which may be purchased under this or any other plan of ours intended to comply with Section 423 of the Internal Revenue Code may not exceed $25,000 per employee during any calendar year.

     The employee stock purchase plan will provide for offering periods that will be 6 months long. Offering periods generally will run from January 1 to June 30 and from July 1 to December 31.

     During each offering period, participating employees will be able to purchase shares of common stock with payroll deductions at a purchase price equal to 85% of the fair market value at either the beginning or end of each offering period, whichever price is lower.

     The options granted to a participant under the employee stock purchase plan are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable, during the participant's lifetime, only by the participant.

     AMENDMENT, TERMINATION OF PLAN. The plan and all offering periods under the plan will automatically terminate on the tenth anniversary of this offering. The board of directors may from time to time amend or terminate the employee stock purchase plan; provided that no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and, to the extent required by Section 423 of the Internal Revenue Code or any other law, regulation or stock exchange rule, no such amendment will be effective without the approval of stockholders entitled to vote thereon. Additionally, the committee may make such amendments as it deems necessary to comply with applicable laws, rules and regulations.

     Since the amount of benefits to be received by each participant in the employee stock purchase plan is determined by his or her elections and the extent to which offerings are made available by the committee, the amount of future benefits to be allocated to any employee or group of employees under the plan in any particular year is not determinable.

2000 CASH INCENTIVE PLAN


     On June 30, 2000, we adopted, and as of July 17, 2000, our stockholders approved, a Cash Incentive Plan with the following terms. The purpose of the plan is to promote our long-term growth and profitability by providing management personnel with incentives to improve stockholder value.


     The plan will be administered by the compensation committee, which will have the authority to determine the plan's participants, as well as the terms and conditions of incentive awards. The payment of bonuses under the plan will be based upon the achievement of certain performance goals set by the compensation committee, which may include any, all or none of the following:

     - income before income taxes or net income,

     - earnings or book value per share,

     - sales or revenue,

     - operating expenses,

     - increases in the market price of common stock,

     - implementation or completion of critical projects or processes,

     - comparison of actual performance during a performance period against budget for such period,

     - growth of revenue,

     - operating profit,

     - return on equity, assets, capital or investments,

     - reductions in expenses, or

     - to the extent permitted by Section 162(m) of the Internal Revenue Code, such offer criteria may be established by stockholders or the committee before the commencement of the performance period.

The committee will specify with respect to a performance period (which may run from one to three years in the committee's discretion) the performance goals applicable to each award, the minimum, target and maximum levels applicable to each performance goal, and the amounts payable upon attainment of thresholds within such range. Minimum bonuses will be based on achievement of 80% of the performance goals and maximum bonuses will be based on achievement of 120% of the performance goals. A bonus will be paid only if the participant is employed by us on the day the bonus is to be paid. In no event will payment to an employee covered under Section 162(m) of the Internal Revenue Code exceed the lesser of $1,500,000 multiplied by the number of years in the performance period or 120% of the employee's base salary during the performance period.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

     As permitted by the Delaware General Corporation Law, or DGCL, our amended and restated certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may be amended. As of the date of this prospectus, the DGCL permits limitations of liability for a director's breach of fiduciary duty other than liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our bylaws provide that we shall indemnify all of our directors, officers, employees and agents for acts performed on our behalf in such capacity.

                           RELATED PARTY TRANSACTIONS

INDEMNIFICATION AGREEMENT

     We entered into an indemnification agreement with each of our directors and officers in April 2000. The indemnification agreement provides that the director or officer will be indemnified to the fullest extent not prohibited by law for claims arising in such person's capacity as a director or officer no later than 30 days after written demand to us. The agreement further provides that in the event of a change of control, we would seek legal advice from a special independent counsel selected by the officer or director and approved by us, who has not performed services for either party for 5 years, to determine the extent to which the officer or director would be entitled to an indemnity under applicable law. Also, in the event of a change of control or a potential change of control we would, at the officer's or director's request, establish a trust in an amount equal to all reasonable expenses anticipated in connection with investigating, preparing for and defending any claim. We believe that these agreements are necessary to attract and retain skilled management with experience relevant to our industry.

INVESTOR RIGHTS AGREEMENT

     Jeffrey L. McWaters and the holders of our convertible preferred stock and Series E mandatorily redeemable preferred stock are parties to a Second Restated Investor Rights Agreement, dated July 28, 1998. The agreement is described under "Shares Eligible for Future Sale."

EMPLOYEE LOANS

     In 1997 we loaned $75,000 to Jeffrey L. McWaters. In 1998, we forgave the loan, reclassified it as a bonus, and grossed-up his salary by approximately $57,000 for taxes related to this income.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000 by:

     - each person, entity or group known by us to own beneficially more than 5% of our outstanding common stock,

     - each of our named executive officers and directors, and

     - all of our executive officers and directors as a group.

     In addition, up to 75,000 shares of the common stock owned by Jeffrey L. McWaters may be sold as part of the underwriters' over-allotment option. No other stockholder is selling common stock as part of the offering.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.


     Percentage ownership calculations are based on 14,539,086 shares outstanding as of June 30, 2000, which includes (1) shares of common stock that will be issued on the conversion of outstanding shares of convertible preferred stock on completion of this offering and (2) prior to the offering, 2,000,000 shares of Series E mandatorily redeemable preferred stock, based on each share being entitled to common share equivalent voting rights on a 1 to 0.5625 basis. The Series E mandatorily redeemable preferred stock will be redeemed upon completion of the offering. Each holder of the Series E mandatorily preferred stock owns warrants to purchase common stock. Each warrant may be exercised for
0.5625 shares of common stock. However, the holder may only exercise the warrants if the same number of shares of Series E mandatorily redeemable preferred stock are redeemed. Therefore, we have not included the shares underlying these warrants in the following table in shares beneficially owned prior to the offering. However, we have accelerated the exercise date for these warrants to prior to the closing of this offering. Therefore, we have assumed these warrants will be exercised and have included them in the percent owned after the offering.


     To the extent that any shares are exercised on exercise of options, warrants or other rights to acquire shares of our capital stock that are presently outstanding or granted in the future, there will be further dilution to new public investors. The following table does not reflect the exercise of the over-allotment option.


                                                     SHARES BENEFICIALLY OWNED
                                                         PRIOR TO OFFERING
                                                     -------------------------    PERCENT OWNED
NAME                                                    NUMBER        PERCENT     AFTER OFFERING
----                                                 ------------    ---------    --------------
C. Sage Givens(1)..................................    2,641,884        18.2           13.9
Carlos A. Ferrer(2)................................    2,476,410        17.0           13.1
Charles W. Newhall, III(3).........................    2,251,741        15.5           11.9
Prudential Insurance Company of America(4).........    1,855,387        12.8            9.8
Sutter Entities(5).................................    1,357,929         9.3            7.2
Accel Entities(6)..................................    1,280,066         8.8            6.8
Nassau Entities(7).................................    1,095,273         7.5            5.8
Jeffrey L. McWaters(8)(9)..........................      742,458         5.0            3.9
William J. McBride(10).............................       48,500        *             *
Kay Coles James(11)................................       12,500        *             *
Theodore M. Wille, Jr.(8)(12)......................      112,750        *             *

                                                     SHARES BENEFICIALLY OWNED
                                                         PRIOR TO OFFERING
                                                     -------------------------    PERCENT OWNED
NAME                                                    NUMBER        PERCENT     AFTER OFFERING
----                                                 ------------    ---------    --------------
Lorenzo Childress, Jr., M.D.(8)(13)................       96,623        *             *
Sherri E. Lee(8)(12)...............................       63,750        *             *
Stanley F. Baldwin(8)(14)..........................       38,000        *             *
All executive officers and directors as a group (15
  persons).........................................    8,649,626        56.8        44.1

------------
* Represents less than 1% of outstanding shares of common stock.

 (1) Represents securities owned by Acacia Venture Partners, L.P. and Southpointe Venture Partners, L.P. Ms. Givens is a general partner of Acacia which is general partner of Southpointe Venture Partners, L.P. and shares investment and voting power with respect to the securities beneficially owned by these funds. Ms. Givens' address is c/o Acacia Venture Partners, 101 California Street, #3160, San Francisco, CA 94111. Includes options to purchase 12,500 shares of common stock granted to Ms. Givens.

 (2) Represents securities owned by FFT Partners I, L.P. and Executive Partners I, L.P. Mr. Ferrer is a general partner of Ferrer, Freeman & Thompson & Co. LLC, and shares investment and voting power in respect to the securities beneficially owned by these funds. Includes options to purchase 12,500 shares of common stock granted to Mr. Ferrer. Mr. Ferrer's address is c/o Ferrer, Freeman & Thompson & Co. LLC, 10 Glenville Street, Greenwich, CT 06831.

 (3) Represents securities owned by New Ventures III, L.P., NEA Ventures L.P. and NEA Partners VI, Limited Partnership. Mr. Newhall is a general partner of New Enterprise Associates Limited Partnerships, and shares investment and voting power in respect to the securities beneficially owned by these funds. Includes options to purchase 12,500 shares of common stock granted to Mr. Newhall. Mr. Newhall's address is c/o New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202.

 (4) The address for Prudential Insurance Company of America is One Gateway Center, 11th Floor, Newark, NJ 07102.


 (5) Represents securities owned by Sutter Hill Ventures, a California Limited Partnership, managing directors and a director of the general partner of Sutter Hill, retirement trusts of some of such managing directors, family partnerships associated with such managing directors, Sutter Hill Entrepreneurs Fund (AI), L.P., Sutter Hill Entrepreneurs Fund (QP), L.P. and other entities associated with Sutter Hill. The general partner of Sutter Hill Ventures, Sutter Hill Ventures LLC, is also the general partner of the Sutter Hill Entrepreneurs Funds. Each individual managing director of the general partner disclaims beneficial interest in the stock held by other individuals and by Sutter Hill except to their pecuniary interest in the partnership. Messrs. David L. Anderson, G. Leonard Baker, Jr., William
     H. Younger, Jr., Tench Coxe and Gregory P. Sands may be deemed to have investment and voting power with respect to all or some of these shares. The address for the Sutter Entities is c/o Sutter Hill Ventures, 755 Page Mill Road, Suite A-200, Palo Alto, CA 94163.



 (6) Represents securities owned by Accel IV L.P., Accel Investors 95 L.P., Accel Keiretsu L.P., and Ellmore C. Patterson Partners. Messrs. Arthur C. Patterson, James R. Swartz, James W. Breyer, Eugene D. Hill, Paul H. Klingenstein, Luke B. Evnin, and G. Carter Sednaoui may be deemed to have investment and voting power with respect to all or some of these shares. However, each individual disclaims beneficial interest in the stock held by other individuals. The address for the Accel Entities is c/o Accel Partners, 428 University Avenue, Palo Alto, CA 94301.



 (7) Represents securities owned by Nassau Capital and NAS Partners I. The voting and investment with respect to these securities is under common control. Messrs. Randall Hack and John Quigley may be deemed to have investment and voting power with respect to all or some of these shares. However, each individual disclaims beneficial interest in the stock held by other individuals. The address for the Nassau Entities is c/o Nassau Capital Partners LP, 22 Chambers Street, 2nd Floor, Princeton, NJ 08542.


 (8) The address for this person is c/o AMERIGROUP Corporation, 4425 Corporation Lane, Suite 300, Virginia Beach, VA 23462.

 (9) Includes options to purchase 242,458 shares of common stock. Mr. McWaters has agreed to sell up to 75,000 shares of common stock in the event the underwriters exercise their over-allotment option. If the over-allotment option is exercised in full, Mr. McWater's percentage ownership will decrease to 3.4%.

(10) Includes options only. Mr. McBride's address is 150 Golf House Road, Haverford, PA 19041.

(11) Includes options only. Ms. James' address is c/o Heritage Foundation, 555 Main Street, Suite 800, Norfolk, VA 23510.

(12) Includes options only.

(13) Includes options to purchase 46,623 shares of common stock.

(14) Includes options to purchase 6,250 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

     On the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Shares of each class have a par value of $0.01 per share. The following description summarizes information about our capital stock. You can obtain more comprehensive information about our capital stock by consulting our amended and restated bylaws and certificate of incorporation, as well as the Delaware General Corporation Law.

COMMON STOCK


     As of June 30, 2000, there were 806,199 shares of common stock outstanding, which were held of record by approximately 20 stockholders. An additional 13,732,887 shares of common stock will be issued to approximately 31 stockholders at the time this offering closes as the result of mandatory conversion of our outstanding convertible preferred stock and exercise of our Series E warrants.


     Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

     The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

     - restricting dividends on the common stock,

     - diluting the voting power of the common stock,

     - impairing the liquidation rights of the common stock, or

     - delaying or preventing a change of control of AMERIGROUP.

     There are currently 27,215,775 shares of preferred stock outstanding, comprised of:

     - 8,000,000 shares designated as Series A convertible preferred stock (with one common share equivalent voting right for every two shares held),

     - 7,025,000 shares designated as Series B convertible preferred stock (with one common share equivalent voting right for every two shares held),

     - 6,480,000 shares designated as Series C convertible preferred stock (with one common share equivalent voting right for every two shares held),

     - 3,710,775 shares designated as Series D convertible preferred stock (with one common share equivalent voting right for every two shares held), and

     - 2,000,000 shares designated as Series E mandatorily redeemable preferred stock (with 1 to 0.5625 common share equivalent voting rights).

     On June 30, 2000, the preferred stock was held of record by approximately 31 holders. Each share of convertible preferred stock will automatically convert into one-half share of common stock at the time we close this offering. The Series E mandatorily redeemable preferred stock will be redeemed at the time we close this offering. Following this, there will be no preferred stock outstanding, and we have no current plans to issue any shares of preferred stock.

WARRANTS

     In connection with our July 1998 financing, we sold to the purchasers of our Series E mandatorily redeemable preferred stock warrants to purchase an aggregate of 1,125,000 shares of common stock at an exercise price of $.02 per share, subject to adjustment. These warrants may be exercised at any time but only as to 0.5625 shares of common stock for every one share of Series E mandatorily redeemable preferred stock redeemed. We have exercised our right to accelerate the exercise date for these warrants to immediately prior to the closing of this offering. If all the holders of these warrants exercise them on or prior to the closing of this offering, there will be an additional 1,125,000 shares of common stock outstanding. These warrants are subject to customary anti-dilution protections and expire on July 28, 2005.

     In May 1998, we issued a warrant to purchase 25,000 shares of common stock that currently has an effective exercise price of $3.00 per share. This warrant is exercisable at any time. This warrant is also subject to customary anti-dilution protections and expires on May 15, 2003.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND AMERIGROUP'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     Some provisions of our amended and restated certificate of incorporation and amended and restated by-laws, each of which will become effective upon closing of this offering, may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  CLASSIFIED BOARD OF DIRECTORS

     Our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

  CUMULATIVE VOTING

     Our amended and restated certificate of incorporation will expressly deny stockholders the right to cumulative voting in the election of directors.

  STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

     Our amended and restated certificate of incorporation will eliminate the ability of stockholders to act by written consent. It will further provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our president or a majority of our directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS

     Our amended and restated by-laws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated by-laws will also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES

     Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of AMERIGROUP by means of a proxy contest, tender offer, merger or otherwise.

AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation will impose supermajority vote requirements in connection with business combination transactions and the amendment of provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

TRANSFER AGENT REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LISTING

     We expect our common stock to be approved for quotation on the Nasdaq National Market under the symbol "AMGP."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. We cannot assure you that a significant public market for our common stock will develop or will be sustained after the offering.

     Future sales in the public markets of substantial amounts of our common stock (including shares issued on the exercise of outstanding options and warrants) could adversely affect the market prices prevailing from time to time for the common stock. It could also impair our ability to raise capital through future sales of equity securities.


     After completion of this offering, we will have 18,939,086 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options). All of the 4,400,000 shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any of the shares that are acquired by "affiliates" as that term is defined in Rule 144 under the Securities Act.


     Shares acquired by affiliates and the remaining shares held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below.

LOCK-UP

     We have agreed that, without the prior written consent of Deutsche Bank, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of capital stock or any securities that may be converted into or exchanged for shares of capital stock for a period of 180 days from the date of this prospectus. Our officers and directors, and most of our stockholders, have also entered into agreements to the same effect.

RULE 144

     In general, Rule 144 has the effect that, beginning 90 days after the date of this prospectus, a person who has beneficially owned our shares for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the total number of shares of common stock then outstanding, or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner which was not an affiliate), is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k)" shares may be sold immediately on completion of this offering.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases ordinary shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this prospectus is entitled to resell those shares 90 days after the effective date of this prospectus in reliance on Rule 144, without having to comply with certain restrictions (including the holding period) contained in Rule 144.

     Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. It permits non-affiliates to sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

     Shares eligible for sale in the public market based on shares outstanding at the time we close this offering is as follows:


NUMBER OF SHARES                                DATE
----------------                                ----
    4,400,000       After the date of this prospectus. Freely tradeable shares sold in this offering.
       62,140       After the date of this prospectus or 90 days after the date of this prospectus. Shares not locked up and eligible for
                    resale under Rule 144 or 701.
   13,351,946       180 days after the date of this prospectus when the lock-up expires. Shares eligible for resale under Rule 144, Rule
                    144(k) or Rule 701.
    1,125,000       Various dates as these shares qualify for an exemption from registration under Rule 144 or 701.


REGISTRATION RIGHTS

     Upon the expiration of the six months following the closing of this offering, the holders of at least 40% of the common stock issued on conversion of our Series A, B, and C preferred stock and exercise of warrants issued to our Series E mandatorily redeemable preferred stockholders may require us on up to three occasions to use our best efforts to file a registration statement covering the public sale of part of that common stock having an aggregate offering price of more that $5 million. We have the right to delay any registration required by up to 90 days.

     These holders also have piggy-back registration rights to include their shares in any registration statement we file on our own behalf (other than for employee benefit plan and business acquisitions or corporate restructurings) or on behalf of other stockholders.

     In addition, these holders have the right to request us to register their securities on a short-form S-3 registration statement on up to three occasions.

     Silicon Valley Bank, which owns warrants to purchase 25,000 shares of common stock, has piggy-back registration rights until the first anniversary of this offering and Prudential Insurance Company of America, which currently owns 3,710,775 shares of our Series D convertible preferred stock, convertible into 1,855,387 shares of common stock upon completion of this offering, has piggy-back registration rights until the fifth anniversary of this offering.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Banc of America Securities LLC and UBS Warburg LLC, have severally agreed to purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Deutsche Bank Securities Inc. ..............................
Banc of America Securities LLC..............................
UBS Warburg LLC.............................................

                                                               -------
          Total: ...........................................
                                                               =======

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $     per share
under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession of not more than $     per share to other dealers.
After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.


     We and Jeffrey L. McWaters, our President, Chief Executive Officer and Chairman of our board of directors, have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to a total of additional 660,000 shares of common stock, of which up to 75,000 would be sold by Mr. McWaters, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We and Mr. McWaters will be obligated, pursuant to this option, to sell these shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.


     The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is
currently expected to be approximately   % of the initial public offering price.
We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                       TOTAL FEES
                                                     ----------------------------------------------
                                                      WITHOUT EXERCISE OF     WITH FULL EXERCISE OF
                                    FEE PER SHARE    OVER-ALLOTMENT OPTION    OVER-ALLOTMENT OPTION
                                    -------------    ---------------------    ---------------------
Fees paid by AMERIGROUP...........    $                  $                        $
Fees paid by Mr. McWaters.........                                 --

     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $          .

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our officers and directors, most of our stockholders and selected holders of options to purchase our stock have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part, subject to limited exceptions, without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and sell shares pursuant to our stock plans without such consent. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

     We expect our common stock to be approved for quotation on the Nasdaq National Market under the symbol "AMGP."

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.


     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 220,000 shares for our employees, family members of employees, business associates and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors to be considered in determining the public offering price will be:

     - Prevailing market conditions,

     - our results of operations in recent periods,

     - the present stage of our development,

     - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business, and

     - estimates of our business potential.

     The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The financial statements and schedule of AMERIGROUP Corporation as of December 31, 1998 and 1999 and for the years ending December 31, 1997, 1998 and 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The statements of revenues and expenses of contracts acquired of the Medicaid business of Oxford Health Plans (NJ), Inc. for the six months ended June 30, 1998 and for the year ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) which we have filed with the Commission under the Securities Act, with respect to the common stock offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of documents filed as exhibits are not necessarily complete, and reference is made to the copy so filed, each such statement being qualified in all respects by such reference. You can inspect and copy the registration statement and the reports and other information we file with the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, N.Y. 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

     Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the Commission. You can inspect and copy these reports and other information of our company at the locations set forth above or download these reports from the Commission's Web site.


     We have applied to have our common stock approved for quotation on the Nasdaq National Market.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AMERIGROUP CORPORATION:
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Stockholders' Deficit............   F-6
Consolidated Statements of Cash Flows.......................   F-7
Notes to Consolidated Financial Statements..................   F-9

OXFORD HEALTH PLANS (NJ), INC.:
Independent Auditors' Report................................  F-28
Statements of Revenues and Expenses of Contracts Acquired...  F-29
Notes to Statements of Revenues and Expenses of Contracts
  Acquired..................................................  F-30

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
AMERIGROUP Corporation:

     We have audited the accompanying consolidated balance sheets of AMERIGROUP Corporation and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMERIGROUP Corporation and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

February 25, 2000, except as to Note 14, which

  is as of July 10, 2000


Norfolk, Virginia

/s/ KPMG LLP

                             AMERIGROUP CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                                   PRO FORMA
                                                                         HISTORICAL                (NOTE 15)
                                                              ---------------------------------   -----------
                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,     MARCH 31,
                                                                1998       1999        2000          2000
                                                              --------   --------   -----------   -----------
                                                                                    (UNAUDITED)   (UNAUDITED)
                      ASSETS (NOTE 7)
Current assets:
  Cash and cash equivalents.................................  $ 85,732   $100,379    $ 84,759      $ 84,759
  Short-term investments (note 3)...........................     1,255     65,839      69,862        69,862
  Premium receivables.......................................        --      6,695      10,250        10,250
  Deferred income taxes (note 6)............................       242      4,943       2,293         2,293
  Prepaid expenses and other current assets (note 3)........     2,550      4,054       5,914         5,914
                                                              --------   --------    --------      --------
    Total current assets....................................    89,779    181,910     173,078       173,078
Property, equipment and software, net (note 4)..............     4,335      7,714       8,672         8,672
Goodwill, net of accumulated amortization of $160, $2,048
  and $2,806 at December 31, 1998 and 1999 and March 31,
  2000, respectively (note 5)...............................     5,341     20,615      19,854        19,854
Other assets................................................       247      2,739       4,167         4,167
Investments on deposit for licensure (note 3)...............     1,667      8,992      10,808        10,808
Deferred income taxes (note 6)..............................        --        351         368           368
                                                              --------   --------    --------      --------
                                                              $101,369   $222,321    $216,947      $216,947
                                                              ========   ========    ========      ========
 LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
                           DEFICIT
Current liabilities:
  Bank overdrafts...........................................     7,313      1,413       3,016         3,016
  Current portion of long-term debt (note 7)................  $  1,833   $  1,833    $  2,000      $  2,000
  Accounts payable..........................................       822      1,767       1,892         1,892
  Accrued payroll...........................................     1,761      3,497       1,200         1,200
  Experience rebate payable.................................     1,386      3,123       4,140         4,140
  Income taxes payable......................................        --        287       2,611         2,611
  Accrued expenses..........................................     2,633      4,547       7,112         7,112
  Unearned revenue..........................................        --     27,960          --            --
  Claims payable............................................    54,394    114,372     123,707       123,707
                                                              --------   --------    --------      --------
    Total current liabilities...............................    70,142    158,799     145,678       145,678
Long-term debt (note 7).....................................     8,167      6,177       5,677         5,677
Other liabilities...........................................        --      1,450       1,450         1,450
Deferred income taxes (note 6)..............................       242         --          --            --
                                                              --------   --------    --------      --------
    Total liabilities.......................................    78,551    166,426     152,805       152,805
                                                              --------   --------    --------      --------
Redeemable preferred stock (note 8):
  Series E mandatorily redeemable preferred stock, $0.01 par value. Authorized 2,000,000 shares; issued and
    outstanding 1,000,000 shares at December 31, 1998,
    2,000,000 shares at December 31, 1999 and March 31, 2000
    historical and no shares at March 31, 2000 pro forma....     4,586     10,330      10,716        10,716
  Series A convertible preferred stock, $.01 par value.
    Authorized 8,000,000 shares; issued and outstanding
    8,000,000 shares historical and no shares pro forma.....    12,924     14,194      14,511            --
  Series B convertible preferred stock, $.01 par value.
    Authorized 7,025,000 shares; issued and outstanding
    7,025,000 shares historical and no shares pro forma.....    21,022     23,173      23,710            --
  Series C convertible preferred stock, $.01 par value.
    Authorized 6,480,000 shares; issued and outstanding
    6,480,000 shares historical and no shares pro forma.....    20,890     23,209      23,789            --
                                                              --------   --------    --------      --------
    Total redeemable preferred stock........................    59,422     70,906      72,726        10,716
                                                              --------   --------    --------      --------
Stockholders' deficit (notes 8, 9 and 14):
  Series D convertible preferred stock, $0.01 par value.
    Authorized 10,000,000 shares; issued and outstanding
    3,710,775 shares at December 31, 1999 and March 31, 2000
    historical and no shares at March 31, 2000 pro forma....        --         37          37            --
  Common stock, $.01 par value. Authorized 60,000,000 shares historical and 100,000,000 pro forma; issued and
    outstanding 529,136, 640,632, and 648,820 at December
    31, 1998 and 1999, and March 31, 2000 historical,
    respectively, and 18,781,707 shares at March 31, 2000
    pro forma...............................................        10         11          11           137
Additional paid-in capital..................................       662     18,185      19,974        81,895
Accumulated deficit.........................................   (37,276)   (33,244)    (27,216)      (27,216)
Deferred compensation (note 9)..............................        --         --      (1,390)       (1,390)
                                                              --------   --------    --------      --------
    Total stockholders' deficit.............................   (36,604)   (15,011)     (8,584)       53,426
Commitments and contingencies (note 12)
                                                              --------   --------    --------      --------
                                                              $101,369   $222,321    $216,947      $216,947
                                                              ========   ========    ========      ========


          See accompanying notes to consolidated financial statements.

                             AMERIGROUP CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                THREE MONTHS
                                           YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                                       ---------------------------------   ----------------------
                                         1997       1998        1999         1999        2000
                                       --------   --------   -----------   --------   -----------
                                                                                (UNAUDITED)
Revenues:
  Premium............................  $ 64,878   $186,790   $   392,296   $ 60,004   $   147,654
  Investment income..................     2,184      3,389         6,404      1,183         2,710
                                       --------   --------   -----------   --------   -----------
    Total revenues...................    67,062    190,179       398,700     61,187       150,364
                                       --------   --------   -----------   --------   -----------
Expenses:
  Health benefits....................    55,340    155,877       334,192     50,896       118,332
  Selling, general and
    administrative...................    19,920     29,166        52,846      8,712        17,088
  Depreciation and amortization......       652      1,197         3,635        420         1,360
  Interest...........................        --        483           811        211           201
                                       --------   --------   -----------   --------   -----------
    Total expenses...................    75,912    186,723       391,484     60,239       136,981
                                       --------   --------   -----------   --------   -----------
    Income (loss) before income
      taxes..........................    (8,850)     3,456         7,216        948        13,383
Income tax benefit (expense) (note
  6).................................        --         --         4,100         --        (5,535)
                                       --------   --------   -----------   --------   -----------
    Net income (loss)................    (8,850)     3,456        11,316        948         7,848
Accretion of redeemable preferred
  stock dividends (note 8)...........    (5,740)    (6,126)       (7,284)    (1,820)       (1,820)
                                       --------   --------   -----------   --------   -----------
    Net income (loss) attributable to
      common stockholders............  $(14,590)  $ (2,670)  $     4,032   $   (872)  $     6,028
                                       ========   ========   ===========   ========   ===========
Net income (loss) per share (note
  10):
  Basic net income (loss) per
    share............................  $ (28.29)  $  (5.07)  $      7.11   $  (1.65)  $      9.35
                                       ========   ========   ===========   ========   ===========
  Weighted average number of common
    shares outstanding...............   515,750    526,651       567,146    529,136       644,786
                                       ========   ========   ===========   ========   ===========
  Diluted net income (loss) per
    share............................  $ (28.29)  $  (5.07)  $      0.66   $  (1.65)  $      0.48
                                       ========   ========   ===========   ========   ===========
  Weighted average number of common
    shares and potential dilutive
    common shares outstanding........   515,750    526,651    14,695,324    529,136    15,681,194
                                       ========   ========   ===========   ========   ===========

                             AMERIGROUP CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                    YEAR          THREE MONTHS
                                                                   ENDED             ENDED
                                                                DECEMBER 31,       MARCH 31,
                                                                    1999              2000
                                                                ------------      ------------
Pro forma net income per common share information
  (unaudited) (note 15):
  Historical net income attributable to common
    stockholders............................................    $     4,032       $     6,028
  Pro forma adjustment to eliminate preferred dividends.....          7,284             1,820
                                                                -----------       -----------
         Pro forma net income...............................    $    11,316       $     7,848
                                                                ===========       ===========
  Basic pro forma net income per common share...............    $      0.86       $      0.59
                                                                ===========       ===========
  Pro forma weighted average number of common shares
    outstanding.............................................     13,175,033        13,252,673
                                                                ===========       ===========
  Diluted pro forma net income per common share.............    $      0.74       $      0.50
                                                                ===========       ===========
  Pro forma weighted average number of common shares and
    potential dilutive common shares outstanding............     15,358,762        15,681,194
                                                                ===========       ===========


          See accompanying notes to consolidated financial statements.

                             AMERIGROUP CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (DOLLARS IN THOUSANDS)


                                                          SERIES D
                                   COMMON STOCK       PREFERRED STOCK     ADDITIONAL                                    TOTAL
                                ------------------   ------------------    PAID-IN     ACCUMULATED     DEFERRED     STOCKHOLDERS'
                                 SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL       DEFICIT     COMPENSATION      DEFICIT
                                ---------   ------   ---------   ------   ----------   -----------   ------------   -------------
Balances at December 31,
  1996........................    500,500    $10            --    $--      $    --      $(20,016)            --       $(20,006)
Common stock issued upon
  exercise of stock options...     20,474     --            --     --            6            --             --              6
Accreted dividends on
  redeemable preferred
  stock.......................         --     --            --     --           --        (5,740)            --         (5,740)
Net loss......................         --     --            --     --           --        (8,850)            --         (8,850)
                                ---------    ---     ---------    ---      -------      --------       --------       --------
Balances at December 31,
  1997........................    520,974     10            --     --            6       (34,606)            --        (34,590)
Warrants issued in conjunction
  with Series E mandatorily
  redeemable preferred stock
  (note 8)....................         --     --            --     --          650            --             --            650
Common stock issued upon
  exercise of stock options...      8,162     --            --     --            6            --             --              6
Accreted dividends on
  redeemable preferred stock..         --     --            --     --           --        (6,126)            --         (6,126)
Net income....................         --     --            --     --           --         3,456             --          3,456
                                ---------    ---     ---------    ---      -------      --------       --------       --------
Balances at December 31,
  1998........................    529,136     10            --     --          662       (37,276)            --        (36,604)
Warrants issued in conjunction
  with Series E mandatorily
  redeemable preferred stock
  (note 8)....................         --     --            --     --          800            --             --            800
Common stock issued upon
  exercise of stock options...    111,496      1            --     --           99            --             --            100
Series D convertible preferred
  stock issued in conjunction
  with acquisition (notes 5
  and 8)......................         --     --     3,710,775     37       16,624            --             --         16,661
Accreted dividends on
  redeemable preferred
  stock.......................         --     --            --     --           --        (7,284)            --         (7,284)
Net income....................         --     --            --     --           --        11,316             --         11,316
                                ---------    ---     ---------    ---      -------      --------       --------       --------
Balances at December 31,
  1999........................    640,632     11     3,710,775     37       18,185       (33,244)            --        (15,011)
Common stock issued upon
  exercise of stock options
  (unaudited).................      8,188     --            --     --            8            --             --              8
Accreted dividends on
  redeemable preferred stock
  (unaudited).................         --     --            --     --           --        (1,820)            --         (1,820)
Issuance of common stock
  options at below market
  value (note 9)
  (unaudited).................         --     --            --     --        1,781            --         (1,781)            --
Amortization of deferred
  compensation (note 9)
  (unaudited).................         --     --            --     --           --            --            391            391
Net income (unaudited)........         --     --            --     --           --         7,848             --          7,848
                                ---------    ---     ---------    ---      -------      --------       --------       --------
Balances at March 31, 2000
  (unaudited).................    648,820    $11     3,710,775    $37      $19,974      $(27,216)        (1,390)      $ (8,584)
                                =========    ===     =========    ===      =======      ========       ========       ========


          See accompanying notes to consolidated financial statements.

                             AMERIGROUP CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                      THREE MONTHS
                                     YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                   -----------------------------   -------------------
                                    1997      1998       1999        1999       2000
                                   -------   -------   ---------   --------   --------
                                                                       (UNAUDITED)
Cash flows from operating
  activities:
  Net income (loss)..............  $(8,850)  $ 3,456   $  11,316   $    948   $  7,848
                                   -------   -------   ---------   --------   --------
  Adjustments to reconcile net
     income (loss) to net cash
     provided by (used in)
     operating activities:
     Depreciation and
       amortization..............      652     1,197       3,635        420      1,360
     Deferred tax expense
       (benefit).................       --        --      (5,294)        --      2,633
     Amortization of deferred
       compensation..............       --        --          --         --        391
     Changes in assets and
       liabilities increasing
       (decreasing) cash flows
       from operations:
       Premium receivables.......       --        --      (6,695)      (264)    (3,555)
       Prepaid expenses and other
          current assets.........     (542)   (1,924)     (1,504)       804     (1,860)
       Other assets..............      (31)      (82)     (2,315)       (25)    (1,444)
       Accounts payable, accrued
          payroll, experience
          rebate payable, income
          taxes payable and
          accrued expenses.......    3,080     1,439       6,619        209      3,734
       Unearned revenue..........      184      (184)     27,960         --    (27,960)
       Claims payable............    8,908    33,748      59,978        506      9,335
       Other long-term
          liabilities............       --        --       1,450         --         --
                                   -------   -------   ---------   --------   --------
          Net cash provided by
            (used in) operating
            activities...........    3,401    37,650      95,150      2,598     (9,518)
                                   -------   -------   ---------   --------   --------
Cash flows from investing
  activities:
  Proceeds from redemption of
     held-to-maturity
     securities..................       --     4,100      73,422      1,142     44,971
  Purchase of held-to-maturity
     investments.................       --    (5,355)   (138,008)   (22,097)   (48,994)
  Purchase of property, equipment
     and software................     (937)   (2,805)     (5,096)      (829)    (1,541)
  Proceeds from sale of
     investments on deposit for
     licensure...................      636       937       1,677        117      5,223
  Purchase of investments on
     deposit for licensure.......   (1,265)   (1,250)     (9,002)    (1,888)    (7,039)
  Purchase of contract rights and
     related assets..............       --    (5,501)       (500)        --         --
                                   -------   -------   ---------   --------   --------
          Net cash used in
            investing
            activities...........   (1,566)   (9,874)    (77,507)   (23,555)    (7,380)
                                   -------   -------   ---------   --------   --------

                             AMERIGROUP CORPORATION

                             (DOLLARS IN THOUSANDS)


                                                                      THREE MONTHS
                                     YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                   -----------------------------   -------------------
                                    1997      1998       1999        1999       2000
                                   -------   -------   ---------   --------   --------
                                                                       (UNAUDITED)
Cash flows from financing
  activities:
  Change in bank overdrafts......       --     7,313      (5,900)     1,182      1,603
  Proceeds from issuance of debt,
     net of issuance costs.......  $    --   $ 9,884   $   8,137   $     --   $     --
  Payment of debt................       --        --     (10,333)      (333)      (333)
  Proceeds from exercise of
     common stock options........        5         5         100         --          8
  Proceeds from issuance of
     Series E mandatorily
     redeemable preferred stock
     and related warrants, net of
     issuance costs..............       --     4,850       5,000      5,000         --
                                   -------   -------   ---------   --------   --------
          Net cash provided by
            (used in) financing
            activities...........        5    22,052      (2,996)     5,849      1,278
                                   -------   -------   ---------   --------   --------
Net increase (decrease) in cash
  and cash equivalents...........    1,840    49,828      14,647    (15,108)   (15,620)
Cash and cash equivalents at
  beginning of period............   34,064    35,904      85,732     85,732    100,379
                                   -------   -------   ---------   --------   --------
Cash and cash equivalents at end
  of period......................  $35,904   $85,732   $ 100,379   $ 70,624   $ 84,759
                                   =======   =======   =========   ========   ========
Supplemental disclosures of cash
  flow information:
  Cash paid for interest.........  $    --   $   417   $     878   $    213   $    133
                                   =======   =======   =========   ========   ========
  Cash paid for income taxes.....  $    --   $   157   $     751   $     --   $    580
                                   =======   =======   =========   ========   ========


  In 1999, AMERIGROUP Corporation issued 3,710,775 shares of Series D convertible preferred stock, valued at $16,661, to The Prudential Insurance Company of America (Prudential) in exchange for certain assets of Prudential's Medicaid line of business in the District of Columbia and the State of Maryland (note 5).

          See accompanying notes to consolidated financial statements.

                             AMERIGROUP CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(1) CORPORATE ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

  (a) Corporate Organization

     AMERIGROUP Corporation (the Company), a Delaware corporation, was organized to create a community-focused managed care company with an emphasis on providing healthcare services to people eligible to receive Medicaid and Children's Health Insurance Program benefits.

     During 1995, the Company incorporated wholly-owned subsidiaries in New Jersey, Illinois and Texas to develop, own and operate health maintenance organizations (HMOs) in those states. During 1996, the Company began enrolling Medicaid members in HMOs: AMERIGROUP New Jersey, Inc. (formerly known as AMERICAID New Jersey, Inc.), AMERICAID Illinois, Inc. and AMERICAID Texas, Inc. During 1999, the Company incorporated a wholly-owned subsidiary in Delaware, AMERIGROUP Maryland, Inc., a Managed Care Organization, to develop, own and operate a managed care organization in Maryland and an HMO in the District of Columbia. This subsidiary purchased certain contracts and related assets from The Prudential Insurance Company of America and the Prudential Health Care Plan, Inc. (Prudential) relating to its Medicaid lines of business in the State of Maryland and the District of Columbia during 1999 (note 5).

  (b) Principles of Consolidation

     The consolidated financial statements include the financial statements of AMERIGROUP Corporation and its four wholly-owned subsidiaries: AMERIGROUP New Jersey, Inc., AMERICAID Illinois, Inc., AMERICAID Texas, Inc. and AMERIGROUP Maryland, Inc., a Managed Care Organization. All significant intercompany balances and transactions have been eliminated in consolidation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  (a) Cash Equivalents

     For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid temporary investments with original maturities of three months or less to be cash equivalents. The Company has cash equivalents of $85,438 and $89,311 at December 31, 1998 and 1999, respectively, which consist of money market funds, certificates of deposit and U.S. Treasury securities.

  (b) Short-Term Investments and Investments on Deposit for Licensure

     Short-term investments and investments on deposit for licensure at December 31, 1998 and 1999 consist of U.S. Treasury securities, asset-backed government securities, debt securities of government sponsored entities and certificates of deposit. The Company considers all investments with maturities greater than three months but less than twelve months to be short-term investments. The Company classifies its debt and equity securities in one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 1998 and 1999, all of the Company's securities are classified as held-to-maturity.

                             AMERIGROUP CORPORATION

     Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. A decline in the market value of any held-to-maturity security below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned.

  (c) Property, Equipment and Software

     Property, equipment and software are stated at cost. Depreciation on property, equipment and software is calculated on the straight-line method over the estimated useful lives of the assets. Property and equipment held under leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:


Leasehold improvements...................................  3-7 years
Furniture and fixtures...................................  5-7 years
Equipment................................................  3-5 years
Software.................................................  3-5 years

  (d) Goodwill

     Goodwill, which represents the excess of aggregate purchase price over the estimated fair value of net assets acquired, is amortized on a straight-line basis over 18 months to 20 years, the expected periods to be benefited. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  (e) Other Assets

     Other assets include software development costs in progress, deposits, restricted cash (see note 3) and debt issuance costs which are being amortized over the term of the outstanding debt.

  (f) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                             AMERIGROUP CORPORATION

  (g) Stock-Based Compensation

     As permitted under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), the Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25), and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

  (h) Premium Revenue

     The Company records premium revenue based on membership and premium information from each state. Premiums are due monthly and are recognized as revenue during the period in which the Company is obligated to provide service to members. Unearned revenue at December 31, 1999 consists of advance premiums paid by the States of Maryland and Texas, primarily due to Year 2000 issues, which did not occur.

  (i) Experience Rebate Payable


     Experience rebate payable includes estimates of amounts due under contracts with a state government. These amounts are computed monthly based on a percentage of the contract profits as defined, of each contract with the state. The profitability computation includes premium revenue received from the state less actual medical and administrative costs incurred and paid and less estimated unpaid claims payable for the applicable membership. The unpaid claims payable estimates are based on historical payment patterns using actuarial techniques. The contract periods end on August 31 and the experience rebate payable for each period is recalculated and adjusted each month, if required. A final settlement is made 334 days after the contract period ends using paid claims data.


  (j) Claims Payable


     Accrued medical expenses for inpatient, outpatient surgery, emergency room, specialist, pharmacy and ancillary medical claims include amounts billed and not paid and an estimate of cost incurred for unbilled services provided. These liabilities are principally based on historical payment patterns using actuarial techniques. In addition, claims processing costs are accrued based on an estimate of the costs necessary to process unpaid claims. Claims payable are reviewed and adjusted periodically and, as adjustments are made, differences are included in current operations. Claims payable also includes estimates of amounts due to or from contracted providers under risk-sharing arrangements. The arrangements are based upon quality measures as well as medical results. Estimates relating to risk-sharing arrangements are calculated as a percentage, typically 25% to 50%, of the differences between actual results and specified targets of medical expense as well as a sharing of profits in excess of the targeted medical and administrative expenses, typically 7% to 10% of total premiums covered under the contract.


  (k) Stop-loss Coverage

     Stop-loss premiums, net of recoveries, are included in health benefits expense in the accompanying Consolidated Statements of Operations.

                             AMERIGROUP CORPORATION

  (l) Impairment of Long-Lived Assets

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets, determined based upon discounted future cash flows or if available, other readily determinable evidence of fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment of long-lived assets was recorded in 1997, 1998 or 1999.

  (m) Net Income Attributable to Common Stockholders Per Share

     Basic net income attributable to common stockholders per share has been computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding. Diluted net income attributable to common stockholders per share reflects the potential dilution that could occur assuming the inclusion of dilutive potential common shares and has been computed by dividing net income attributable to common stockholders by the weighted average number of common shares and dilutive potential common shares outstanding. Dilutive potential common shares include all outstanding stock options and warrants after applying the treasury stock method and convertible redeemable preferred stock to the extent it is dilutive.

     On June 30, 2000, the Company's Board of Directors and the Company's stockholders approved a one-for-two reverse stock split of the Company's common stock (note 15). All agreements concerning stock options and warrants to purchase common stock provide for adjustments in the number of options or warrants and the related exercise price in the event of the declaration of a reverse stock split. All references to number of shares, except shares authorized, to common stock per share information, except par value per share and to stock options and warrants to purchase common stock in the consolidated financial statements have been restated to reflect the stock split on a retroactive basis.

  (n) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (o) Risks and Uncertainties

     The Company's profitability depends in large part on accurately predicting and effectively managing health care costs. The Company continually reviews its premium and benefit structure to reflect its underlying claims experience and revised actuarial data; however, several factors could adversely affect the medical loss ratios. Certain of these factors, which include changes in health care practices, inflation, new technologies, major epidemics, natural disasters and malpractice litigation, are beyond any health plan's control and could adversely affect the Company's ability to accurately predict and effectively control health care costs. Costs in excess of those anticipated could have a material adverse effect on the Company's results of operations.

                             AMERIGROUP CORPORATION

  (p) Interim Financial Statements

     The financial statements of the Company for the interim periods presented are unaudited, but, in the opinion of the Company's management, reflect adjustments (consisting only of normal recurring adjustments), which the Company considers necessary for the fair presentation of the financial position and results of operations and cash flows for the interim periods presented. The interim financial statements included herein have been prepared in accordance with generally accepted accounting principles and the instructions to Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Results for the interim periods presented are not necessarily indicative of results that may be expected for the entire year or any other interim period.

(3) RESTRICTED CASH, SHORT-TERM INVESTMENTS AND INVESTMENTS ON DEPOSIT FOR LICENSURE

     As a condition of the Company's Loan and Security Agreement (note 7), the Company is required to maintain cash in an account maintained with the Lender equal to at least 25% of the total debt outstanding under the agreement. The restricted cash on deposit is subject to a lien in favor of the Lender. At December 31, 1999, the Company maintained $2,100 in an account with the Lender's Agent, with $1,544 of the amount included in prepaid expenses and other current assets and $526 included in other assets, net in the accompanying 1999 Consolidated Balance Sheet. The short-term and long-term portions are determined based on the related debt balances to which the restriction is related.

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for held-to-maturity short-term investments are as follows at December 31, 1998 and 1999:

                                                      GROSS         GROSS
                                                    UNREALIZED    UNREALIZED
                                       AMORTIZED     HOLDING       HOLDING
                                         COST         GAINS         LOSSES      FAIR VALUE
                                       ---------    ----------    ----------    ----------
1998:
  Government securities..............   $   999        $20           $--         $ 1,019
  Certificate of deposit.............       256         --            --             256
                                        -------        ---           ---         -------
     Total...........................   $ 1,255        $20           $--         $ 1,275
                                        =======        ===           ===         =======
1999:
  Money market funds.................   $21,101        $33           $--         $21,134
  U.S. Treasury securities...........     1,140         --            --           1,140
  Certificate of deposit.............        99         --             4              95
  Asset-backed government
     securities......................    33,360          4            --          33,364
  Debt securities of government
     sponsored entities..............    10,139         --             8          10,131
                                        -------        ---           ---         -------
     Total...........................   $65,839        $37           $12         $65,864
                                        =======        ===           ===         =======

     As a condition for licensure by various state governments to operate HMOs, the Company is required to maintain certain funds on deposit with or under the control of the various departments of insurance. Accordingly, at December 31, 1998 and 1999, the amortized cost,

                             AMERIGROUP CORPORATION
gross unrealized holding gains, gross unrealized holding losses and fair value for these held-to-maturity U.S. Treasury securities are as follows:

                                                      GROSS         GROSS
                                                    UNREALIZED    UNREALIZED
                                       AMORTIZED     HOLDING       HOLDING
                                         COST         GAINS         LOSSES      FAIR VALUE
                                       ---------    ----------    ----------    ----------
1998:
  U.S. Treasury securities, $1,354
     matures within one year, $313
     matures within one to five
     years...........................   $1,667         $12           $--          $1,679
                                        ======         ===           ===          ======
1999:
  U.S. Treasury securities, matures
     within one year.................   $3,628         $--           $26          $3,602
  Federal Home Loan Bank discount
     notes, mature within one year...    4,477          88            --           4,565
  Escrow account.....................      692          --            --             692
  Accrued interest...................      195          --            --             195
                                        ------         ---           ---          ------
     Total...........................   $8,992         $88           $26          $9,054
                                        ======         ===           ===          ======


     The state governments in which the Company operates require the Company to maintain investments on deposit in specific dollar amounts based on either formulas or set amounts as determined by state regulations. The Company purchases interest-based investments with a fair value equal to or greater than the required dollar amount. The interest that accrues on these investments is not restricted and is available for withdrawal by the Company.


(4) PROPERTY, EQUIPMENT AND SOFTWARE, NET

     Property, equipment and software, net at December 31, 1998 and 1999 is summarized as follows:

                                                               1998       1999
                                                              -------    ------
Leasehold improvements......................................  $   837    $1,501
Furniture and fixtures......................................    1,428     2,354
Equipment...................................................    3,189     6,130
Software....................................................      984     1,484
                                                              -------    ------
                                                                6,438    11,469
Less accumulated depreciation and amortization..............    2,103     3,755
                                                              -------    ------
                                                              $ 4,335    $7,714
                                                              =======    ======

(5) CONTRACTS PURCHASED

  (a) Prudential

     Effective June 1, 1999, the Company purchased certain assets and provider contracts of Prudential's Medicaid line of business in Maryland. Additionally, effective August 1, 1999, the Company purchased certain assets and provider contracts of Prudential's Medicaid line of business in the District of Columbia. The assets purchased consist of Prudential's rights to provide managed care services to its Maryland and District of Columbia HMO members and the assignment of Prudential's contracts with healthcare providers. The Company utilized the purchase method of accounting. For consideration of these assets received, the Company

                             AMERIGROUP CORPORATION
issued 3,710,775 shares of Series D two-to-one convertible preferred stock at a fair value of $16,661. The Company recorded goodwill of $17,161 based on the fair value of the assets received and the transaction costs of $500 related to the acquisition. Prudential's provider contracts were assigned to the Company for a maximum of one year, during which time the Company actively re-contracted with the providers. Although acquiring the Prudential provider contracts was necessary to meet certain Maryland and District of Columbia network requirements, the Company kept the Prudential provider contracts in place for a maximum period of one year, therefore, no value was assigned to the acquired provider contracts. The goodwill is amortized on a straight-line basis over 20 years, except for $3,021 of goodwill related to a component of the Medicaid line of business in Maryland which is amortized over 18 months. The Maryland Medicaid contract rights and other related assets acquired from Prudential on June 1, 1999 consisted of two components. One component relates to members served by a major provider subject to an 18-month contract. The Company believes that provider has the ability to control the enrollment related to this component. As a result, the Company assigned an 18-month life to the component related to the members controlled by that provider. Contingent upon the operating results of the Company, an additional 1,000,000 shares of Series D stock may be issued in consideration of the assets received. The number of contingent shares that may ultimately be issued will be calculated based on the operating results of the Company for any 12-month period ending no later than May 31, 2001. The Company selects the 12-month period to be used in the calculation. The portion of the 1,000,000 contingent shares issued is equal to the excess of the stipulated baseline earnings as defined in the agreement, if any, over actual earnings, divided by baseline earnings. However, no contingent shares will be issued if, during the referenced time period, the Company files a registration statement with the Securities and Exchange Commission to offer its common stock at a price at or above $15.00 per share or if the Company's stock is listed on a national stock exchange and the price closes at or above $15.00 for a period of ten consecutive days. On June 30, 2000 the Company notified Prudential that the Company's results had exceeded the stipulated baseline earnings for a twelve month period and that no contingent shares are due.


  (b) Oxford


     Effective July 1, 1998, the Company purchased certain assets and assumed certain provider contracts of Oxford New Jersey's (Oxford's) Medicaid line of business. The assets purchased consisted of Oxford's rights to provide managed care services to its Medicaid members and assignment of its contracts with healthcare providers. The Company utilized the purchase method of accounting. The Company paid $5,501 in cash including transaction costs, resulting in goodwill of the same amount. Oxford's provider contracts were assigned to the Company for a maximum of one year, during which time the Company actively re-contracted with the providers. The Company already operated as an HMO in New Jersey, and in some cases its existing provider contracts had rates more favorable to the Company than those of Oxford. Although acquiring the Oxford provider contracts was necessary to meet certain state network requirements, the Company kept the Oxford provider contracts in place for a maximum of one year, and therefore no value was assigned to the acquired provider contracts. The goodwill is amortized on a straight-line basis over 20 years, the expected period to be benefited.


  (c) Pro Forma Results of Operations

     The following unaudited pro forma summary information presents the consolidated income statement information as if both of the aforementioned transactions had been consummated on

                             AMERIGROUP CORPORATION

January 1, 1998, and do not purport to be indicative of what would have occurred had the acquisitions been made at that date or of the results which may occur in the future.


                                                            YEARS ENDED DECEMBER 31,
                                                            ------------------------
                                                               1998          1999
                                                            ----------    ----------
Premium revenue...........................................   $435,764      $479,545
                                                             ========      ========
Net income (loss).........................................   $ (2,907)     $  7,008
                                                             ========      ========
Diluted net income (loss) per share.......................   $ (17.16)     $   0.36
                                                             ========      ========


     The unaudited pro forma summary information reflects adjustments made to the Company's historical statements by including the applicable results of operations of Prudential's Medicaid lines of business in Maryland and the District of Columbia and of Oxford's Medicaid line of business in New Jersey prior to their respective acquisitions.

(6) INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000 (unaudited) consists of the following:

                                             CURRENT BENEFIT OF
                                             NET OPERATING LOSS
                                  CURRENT      CARRYFORWARDS       DEFERRED     TOTAL
                                  -------    ------------------    --------    -------
Year ended December 31, 1997:
  U.S. federal..................  $   --          $    --          $    --     $    --
  State and local...............      --               --               --          --
                                  ------          -------          -------     -------
                                  $   --          $    --          $    --     $    --
                                  ======          =======          =======     =======
Year ended December 31, 1998:
  U.S. federal..................  $1,043          $(1,043)         $    --     $    --
  State and local...............     161             (161)              --          --
                                  ------          -------          -------     -------
                                  $1,204          $(1,204)         $    --     $    --
                                  ======          =======          =======     =======
Year ended December 31, 1999:
  U.S. federal..................  $5,972          $(4,939)         $(4,584)    $(3,551)
  State and local...............     925             (764)            (710)       (549)
                                  ------          -------          -------     -------
                                  $6,897          $(5,703)         $(5,294)    $(4,100)
                                  ======          =======          =======     =======
Three months ended March 31,
  2000 (unaudited):
  U.S. federal..................  $2,512          $    --          $ 2,281     $ 4,793
  State and local...............     390               --              352         742
                                  ------          -------          -------     -------
                                  $2,902          $    --          $ 2,633     $ 5,535
                                  ======          =======          =======     =======

                             AMERIGROUP CORPORATION

     There was no income tax benefit for the years ended December 31, 1997 and 1998. Income tax expense (benefit) was ($4,100) for the year ended December 31, 1999 and $5,535 for the three months ended March 31, 2000 (unaudited). These amounts differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income (loss) before income taxes as a result of the following:


                                                                          THREE MONTHS
                           YEAR ENDED      YEAR ENDED      YEAR ENDED        ENDED
                          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     MARCH 31,
                              1997            1998            1999            2000
                          ------------    ------------    ------------    ------------
                                                                          (UNAUDITED)
Computed "expected" tax
  expense (benefit).....    $(3,009)        $ 1,175         $ 2,453          $4,550
Increase (reduction) in
  income taxes resulting
  from:
  Change in the
     beginning of the
     year balance of the
     valuation allowance
     for deferred tax
     assets allocated to
     federal income tax
     expense............      2,975          (1,228)         (6,764)             --
  State and local income
     taxes, net of
     federal income tax
     effect.............         --              --            (362)            490
  Effect of intra-period
     tax allocation.....         --              --              --             440
  Effect of
     nondeductible
     expenses...........         34              53             573              55
                            -------         -------         -------          ------
     Total income tax
       expense
       (benefit)........    $    --         $    --         $(4,100)         $5,535
                            =======         =======         =======          ======

                             AMERIGROUP CORPORATION

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 and at March 31, 2000 (unaudited) are presented below:

                                           DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                               1998            1999           2000
                                           ------------    ------------    -----------
                                                                           (UNAUDITED)
Deferred tax assets:
  Estimated claims incurred but not
     reported, deductible as paid for tax
     purposes............................  $      1,000    $      1,284    $     1,388
  Vacation and bonus accruals, deductible
     as paid for tax purposes............           190             453            437
  Contractual allowances, deductible as
     written off for tax purposes........            --             551            191
  Other accruals, deductible as paid for
     tax purposes........................           221           1,110          1,134
  Goodwill, due to timing differences in
     amortization between book and tax...            --             280            417
  Organizational costs, due to timing
     differences in amortization between
     book and tax........................           514             249            186
  Unearned revenue, included in income as
     received for tax purposes...........            --           2,086             --
  Net operating loss carryforwards.......         5,703              --             --
                                           ------------    ------------    -----------
     Total deferred tax assets...........         7,628           6,013          3,753
Less valuation allowance.................         7,368              --             --
                                           ------------    ------------    -----------
     Net deferred tax assets.............           260           6,013          3,753
Deferred tax liabilities:
  Property and equipment, due to
     differences in book and tax
     depreciation methods................          (236)           (345)          (371)
  Intra-period tax allocation............            --              --           (316)
  Other..................................           (24)           (374)          (405)
                                           ------------    ------------    -----------
     Total deferred tax liabilities......          (260)           (719)        (1,092)
                                           ------------    ------------    -----------
     Net deferred tax assets and
       liabilities.......................  $         --    $      5,294    $     2,661
                                           ============    ============    ===========

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Due to historic losses and the uncertainty of future income as of December 31, 1998, the Company had recorded a valuation allowance to defer recognition of the income tax benefit until it was deemed more likely than not the benefit would be realized. During 1999, the Company removed the valuation allowance as it deemed that the benefits of the deferred tax assets would more likely than not be realized. The changes in the valuation allowance for deferred tax assets during 1997, 1998 and 1999, respectively, were decreases (increases) of $(3,267), $1,342, and $7,368 and were reflected as decreases (increases) to deferred income tax expense.

                             AMERIGROUP CORPORATION

(7) LONG-TERM DEBT


     During 1998, the Company entered into a Loan and Security Agreement with a bank to obtain debt financing of $10,000. At December 31, 1998, a total of $10,000 was outstanding, of which $1,833 was current. As part of the Loan and Security Agreement, the Company issued warrants at fair value to the bank to purchase 25,000 shares of common stock. The exercise price of the warrants was equal to the fair value of the common stock on the date of grant. Because the fair value of the warrants was immaterial, no original issue discount was recorded. These warrants are currently exercisable at a price per share of $3.00 and expire May 15, 2003. During 1999, the Company repaid this long-term debt financing in its entirety.


     Concurrent with the repayment of the original long-term debt during 1999, the Company entered into a second Loan and Security Agreement with two banks to obtain debt financing of $16,500, consisting of a term loan of $9,000 and a revolver commitment of $7,500. The term loan and revolver are secured by cash and cash equivalents, accounts receivable, property and equipment, certain other assets of the Company and by the common stock of its wholly owned subsidiaries. The principal on the term loan bears interest at a rate equal to the prime rate plus 0.75%, which was 9.0% at December 31, 1999. Interest on the term loan is payable monthly on the first day of the month. Principal of $167 is paid on the term loan each month beginning December 1, 1999 through April 1, 2003. The remaining principal balance is due April 30, 2003. Scheduled principal payments on the outstanding term loan are as follows:

2000.......................................................  $1,833
2001.......................................................   2,000
2002.......................................................   2,000
2003.......................................................   2,177
                                                             ------
                                                             $8,010
                                                             ======

     At December 31, 1999, no amounts were outstanding under the revolver commitment. The revolver commitment bears interest at a rate equal to the Prime Rate plus 0.75%, which was 9.0% at December 31, 1999. The Company also pays a rate of 0.5% as a commitment fee on the unused portion of the revolver commitment. Interest on the revolver commitment is payable monthly on the first day of the month. Any principal balance on the revolver loan is due April 30, 2003.

     Pursuant to the Loan and Security Agreement, the Company must meet certain financial covenants. At December 31, 1999, the Company is in compliance with such covenants. These financial covenants include meeting certain financial ratios, a minimum net worth requirement and a restricted cash requirement.

                             AMERIGROUP CORPORATION

(8) REDEEMABLE PREFERRED STOCK

     Redeemable preferred stock is summarized as follows:

                               SERIES E              SERIES A              SERIES B              SERIES C
                          -------------------   -------------------   -------------------   -------------------
                           SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                          ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at
  December 31, 1996.....         --   $    --   8,000,000   $10,384   7,025,000   $16,720   6,480,000   $16,252
Accreted dividends......         --        --          --     1,270          --     2,151          --     2,319
                          ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at
  December 31, 1997.....         --        --   8,000,000    11,654   7,025,000    18,871   6,480,000    18,571
Issuance of Series E
  mandatorily redeemable
  preferred stock.......  1,000,000     4,200          --        --          --        --          --        --
Accreted dividends......         --       386          --     1,270          --     2,151          --     2,319
                          ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at
  December 31, 1998.....  1,000,000     4,586   8,000,000    12,924   7,025,000    21,022   6,480,000    20,890
Issuance of Series E
  mandatorily redeemable
  preferred stock.......  1,000,000     4,200          --        --          --        --          --        --
Accreted dividends......         --     1,544          --     1,270          --     2,151          --     2,319
                          ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at
  December 31, 1999.....  2,000,000    10,330   8,000,000    14,194   7,025,000    23,173   6,480,000    23,209
Accreted dividends
  (unaudited)...........         --       386          --       317          --       537          --       580
                          ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at
  March 31, 2000
  (unaudited)...........  2,000,000   $10,716   8,000,000   $14,511   7,025,000   $23,710   6,480,000   $23,789
                          =========   =======   =========   =======   =========   =======   =========   =======

                                                                  TOTAL
                                                                REDEEMABLE
                                                                PREFERRED
                                                                  STOCK
                                                                ----------
                                                                  SHARES
                                                                ----------
Balances at December 31, 1996...............................      43,356
Accreted dividends..........................................       5,740
                                                                  ------
Balances at December 31, 1997...............................      49,096
Issuance of Series E mandatorily redeemable preferred
  stock.....................................................       4,200
Accreted dividends..........................................       6,126
                                                                  ------
Balances at December 31, 1998...............................      59,422
Issuance of Series E mandatorily redeemable preferred
  stock.....................................................       4,200
Accreted dividends..........................................       7,284
                                                                  ------
Balances at December 31, 1999...............................      70,906
Accreted dividends (unaudited)..............................       1,820
                                                                  ------
Balances at March 31, 2000 (unaudited)......................      72,726
                                                                  ======

  Series E

     During July 1998, the Company issued 1,000,000 units of its Series E Mandatorily Redeemable Preferred Stock and Warrants (Series E) at a price of $5.00 per unit (the first tranche). During January 1999, the Company issued an additional 1,000,000 units of the

                             AMERIGROUP CORPORATION

Series E at a price of $5.00 per unit (the second tranche). Each unit includes a share of Series E preferred stock and an unattached warrant to purchase 0.5625 shares of common stock at a price of $0.02 per share. Of the gross proceeds of $5.00, $0.80 has been allocated to the warrants issued based on fair value. The fair value of the warrants sold was determined by the Company's Board of Directors and was consistent with the exercise price of the stock options of the Company at the time of issuance. The warrants are exercisable at any time and expire on July 28, 2005 for the first tranche and January 28, 2006 for the second tranche. The remaining amount of $4.20 is attributable to Series E stock. The redeemable preferred stock is recorded at its original fair value of $4.20 per share, plus accreted dividends.


     In accordance with the terms of the Series E mandatorily redeemable preferred stock, dividends per share accrue as follows:

                                                FIRST TRANCHE    SECOND TRANCHE
                                                -------------    --------------
September 30, 1998............................      $2.05            $  --
December 31, 1998.............................         --               --
March 31, 1999................................         --             2.05
June 30, 1999.................................         --               --
September 30, 1999............................         --               --
December 31, 1999.............................         --               --
March 31, 2000................................         --               --
June 30, 2000.................................         --               --
September 30, 2000............................         --               --
December 31, 2000.............................       0.10               --
March 31, 2001................................       0.15               --
June 30, 2001.................................       0.16             0.10
September 30, 2001............................       0.16             0.15
December 31, 2001.............................       0.16             0.16
March 31, 2002................................       0.17             0.16
June 30, 2002.................................       0.17             0.16
September 30, 2002............................       0.18             0.17
December 31, 2002.............................       0.18             0.17
March 31, 2003................................       0.19             0.18
June 30, 2003.................................       0.19             0.18
September 30, 2003............................         --             0.19
December 31, 2003.............................         --             0.19

     The total of these dividends are charged to retained earnings on the interest method over the five-year period each tranche is outstanding.

     The Series E stock is mandatorily redeemable upon the sale of the Company, an initial public offering, at the option of the Company or at July 28, 2003 for the first tranche and January 28, 2004 for the second tranche. If the Series E stock is redeemed prior to December 31, 2000 based upon the sale of the Company, an initial public offering or at the option of the Company, then $12,500 will be the redemption amount. However, if not redeemed prior to the mandatory dates, the mandatory redemption requirements for Series E stock are $8,060 for each of the years ended December 31, 2003 and 2004.

     The Series E cumulative dividends are payable upon redemption, liquidation, dissolution or winding up of the Company. The Series E redemption value has liquidation preference over common stock and all other series of preferred stock. Series E stockholders have the right to

                             AMERIGROUP CORPORATION
vote with holders of Series A, B, C and D preferred stock and the holders of the common stock on all matters coming before the Company's stockholders and is entitled to cast a number of votes as if each share of Series E were 0.5625 shares of common stock.

     The holders of the majority of the Series E shares, voting as a separate class, shall be necessary to alter the specific terms, rights and privileges of the Series E preferred stock.

  Series A, B and C

     The Series A, B and C preferred stock are convertible to common shares on a two-for-one basis, subject to adjustment for stock splits, at the option of the preferred stockholder and have one common share equivalent voting right for every two shares held. The Series A, B and C preferred stock carry a noncumulative 10% dividend payable upon approval by the Board of Directors. These dividends, if declared but not paid, have liquidation preferences over common stock with Series C dividends having preference over Series A and B dividends. Series A, B, C and E have liquidation preferences over Series D. Series D has liquidation preferences over common stock.

     Also, beginning December 23, 2003, the Series A, B and C preferred stockholders have the right to redeem each year a portion of their preferred stock plus an amount per share equal to the original issue price plus an amount equal to 10% of the original issue price compounded annually from the date of the original sale to redemption. The preferred stock is fully redeemable by December 23, 2005. The Company accretes dividends on Series A, B and C using the interest method and adds the accrued dividends to the applicable redeemable preferred stock issue balance.

     The holders of a majority of the Series C shares, voting as a separate class, shall be necessary to alter the specific terms, rights and privileges of the Series C preferred stock.

     The holders of a majority of Series A, B, C and E shares, voting together as a separate class, are necessary to approve any amendment to the Certificate of Incorporation or bylaws that adversely affects or limits any of their rights.

  Series D

     During 1999, the Company issued 3,710,775 shares of Series D convertible preferred stock as consideration for purchasing the contracts and certain other assets of Prudential's Medicaid line of business in the state of Maryland and the District of Columbia (note 5). Contingent upon the operating results of the Company, an additional 1,000,000 shares of Series D stock may be issued. The Series D preferred stock is convertible to common shares on a two-for-one basis, subject to adjustment for stock splits, at the option of the preferred stockholder and has one common share equivalent voting right for every two shares held. The Series D convertible preferred stock does not carry a stated dividend.

(9) STOCK OPTION PLAN

     In 1994, the Company established the 1994 Stock Plan which provides for the granting of either stock incentive options or nonqualified options to purchase shares of the Company's common stock by officers and other employees of the Company for up to 2,099,500 shares of common stock as of December 31, 1999. On February 9, 2000, the Company increased the number of options available for grant to 2,249,500. Under the plan, an option's maximum term is ten years. Twenty percent of the options vest upon grant date or at an employee's hiring anniversary date, whichever is later, and five percent at the end of each three-month period

                             AMERIGROUP CORPORATION
thereafter. A summary of the 1994 Stock Plan at December 31, 1997, 1998, and 1999 and the changes during the years then ended follows:

                                 1997                    1998                    1999
                         ---------------------   ---------------------   ---------------------
                                     WEIGHTED-               WEIGHTED-               WEIGHTED-
                                      AVERAGE                 AVERAGE                 AVERAGE
                                     EXERCISE                EXERCISE                EXERCISE
                          SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                         ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at
  beginning of year....  1,026,061     $0.54     1,305,842     $0.84     1,382,253     $0.88
Granted................    415,751      1.40       271,250      1.40       389,595      3.65
Exercised..............     20,474      0.29         8,162      0.72       111,496      0.89
Forfeited..............    115,496      0.32       186,677      1.34        92,809      1.53
                         ---------     -----     ---------     -----     ---------     -----
Outstanding at end of
  year.................  1,305,842     $0.84     1,382,253     $0.88     1,567,543     $1.53
                         =========     =====     =========     =====     =========     =====

     The following table summarizes information related to the stock options outstanding at December 31, 1999:

                                                                              WEIGHTED-
                                                                               AVERAGE
                                                                              REMAINING
                                                 OPTIONS        OPTIONS      CONTRACTUAL
EXERCISE PRICE                                 OUTSTANDING    EXERCISABLE    LIFE (YEARS)
--------------                                 -----------    -----------    ------------
$0.20........................................     185,750       172,175          5.50
$0.40........................................     438,911       385,165          5.88
$1.40........................................     564,077       243,690          7.62
$3.00........................................     333,055        66,077          9.50
$8.60........................................      45,750            --          9.50
                                                ---------       -------          ----
                                                1,567,543       867,107          7.33
                                                =========       =======          ====

     At December 31, 1999, the number of options exercisable was 867,107 and the weighted-average exercise price of those options was $0.84.


     On February 9, 2000, the Company granted an additional 267,451 options at an exercise price of $8.60.



     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, compensation cost related to stock options issued to employees would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. During the three months ended March 31, 2000, the Company recorded deferred charges of $1,781, representing the difference between the exercise price and the deemed fair value of the Company's common stock for the options granted in the three months ended March 31, 2000 (unaudited). The deferred compensation will be amortized to expense over the period the options vest, generally four to five years. The Company recognized $391 in non-cash compensation expense related to the amortization of deferred compensation during the three months ended March 31, 2000 (unaudited). Had compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS No. 123, the Company's net loss would have been increased to $8,881 in 1997 and the Company's net income would have been decreased to $3,400 and $11,219 in 1998 and 1999, respectively. Diluted net income (loss) per share would have been $(28.34) in 1997, $(5.18) in 1998 and $0.66 in 1999.

                             AMERIGROUP CORPORATION

     The fair value of each option grant is estimated on the date of grant using an option pricing model with the following assumptions: no dividend yield, no expected volatility, risk-free interest rate of 6.7% and expected life of seven years.

(10) EARNINGS PER SHARE


     The following table sets forth the calculation of basic and diluted net income (loss) per share:



                                YEAR ENDED     YEAR ENDED     YEAR ENDED     THREE MONTHS      THREE MONTHS
                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   ENDED MARCH 31,   ENDED MARCH 31,
                                   1997           1998           1999            1999              2000
                               ------------   ------------   ------------   ---------------   ---------------
                                                                                       (UNAUDITED)
Basic net income (loss) per
  share:
  Net income (loss)
    attributable to common
    stockholders.............   $  (14,590)    $   (2,670)   $     4,032      $      (872)      $     6,028
                                ==========     ==========    ===========      ===========       ===========
  Weighted average number of
    common shares
    outstanding..............      515,750        526,651        567,146          529,136           644,786
    Basic net income (loss)
      per share..............   $   (28.29)    $    (5.07)   $      7.11      $     (1.65)      $      9.35
                                ==========     ==========    ===========      ===========       ===========
Diluted net income (loss) per
  share:
  Net income (loss)
    attributable to common
    stockholders.............   $  (14,590)    $   (2,670)   $     4,032      $      (872)      $     6,028
  Plus: Accretion of
    convertible preferred
    stock dividends due to
    assumed conversion.......           --             --          5,740               --             1,434
                                ----------     ----------    -----------      -----------       -----------
  Diluted net income (loss)
    attributable to common
    stockholders.............   $  (14,590)    $   (2,670)   $     9,772      $      (872)      $     7,462
                                ==========     ==========    ===========      ===========       ===========
Weighted average number of
  common shares outstanding..      515,750        526,651        567,146          529,136           644,786
Dilutive effect of stock
  options and warrants (as
  determined by applying the
  treasury stock method) and
  convertible preferred
  stock......................           --             --     14,128,178               --        15,036,408
                                ----------     ----------    -----------      -----------       -----------
Weighted average number of
  common shares and potential
  dilutive common shares
  outstanding................      515,750        526,651     14,695,324          529,136        15,681,194
                                ==========     ==========    ===========      ===========       ===========
Diluted net income (loss) per
  share......................   $   (28.29)    $    (5.07)   $      0.66      $     (1.65)      $      0.48
                                ==========     ==========    ===========      ===========       ===========

                             AMERIGROUP CORPORATION

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash and cash equivalents, short-term investments, premium receivables, prepaid expenses and other current assets, accounts payable, accrued payroll, experience rebate payable, accrued expenses and claims payable: The carrying amounts approximate fair value because of the short maturity of these items.

     Long-term debt: The carrying amounts approximate fair value since the interest rate on long-term debt varies with the prime rate.

(12) COMMITMENTS

  (a) Minimum Reserve Requirements

     Regulations governing the Company's managed care operations in New Jersey, Texas, Illinois, Maryland and the District of Columbia require the applicable subsidiary to meet certain minimum net worth requirements. Each subsidiary was in compliance with their requirements at December 31, 1999.

  (b) Stop-loss Coverage

     Each of the Company's subsidiaries carry stop-loss coverage for hospital medical expense through an independent carrier. The policies limit stop-loss coverage to certain maximum lifetime indemnity amounts per insured member, subject to certain deductibles and certain loss percentages. This stop-loss coverage does not relieve any of the Company's subsidiaries of their primary obligation to the plan members.

  (c) General Liability and Malpractice

     The Company maintains a general liability policy through an independent carrier subject to annual coverage limits and a separate claims-incurred umbrella policy through an independent carrier subject to annual coverage limits for amounts exceeding the general liability limits.

     Additionally, the Company maintains professional liability coverage for certain claims which is provided by an independent carrier and is subject to annual coverage limits. Professional liability policies are on a claims-made basis and must be renewed or replaced with equivalent insurance if claims incurred during its term, but asserted after its expiration, are to be insured.

  (d) Operating Lease Agreements

     The Company leases office space and certain office equipment under operating leases which expire at various dates through 2004. Future minimum payments by year and in the

                             AMERIGROUP CORPORATION
aggregate under all noncancelable operating leases consist of the following approximate amounts at December 31, 1999:

2000.......................................................  $2,218
2001.......................................................   2,128
2002.......................................................   1,843
2003.......................................................   1,475
2004.......................................................     795
                                                             ------
                                                             $8,459
                                                             ======

     Total rent expense for all office space and office equipment under noncancelable operating leases was approximately $982, $1,130 and $1,900 in 1997, 1998 and 1999, respectively, and is included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

(13) DEFERRED COMPENSATION SAVINGS PLAN

     The Company's employees have the option to participate in a deferred compensation plan sponsored by the Company. All full-time employees of AMERIGROUP Corporation and subsidiaries may elect to participate in this plan. This plan is exempt from income taxes under Section 401(k) of the Internal Revenue Code. Participants may contribute a certain percentage of their compensation subject to maximum federal and plan limits. The Company may elect to match a certain percentage of each employee's contributions up to specified limits. For the years ended December 31, 1997, 1998 and 1999, there were no matching contributions made by the Company.


(14) AUTHORIZATION FOR INITIAL PUBLIC OFFERING, REVERSE STOCK SPLIT, EMPLOYEE STOCK PURCHASE PLAN, STOCK OPTION GRANTS AND EQUITY INCENTIVE PLAN


     On May 10, 2000, the Board of Directors authorized the Company to file a registration statement with the U.S. Securities and Exchange Commission for an initial public offering of its common stock. Additionally, on June 30, 2000, the Board of Directors and the Company's stockholders approved a one-for-two reverse stock split of the Company's common stock. The Company intends to file the necessary documents with the State of Delaware. The Board of Directors also approved amendments to the Company's Articles of Incorporation increasing the authorized number of shares of common stock to 100,000,000 and authorizing 10,000,000 shares of preferred stock to be issued. The Board of Directors also authorized the Company to exercise its right to accelerate the exercise date of the warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders to immediately prior to the closing of the planned initial public offering.

     The Company adopted an Employee Stock Purchase Plan on June 30, 2000, under which employees who have at least six months of service, work more than twenty hours per week and who are not "highly compensated employees" within the meaning of Section 414(q) of the Internal Revenue Code are eligible to participate, except for employees who own five percent or more of the common stock of the Company and any subsidiary of the Company. The Company has reserved for issuance 600,000 shares of common stock under the Employee Stock Purchase Plan.


     On June 30, 2000, the Company granted an additional 62,500 fully vested, exercisable stock options to the external directors of the Company at an exercise price of $15.00. The

                             AMERIGROUP CORPORATION

Company also granted 86,500 unvested options at an exercise price of $15.00 to certain employees of the Company on June 30, 2000. On July 10, 2000, the Company granted 100,000 options to the President of the Company at an exercise price of $15.00.



     On July 10, 2000 the Company adopted the 2000 Equity Incentive Plan (Plan). The Plan provides that employees, directors and consultants, as selected by the Board of Directors, may be granted awards of stock options, restricted stock, phantom stock and stock bonuses. The Company has reserved for issuance a maximum of 2,064,000 shares of common stock under the Plan. In addition, shares remaining available for issuance under the 1994 Stock Plan will be available for issuance under the Plan. Generally, the Board of Directors will determine the exercise period, which may not exceed ten years from the date of the grant.


(15) UNAUDITED PRO FORMA INFORMATION


     The unaudited March 31, 2000 pro forma consolidated balance sheet and pro forma net income per common share information for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to the conversion of all of our outstanding convertible preferred stock into 12,607,887 shares of common stock upon the completion of the proposed offering described in note 14. For purposes of the unaudited pro forma balance sheet, the transactions have been assumed to have occurred on March 31, 2000. For purposes of the unaudited pro forma net income per common share information, the transactions were assumed to have occurred as of January 1, 1999. The unaudited pro forma information presented does not purport to represent the financial position or net income per common share of the Company if such transactions had occurred on such dates or to project the Company's financial position or net income per common share as of any future date or for any future period.


     The table below provides supporting calculations for the unaudited pro forma net income per common share.


                                                                  YEAR        THREE MONTHS
                                                                 ENDED           ENDED
                                                              DECEMBER 31,     MARCH 31,
                                                                  1999            2000
                                                              ------------    ------------
Computation of pro forma weighted average number of common
  shares outstanding:
  Historical................................................      567,146         644,786
  Common shares issued on conversion of convertible
    preferred stock.........................................   12,607,887      12,607,887
                                                              -----------     -----------
                                                               13,175,033      13,252,673
                                                              ===========     ===========
Computation of pro forma weighted average number of common
  shares and potentially dilutive common shares outstanding:
  Historical................................................   14,695,324      15,681,194
  Common shares issued on conversion of convertible
    preferred stock.........................................   12,607,887      12,607,887
  Elimination of effect of convertible preferred shares and
    warrants in historical amount...........................  (11,944,449)    (12,607,887)
                                                              -----------     -----------
                                                               15,358,762      15,681,194
                                                              ===========     ===========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Oxford Health Plans (NJ), Inc.

The Board of Directors
AMERICAID New Jersey, Inc:

     We have audited the accompanying statements of revenues and expenses of contracts acquired of the Medicaid business of Oxford Health Plans (NJ), Inc. (the Company) for the six months ended June 30, 1998, and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of revenues and expenses presentation. We believe that our audits of the statements of revenues and expenses provide a reasonable basis for our opinion.

     The accompanying statements of revenues and expenses were prepared to present the revenues and expenses of contracts acquired of the Medicaid Business of Oxford Health Plans (NJ), Inc. pursuant to the purchase agreement between Oxford Health Plans (NJ), Inc. and AMERICAID New Jersey, Inc., a wholly owned subsidiary of AMERIGROUP Corporation.

     In our opinion, the statements of revenues and expenses of contracts acquired referred to above present fairly, in all material respects, the results of operations of the Medicaid Business of Oxford Health Plans (NJ), Inc. for the six months ended June 30, 1998, and the year ended December 31, 1997, pursuant to the purchase agreement referred to in note 1, in conformity with generally accepted accounting principles.

November 16, 1998
Norfolk, Virginia

/s/ KPMG LLP

              MEDICAID BUSINESS OF OXFORD HEALTH PLANS (NJ), INC.

           STATEMENTS OF REVENUES AND EXPENSES OF CONTRACTS ACQUIRED
  FOR THE SIX MONTHS ENDED JUNE 30, 1998, AND THE YEAR ENDED DECEMBER 31, 1997

                                                                 1998           1997
                                                              -----------    -----------
Premium revenues............................................  $34,068,852    $82,857,422
                                                              -----------    -----------
Expenses:
  Medical expenses, net:
     Inpatient hospital.....................................   11,863,228     29,234,788
     Physician services.....................................   12,571,746     27,825,067
     Pharmacy...............................................    3,502,771      8,461,476
     Other medical services.................................    5,271,426     10,583,125
                                                              -----------    -----------
       Total medical expenses, net..........................   33,209,171     76,104,456
                                                              -----------    -----------
  Management fees (note 3)..................................    3,767,696     14,948,081
                                                              -----------    -----------
       Total expenses.......................................   36,976,867     91,052,537
                                                              -----------    -----------
       Loss before income taxes.............................   (2,908,015)    (8,195,115)
Income tax benefit (note 4).................................   (1,017,805)    (2,899,863)
                                                              -----------    -----------
       Net loss.............................................  $(1,890,210)   $(5,295,252)
                                                              ===========    ===========

   See accompanying notes to statements of revenues and expenses of contracts acquired.

              MEDICAID BUSINESS OF OXFORD HEALTH PLANS (NJ), INC.

                  NOTES TO STATEMENTS OF REVENUES AND EXPENSES
                             OF CONTRACTS ACQUIRED
  FOR THE SIX MONTHS ENDED JUNE 30, 1998, AND THE YEAR ENDED DECEMBER 31, 1997

(1) ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

  (a) Organization

     Oxford New Jersey Medicaid (the Business) operated as a division of Oxford Health Plan (NJ), Inc. (Oxford-NJ), serving the Medicaid population in New Jersey. Oxford-NJ is a wholly owned subsidiary of Oxford Health Plans, Inc. (Oxford), a Delaware Corporation. The Business has been granted authority to operate as a New Jersey health maintenance organization (HMO) by the Department of Health of the State of New Jersey. The Business is a federally qualified competitive medical plan.

     Effective July 1, 1998, AMERICAID New Jersey, Inc., a wholly owned subsidiary of AMERIGROUP Corporation, purchased certain assets of the Business pursuant to an asset purchase agreement. The assets purchased consisted of the contracts of the Business with members of the HMO, the contracts of the Business with healthcare providers, and the State of New Jersey Medicaid contract of the Business. AMERICAID New Jersey, Inc. did not purchase any tangible assets nor did it assume any liabilities of the Business, therefore, no balance sheets are presented in these special purpose financial statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  (a) Income Taxes

     The Business's operating results were included in Oxford's consolidated federal income tax return. In accordance with the tax sharing arrangement with Oxford, Oxford-NJ calculates its federal income tax as though it filed a separate federal return. The Business's operating results were included in Oxford-NJ's state income tax return.

  (b) Premium Revenues

     Premiums are due monthly and are recognized as revenue during the period in which the Business is obligated to provide services to members, and are net of amounts established for termination of members.

  (c) Stop-Loss Coverage

     Stop-loss premiums, net of recoveries, are included in other medical expenses in the accompanying statements of revenues and expenses.

  (d) Management Fee


     The Business is charged a management fee by Oxford for all administrative, selling, general, and financial advisory services performed on its behalf. This fee includes charges for lease expenses incurred by Oxford-NJ on behalf of the Business. The allocation method used to calculate management fees for the Business was consistent with the method used by Oxford for all of these types of intercompany allocations. The method used reasonably estimates all costs related to the contract rights and other assets sold to AMERICAID New Jersey, Inc.


  (e) Medical Expenses

     The Business contracts with various healthcare providers for the provision of certain medical care services to its members and generally compensates these providers on a fee-for-services basis.

     Medical expenses are estimated by management based on evaluations of providers' claims submitted and provisions for incurred but not reported (IBNR) claims. Oxford-NJ estimates the

              MEDICAID BUSINESS OF OXFORD HEALTH PLANS (NJ), INC.

                  NOTES TO STATEMENTS OF REVENUES AND EXPENSES
                      OF CONTRACTS ACQUIRED -- (CONTINUED)

amount of the provision for IBNR using standard actuarial methodologies based upon historical data including the average interval between the date services are rendered and the date claims are paid, expected medical cost inflation, seasonality patterns and increases or decreases in membership. The estimates for submitted claims and IBNR claims are made on an accrual basis and adjusted in future periods as required.

  (f) Use of Estimates

     Management of the Business has made a number of estimates and assumptions relating to these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) TRANSACTIONS WITH RELATED PARTIES

     Certain members of the Board of Directors of Oxford-NJ are also members of the Boards of Directors of Oxford, Oxford Health Plans (NY) Inc., and its wholly-owned subsidiary Oxford Health Insurance, Inc. (Oxford-NY); Oxford Health Plans (CT) Inc. (Oxford-CT); Oxford Health Plans (NH), Inc. (Oxford-NH); Oxford Health Plans (PA), Inc. (Oxford-PA); Oxford Health Plan (FL), Inc. (Oxford-FL); and Oxford Health Plans (IL), Inc. (Oxford-IL). Oxford-NJ, Oxford-NY, Oxford-CT, Oxford-NH, Oxford-PA, Oxford-FL, and Oxford-IL are all wholly-owned subsidiaries of Oxford.

     In consideration for services provided during the six months ended June 30, 1998 and for the year ended December 31, 1997, the Business paid management fees to Oxford calculated as a percentage of the Business's gross margin (premium revenues less total medical expenses, net) but not less than a minimum amount calculated as 9 percent of the Business's premium revenues. These calculations are performed on a quarterly basis.

(4) INCOME TAXES

     Income tax expense (benefit) for the six months ended June 30, 1998 and the year ended December 31, 1997 differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income (loss) before income taxes primarily due to state income taxes.

(5) STOP-LOSS COVERAGE

     Oxford-NJ maintains stop-loss coverage with a major insurance company to limit its medical expense exposure. The policy held by Oxford-NJ covers the Business. Under the terms of this agreement the insurance company will reimburse Oxford-NJ for 50 percent to 90 percent of the cost of each member's annual medical services, excluding prescription drugs, in excess of a $150,000 deductible, up to a lifetime limitation of $2,000,000 per member. Stop-loss premiums charged to other medical expenses in the accompanying financial statements amounted to $8,912 during the first six months of 1998 and $16,412 in 1997. There were no reinsurance recoveries during any of these periods.

(6) CONCENTRATION OF CREDIT RISK

     All of the Business's premium revenue is earned from the Medicaid contract with the State of New Jersey. Since all revenue is earned from this single contract, significant concentration of credit risk exists.

              MEDICAID BUSINESS OF OXFORD HEALTH PLANS (NJ), INC.

                  NOTES TO STATEMENTS OF REVENUES AND EXPENSES
                      OF CONTRACTS ACQUIRED -- (CONTINUED)

(7) CONTINGENCIES

     Oxford is a defendant in a large number of purported securities class action lawsuits and shareholder derivative lawsuits which have been filed after the substantial decline in the price of Oxford's common stock on October 27, 1997. The costs of defending such lawsuits and management's time commitments in defending such lawsuits and their financial disposition may adversely affect Oxford's results of operations and financial condition. Although the outcome of these actions cannot be predicted at this time, Oxford believes that the defendants have substantial defenses to the claims asserted in the complaints and intends to defend the actions vigorously. Oxford's HMO and insurance subsidiaries, including Oxford-NJ, are not defendants in these lawsuits. Oxford, including its subsidiaries, is also the subject of examinations, investigations and inquiries by several governmental agencies, including various insurance departments and state departments of health, the New York State Attorney General, the Federal Health Care Financing Administration and the Securities and Exchange Commission.

     Oxford-NJ is involved in other legal actions in the normal course of business, some of which seek monetary damages, including claims for punitive damages which are not covered by insurance. Oxford-NJ believes any ultimate liability associated with these contingencies would not have a material adverse effect on Oxford-NJ's financial position or results of operations.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE ARE SEEKING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Forward-Looking Statements............   18
Use of Proceeds.......................   19
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Consolidated Financial
  Data................................   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   25
Business..............................   34
Management............................   49
Related Party Transactions............   61
Principal and Selling Stockholders....   62
Description of Capital Stock..........   64
Shares Eligible for Future Sale.......   67
Underwriting..........................   69
Legal Matters.........................   71
Experts...............................   71
Where You Can Find More Information...   72
Index to Financial Statements.........  F-1


UNTIL             , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

[AMERIGROUP CORPORATION LOGO]

4,400,000 SHARES


COMMON STOCK
DEUTSCHE BANC ALEX. BROWN

BANC OF AMERICA SECURITIES LLC

UBS WARBURG LLC
PROSPECTUS
            , 2000

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Company. All amounts are estimates, other than the registration fee and the NASD fee.

Registration fee............................................  $    24,045
NASD fee....................................................        9,608
Nasdaq National Market application and listing fee..........       80,000
Accounting fees and expenses................................      350,000
Legal fees and expenses.....................................      500,000
Printing and engraving......................................      350,000
Transfer Agent fees and expenses............................       10,000
Blue sky fees and expenses..................................        5,000
Miscellaneous expenses......................................       85,000
                                                              -----------
          Total.............................................  $ 1,413,653
                                                              ===========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of AMERIGROUP) by reason of the fact that the person is or was a director, officer, agent or employee of the AMERIGROUP or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of AMERIGROUP, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the AMERIGROUP as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to AMERIGROUP, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to AMERIGROUP or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     These provisions are permitted under Delaware law.

     Our Amended and Restated Bylaws provide that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

     - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

     The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restate By-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the past three years, AMERIGROUP Corporation has issued and sold the following securities:


     - 2,000,000 shares of Series E Redeemable Preferred Stock and warrants to purchase 1,125,000 shares of common stock to 25 investors of the registrant consisting of 3 natural persons, 4 trusts and 18 venture capital entities, in two tranches, the first of which was in July 1998 and the second of which was in January 1999 for a total consideration of $10 million, in reliance on Regulation D under the Securities Act.



     - warrants to purchase 25,000 shares of common stock to Silicon Valley Bank, a large institution, in connection with securing a $10 million Loan and Security Agreement in May 1998, in reliance on Section 4(2) of the Securities Act, as a transaction not involving a public offering.



     - 4,500,000 shares of Series D Convertible Preferred Stock issued in escrow in connection with the purchase by AMERIGROUP of the businesses of Prudential Health Care in 1999; in connection with this transaction, pursuant to the acquisition agreement 3,710,775 shares of Series D Convertible Preferred Stock were released from the escrow in May 2000 (these shares of Series D Convertible Preferred Stock convert into 1,855,387 shares of common stock), in reliance on Section 4(2) of the Securities Act, as a transaction not involving a public offering.

     - options to purchase 415,751 shares of common stock issued to employees in 1997; options to purchase 271,250 shares of common stock issued to employees in 1998; options to purchase 389,595 shares of common stock issued to employees in 1999; and options to purchase 528,976 shares of common stock issued to employees in 2000. All of these options were granted under AMERIGROUP's 1994 Stock Plan, except options to purchase 100,000 shares of common stock granted under AMERIGROUP's 2000 Equity Incentive Plan, and were issued in reliance on Rule 701 under the Securities Act.



ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     a. Exhibits


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.0       Form of Underwriting Agreement.
 3.1       Form of Amended and Restated Certificate of Incorporation of
           the Company.+
 3.2       Form of By-Laws of the Company.+
 3.3       Form of share certificate for common stock.
 3.4       AMERIGROUP Corporation Second Restated Investor Rights
           Agreement, dated July 28, 1998.+
 3.5       Silicon Valley Registration Rights Agreement, entered into as of May 15, 1998.+
 3.6       Stock Restriction and Registration Rights Agreement, between
           AMERIGROUP Corporation and Prudential Health Care Plan,
           Inc.+
 3.7       Form of warrant issued in connection with the sale of Series
           E Redeemable Preferred Stock.+
 3.8       Common Stock Purchase Warrant Issued to Silicon Valley Bank,
           dated May 15, 1998.+
 5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, related to the shares of common stock being sold in the initial
           public offering.
 5.2       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, related to the shares of common stock being offered under the
           Company's Employee Stock Purchase Plan.
10.1       1999 Contract for Services between the Texas Department of
           Health ("TDH") and HMO (Harris Service Area), dated August
           9, 1999.+
10.2       1999 Contract For Services between the TDH and HMO (Tarrant
           Service Area), dated August 9, 1999.+
10.3       1999 Contract for Services between TDH and HMO (Harris
           County Service Area, STAR+PLUS Contract).+
10.4       1999 Contract For Services between TDH and HMO (Dallas
           Service Area).+
10.5       Children's Health Insurance Program Agreement for the
           Provision of Health Care Services between the Texas
           Department of Health and Human Services Commission and
           AMERICAID Texas, Inc., d/b/a Amerikids, dated January 19,
           2000.+
10.6       Contract between State of New Jersey, Department of Human
           Services, Division of Medical Assistance and Health Services
           and [Americaid New Jersey, Inc.], Contractor, (expiring,
           October 2000), as amended.+
10.7       State of Illinois, Department of Public Aid Contract for
           Furnishing Health Services by a Health Maintenance
           Organization, dated April 1, 2000.+
10.8       Managed Care Organization HealthChoice Provider Agreement,
           dated as of January 1, 2000.+

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.9       District of Columbia Medicaid Managed Care Program,
           Department of Health, Prepaid, Capital Risk Contract.+
10.10      1994 Stock Plan.+
10.11      Form of 2000 Equity Incentive Plan.
10.12      Form of Employee Stock Purchase Plan.+
10.13      Form of 2000 Cash Incentive Plan.+
10.14      Employment Agreement of Jeffrey L. McWaters.+
10.15      Employment Agreement of Lorenzo Childress, Jr., M.D.+
10.16      Form of Officer and Director Indemnification Agreement.+
10.17      CCPN and HMO Medicaid Agreement By and Between Americaid
           Texas Inc., d/b/a Americaid Community Care, and Cook
           Children's Physician Network, A Texas 5.01 Non-profit
           Corporation, dated as of October 9, 1997, as amended.+
10.18      Third Medical Assistance Medical Services Agreement between
           Prudential Health Care Plan, Inc. and Johns Hopkins Medical
           Services Corporation, dated August 2, 1996, assigned to the
           Company pursuant to the Amendment and Assignment of Third
           Medical Assistance Medical Service Agreement, as of April
           30, 1999.+
10.19      Loan and Security Agreement, between AMERIGROUP Corporation, as borrower, and the Financial Institutions Party Thereto
           From Time to Time, as Lender and Fleet Capital Corporation,
           as Agent, dated November 9, 1999.+
21.1       List of Subsidiaries.+
23.1       Consent of KPMG LLP with respect to the financial statements of the registrant.
23.2       Consent of KPMG LLP with respect to the Medicaid Business of
           Oxford Health Plans (N.J.), Inc.
23.3       Consent of Skadden, Arps, Slate, Meagher & Flom LLP
           (contained in Exhibits 5.1 and 5.2).
24.1       Power of Attorney (included on signature page of the
           Registration Statement).+
27         Financial Data Schedule.+


---------------
* To be filed by amendment.

+ Previously filed.


     b. Financial Statement Schedule



     Independent Auditors' Report and Schedule of Valuation and Qualifying Accounts


ITEM 17.  UNDERTAKINGS.

     The undersigned registrants hereby undertake to provide to the underwriters at the closing certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the provisions described in Item 14, or otherwise, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrants against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 24, 2000.


                                          AMERIGROUP CORPORATION

                                          By:      /s/ SHERRI E. LEE
                                            ------------------------------------
                                              Name: Sherri E. Lee
                                              Title: Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                                  TITLE                     DATE
                                                                  -----                     ----

                         *                           Chairman, Chief Executive          July 24, 2000
---------------------------------------------------  Officer and President
                Jeffrey L. McWaters

                 /s/ SHERRI E. LEE                   Chief Financial Officer            July 24, 2000
---------------------------------------------------
                   Sherri E. Lee

                         *                           Chief Accounting Officer           July 24, 2000
---------------------------------------------------
                 Kathleen K. Toth

                         *                           Director                           July 24, 2000
---------------------------------------------------
                  C. Sage Givens

                         *                           Director                           July 24, 2000
---------------------------------------------------
                William J. McBride

                         *                           Director                           July 24, 2000
---------------------------------------------------
                 Carlos A. Ferrer

                         *                           Director                           July 24, 2000
---------------------------------------------------
                  Kay Coles James

                         *                           Director                           July 24, 2000
---------------------------------------------------
              Charles W. Newhall III

              *By: /s/ SHERRI E. LEE                 Attorney-in-Fact                   July 24, 2000
   --------------------------------------------
                   Sherri E. Lee

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors


AMERIGROUP Corporation



     Under date of February 25, 2000, except as to Note 14, which is as of July 10, 2000, we reported on the consolidated balance sheets of AMERIGROUP Corporation and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule, Schedule II -- Schedule of Valuation and Qualifying Accounts, in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.



     In our opinion, the financial statement schedule, Schedule II -- Schedule of Valuation and Qualifying Accounts, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.



                                   /s/ KPMG LLP



February 25, 2000


Norfolk, Virginia

                                                                     SCHEDULE II



                             AMERIGROUP CORPORATION



                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS



                                                     ADDITIONS --    DEDUCTIONS --
                                         BALANCE       AMOUNTS          AMOUNTS
                                        BEGINNING     CHARGED TO      CREDITED TO      BALANCE,
                                         OF YEAR       EXPENSE          EXPENSE       END OF YEAR
                                        ---------    ------------    -------------    -----------
Valuation Allowance on Deferred Tax
  Assets
Year Ended December 31, 1997..........   $5,443         $3,276          $    --         $8,710
Year Ended December 31, 1998..........   $8,710         $   --          $(1,342)        $7,368
Year Ended December 31, 1999..........   $7,368         $   --          $(7,368)        $   --

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.0      Form of Underwriting Agreement.
 3.1      Form of Amended and Restated Certificate of Incorporation of
          the Company.+
 3.2      Form of By-Laws of the Company.+
 3.3      Form of share certificate for common stock.
 3.4      AMERIGROUP Corporation Second Restated Investor Rights
          Agreement, dated July 28, 1998.+
 3.5      Silicon Valley Registration Rights Agreement, entered into as of May 15, 1998.+
 3.6      Stock Restriction and Registration Rights Agreement, between
          AMERIGROUP Corporation and Prudential Health Care Plan,
          Inc.+
 3.7      Form of warrant issued in connection with the sale of Series
          E Redeemable Preferred Stock.+
 3.8      Common Stock Purchase Warrant Issued to Silicon Valley Bank,
          dated May 15, 1998.+
 5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, related to the shares of common stock being sold in the initial
          public offering.
 5.2      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP related to the shares of common stock being offered under the
          Company's Employee Stock Purchase Plan.
10.1      1999 Contract for Services between the Texas Department of
          Health ("TDH") and HMO (Harris Service Area), dated August
          9, 1999.+
10.2      1999 Contract For Services between the TDH and HMO (Tarrant
          Service Area), dated August 9, 1999.+
10.3      1999 Contract for Services between TDH and HMO (Harris
          County Service Area, STAR+PLUS Contract).+
10.4      1999 Contract For Services between TDH and HMO (Dallas
          Service Area).+
10.5      Children's Health Insurance Program Agreement for the
          Provision of Health Care Services between the Texas
          Department of Health and Human Services Commission and
          AMERICAID Texas, Inc., d/b/a Amerikids, dated January 19,
          2000.+
10.6      Contract between State of New Jersey, Department of Human
          Services, Division of Medical Assistance and Health Services
          and [Americaid New Jersey, Inc.], Contractor, (expiring,
          October 2000), as amended.+
10.7      State of Illinois, Department of Public Aid Contract for
          Furnishing Health Services by a Health Maintenance
          Organization, dated April 1, 2000.+
10.8      Managed Care Organization HealthChoice Provider Agreement,
          date as of January 1, 2000.+
10.9      District of Columbia Medicaid Managed Care Program,
          Department of Health, Prepaid, Capital Risk Contract.+
10.10     1994 Stock Plan.+
10.11     Form of 2000 Equity Incentive Plan.
10.12     Form of Employee Stock Purchase Plan.+
10.13     Form of 2000 Cash Incentive Plan.+
10.14     Employment Agreement of Jeffrey L. McWaters.+
10.15     Employment Agreement of Lorenzo Childress, Jr., M.D.+

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.16     Form of Officer and Director Indemnification Agreement.+
10.17     CCPN and HMO Medicaid Agreement By and Between Americaid
          Texas Inc., d/b/a Americaid Community Care, and Cook
          Children's Physician Network, A Texas 5.01 Non-profit
          Corporation, dated as of October 9, 1997, as amended.+
10.18     Third Medical Assistance Medical Services Agreement between
          Prudential Health Care Plan, Inc. and Johns Hopkins Medical
          Services Corporation, dated August 2, 1996, assigned to the
          Company pursuant to the Amendment and Assignment of Third
          Medical Assistance Medical Service Agreement as of April 30,
          1999.+
10.19     Loan and Security Agreement, between AMERIGROUP Corporation, as borrower, and The Financial Institutions Party Thereto
          From Time to Time, as Lender and Fleet Capital Corporation,
          as Agent, dated November 9, 1999.+
21.1      List of Subsidiaries.+
23.1      Consent of KPMG LLP with respect to the financial statements of the registrant.
23.2      Consent of KPMG LLP with respect to the Medicaid Business of
          Oxford Health Plans (N.J.), Inc.
23.3      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (contained in Exhibits 5.1 and 5.2).
24.1      Power of Attorney (included on signature page of the
          Registration Statement).+
27        Financial Data Schedule.+


---------------
* To be filed by amendment.

+ Previously filed.

  THE FOLLOWING PAGES ARE ALTERNATE PAGES FOR THE EMPLOYEE STOCK PURCHASE PLAN
                                  PROSPECTUS.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                [ALTERNATE PAGE]

SUBJECT TO COMPLETION, DATED JULY 24, 2000


[AMERIGROUP CORPORATION LOGO]


600,000 SHARES


COMMON STOCK


We are registering 600,000 shares of our common stock for issuance to our employees under our Employee Stock Purchase Plan. The shares under the plan will be issued at a price equal to 85% of the lower of our initial public offering price and the market price of our common stock at the end of the initial offering period if purchased in the initial offering period under our Employee Stock Purchase Plan. Otherwise, the shares under the plan will be issued at a price equal to 85% of the lower of the market prices of our common stock on the first and last trading days of the applicable offering period. We anticipate that the initial public offering price will be between $15 and $17 per share.


We have applied to list our common stock on the Nasdaq National Market under the symbol "AMGP."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                              PRICE TO    PROCEEDS TO
                                                              EMPLOYEE    AMERIGROUP
Per Share                                                     $           $
Total                                                         $           $



The price to employee in the above table was calculated assuming that the shares under the plan are issued at a price equal to 85% of the initial public offering price. Salary deductions to pay for shares under the Employee Stock Purchase Plan will not be made until we complete our initial public offering.


The date of this prospectus is                , 2000.

                                [ALTERNATE PAGE]


                      EMPLOYEE STOCK PURCHASE PLAN SHARES




Common stock available under the Employee
  Stock Purchase Plan.....................  600,000 shares

Common stock to be outstanding after
  completion of our initial public
  offering................................  18,939,086 shares

Use of proceeds...........................  We intend to use the net proceeds from issuing shares under the Employee Stock Purchase Plan for general
                                            corporate purposes, including potential acquisitions.

Proposed Nasdaq National Market Symbol....  AMGP



     The number of shares of common stock to be outstanding after the initial public offering is based on our shares outstanding as of June 30, 2000 and the sale of 4,400,000 shares of common stock in the initial public offering. We have not included the shares offered in the employee offering, because we are unsure as to how many of, and when, these shares may be purchased. In addition, this information excludes:



     - 970,404 shares of common stock issuable upon the exercise of stock options with a weighted average exercise price of $2.41 per share;



     - 100,000 shares of common stock issuable upon the exercise of stock options with an exercise price of $15.00 per share granted subsequent to June 30, 2000;


     - 25,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $3.00 per share; and

     - shares of common stock reserved for issuance under our stock option plans.

     Except as otherwise indicated, the information in this prospectus assumes the following:

     - the conversion on closing of this offering of each outstanding share of convertible preferred stock into 12,607,887 shares of common stock;

     - the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders;

     - the redemption of each outstanding share of our Series E mandatorily redeemable preferred stock; and


     - no exercise of the underwriters' over-allotment option to purchase 585,000 shares of common stock from us and 75,000 shares of common stock from Jeffrey L. McWaters in connection with our initial public offering.


All share numbers in this prospectus have been adjusted to reflect a one-for-two reverse stock split of our common stock to be effected just prior to consummation of this offering.


References in this prospectus to this "offering" are to our initial public offering.

                                [ALTERNATE PAGE]

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from the sale of the shares of common stock in our initial public offering of $64.1 million, assuming an initial public offering price of $16.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $72.8 million.



     We intend to use the net proceeds of the initial public offering as follows:


     - approximately $12.5 million to redeem our Series E mandatorily redeemable preferred stock,

     - approximately $7.0 million to repay our term loan facility; as of March 31, 2000, $7.7 million was outstanding under the facility, and


     - $44.6 million for general corporate purposes, including potential acquisitions.



     Employees that purchase shares under the Employee Stock Purchase Plan will make payments through salary deductions. We intend to use the net proceeds from issuing shares under the Employee Stock Purchase Plan for general corporate purposes, including potential acquisitions.


     Our Series E mandatorily redeemable preferred stock is redeemable for $4.20 per share plus accrued but unpaid dividends at the time we complete our initial public offering. Otherwise, the Series E mandatorily redeemable preferred stock is redeemable on July 28, 2003. Dividends accrue on our Series E mandatorily redeemable preferred stock whether or not declared. The proceeds from the issuance of the Series E mandatorily redeemable preferred stock were used in connection with the acquisition of the New Jersey Medicaid contract rights and other related assets from Oxford Health Plans and for general corporate purposes.

     Our term loan facility that we are repaying with proceeds from the offering accrues interest at a rate of prime plus 75 basis points per year and matures on April 30, 2003. We borrowed the funds under this facility in November 1999 to obtain a revolving credit facility in addition to a term loan and used the borrowed funds to repay a May 1998 bank loan.

     We have pursued a strategy of acquiring Medicaid and CHIP contract rights and related assets to increase our membership and expand into new service areas. We intend to continue this strategy, and are actively looking for opportunities that will complement our current operations. However, we currently have no commitments or agreements with respect to any such transactions. We also expect a portion of the proceeds to fund working capital to be used to:

     - increase market penetration within our current service areas,

     - pursue opportunities for the development of new markets,

     - expand services and products available to our members, and

     - strengthen our capital base by increasing the statutory capital of our health plan subsidiaries.

     We have not determined the amount of net proceeds to be used specifically for the foregoing purposes, other than for redemption of our Series E mandatorily redeemable preferred stock and repayment of our term loan. Pending any such uses, we intend to invest the net proceeds in interest bearing securities.

                                [ALTERNATE PAGE]


                              PLAN OF DISTRIBUTION



     We are registering 600,000 shares of common stock for issuance to our employees under our Employee Stock Purchase Plan. The shares under the plan will be issued at a price equal to 85% of the lower of our initial public offering price and the market price of our common stock at the end of the initial offering period under our Employee Stock Purchase Plan. Otherwise, the shares under the plan will be issued at a price equal to 85% of the lower of the market prices of our common stock on the first and last trading days of the applicable offering period. Salary deductions to pay for shares under the Employee Stock Purchase Plan will not be made until completion of our initial public offering, as more fully described under "Detailed Description of the Employee Stock Purchase Plan." Since we will issue shares under the Employee Stock Purchase Plan directly to employees and not through underwriters, no underwriting discount will be paid to underwriters.



     Each of our officers and directors, most of our stockholders and selected holders of options to purchase our stock have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 180 days after the effective date of the registration statement related to our initial public offering, subject to limited exceptions, without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters for our initial public offering, except that we may grant options and sell shares pursuant to our stock plans without such consent. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.



     At our request, the underwriters for our initial public offering have reserved for sale, at the initial public offering price, up to 220,000 shares for our employees, family members of employees, business associates and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in our initial public offering.



PRICING OF THE INITIAL PUBLIC OFFERING



     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters for our initial public offering. Among the primary factors to be considered in determining the public offering price will be:


     - Prevailing market conditions,

     - our results of operations in recent periods,

     - the present stage of our development,

     - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business, and

     - estimates of our business potential.


     The estimated initial public offering price range is subject to change as a result of market conditions and other factors.

                                [ALTERNATE PAGE]

                                 LEGAL MATTERS


     The validity of the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                                    EXPERTS

     The financial statements and schedule of AMERIGROUP Corporation as of December 31, 1998 and 1999 and for the years ending December 31, 1997, 1998 and 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The statements of revenues and expenses of contracts acquired of the Medicaid business of Oxford Health Plans (NJ), Inc. for the six months ended June 30, 1998 and for the year ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) which we have filed with the Commission under the Securities Act, with respect to the common stock offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of documents filed as exhibits are not necessarily complete, and reference is made to the copy so filed, each such statement being qualified in all respects by such reference. You can inspect and copy the registration statement and the reports and other information we file with the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, N.Y. 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

     Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the Commission. You can inspect and copy these reports and other information of our company at the locations set forth above or download these reports from the Commission's Web site.

     We have applied to have our common stock approved for quotation on the Nasdaq National Market.

                                [ALTERNATE PAGE]

                          DETAILED DESCRIPTION OF THE
                          EMPLOYEE STOCK PURCHASE PLAN

ISSUER, DURATION AND PARTICIPATING EMPLOYEES


     AMERIGROUP Corporation is the issuer of the securities made available under the plan, which are 600,000 shares of our common stock. Our principal executive offices are at 4425 Corporation Lane, Virginia Beach, VA 23462. The plan will become effective at the time of the initial underwritten public offering of our common stock and will terminate on the tenth anniversary of that public offering, unless earlier terminated by us. Our eligible employees and eligible employees of our designated subsidiaries may participate in the plan (see "Eligibility," below).


THE PLAN

     The purpose of the plan is to provide our eligible employees and eligible employees of our designated subsidiaries with an opportunity to purchase our common stock through accumulated payroll deductions.

     The summary of the plan contained in this prospectus is subject in its entirety to the actual terms of the plan. A copy of the plan is on file with the Secretary of AMERIGROUP Corporation.

     The plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 nor is the plan a qualified plan within the meaning of
Section 401(a) of the Internal Revenue Code.

PLAN ADMINISTRATION


     The plan will be administered by the compensation committee or any other committee of members of the board appointed by our board of directors to administer the plan. The committee may select administrator(s) to whom its duties and responsibilities under the plan may be delegated. The committee will have full power and authority, subject to the provisions of the plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the plan, to interpret the provisions and supervise the administration of the plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. No member of the committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the plan, and all members of the committee will be fully indemnified by AMERIGROUP Corporation with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the committee will be final and binding on all persons, including AMERIGROUP Corporation, the participant (or any person claiming any rights under the plan from or through any participant) and any of our shareholders. You can get additional information about the plan and its administrators by calling or writing Catherine S. Callahan at our offices in Virginia Beach.


SECURITIES SUBJECT TO THE PLAN

     A maximum of 600,000 shares of our common stock may be purchased under the plan. Shares of common stock reserved for the plan will be either authorized and unissued shares or shares which have been reacquired by AMERIGROUP Corporation. If the total number of shares that would otherwise be subject to purchase at the beginning of an offering period exceeds the number of shares then available under the plan, the committee will make a pro rata allocation of the shares remaining available. In such event, the committee will give written notice to each participant of the reduction in available shares and will reduce the rate of payroll deductions as necessary.

                                [ALTERNATE PAGE]

     In the event the committee determines that any recapitalization, stock split, dividend or other distribution, merger, spin-off, share exchange or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the plan, the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the plan will be adjusted to reflect such event, and the committee will make the adjustments as it deems appropriate and equitable in the number, kind and price of shares covered by outstanding awards and in any other matters which relate to awards and which are affected by the changes in the common stock referred to above. In the event of a change in control AMERIGROUP Corporation, the then current offering period will terminate immediately prior to the consummation of the transaction, unless otherwise provided by the committee.

OFFERING PERIOD; PURCHASE PERIOD


     The plan will be implemented by a series of consecutive offering periods. The first offering period will commence on the date of the initial underwritten public offering of our common stock and end December 29, 2000. Unless otherwise determined by the committee, each subsequent offering period will have a duration of six months, commencing on or about each January 1 and July 1. An "exercise date," the date on which shares will be purchased using a participant's payroll deductions, will occur at the end of each offering period. The committee will have the power to change the duration and/or the frequency of offering periods with respect to future offerings. In no event will any offering period continue for more than 27 months.


ELIGIBILITY

     All of our employees, as well as employees of our designated subsidiaries, who have at least 90 days of service, whose customary service is for at least 20 hours per week, and whose customary employment is for more than 5 months per year will be eligible to participate in the plan. However, employees who own five percent or more of our stock or any subsidiary of ours will not be eligible to participate.

ENROLLMENT


     Each eligible employee is entitled to participate in the first offering period after the employee first becomes eligible to participate. To enroll in the plan, an eligible employee must execute and deliver to us an agreement authorizing us to make payroll deductions. The agreement must be delivered prior to the beginning of the applicable offering period in which the employee wishes to participate. In the case of the first offering period, that agreement will not be effective until the registration statement of which this prospectus forms a part, becomes effective. A participant will be automatically enrolled in subsequent offering periods unless notice is given to the contrary prior to the beginning of the offering period.


PAYROLL DEDUCTIONS

     An eligible employee may authorize a payroll deduction of any whole percentage from 2 percent to 10 percent of his or her compensation each pay period; provided, however, that no more than $25,000 worth of shares (determined at the commencement of the offering period) may be purchased in any one-year period. For this purpose, "compensation" is the fixed salary, wages, commissions, overtime pay and bonuses paid to a participant by us or any of our subsidiaries.

     A participant may increase or decrease his or her payroll deduction with respect to an offering period by filing a new subscription agreement authorizing a change in payroll deductions. The committee may limit the number of times that such an increase or decrease

                                [ALTERNATE PAGE]
may be authorized during an offering period. All payroll deductions made by a participant will be credited to the participant's account under the plan.

PURCHASE OF STOCK

     Unless a participant withdraws from the plan, the participant's election to purchase shares will be exercised automatically on the exercise date of the applicable offering period and the maximum number of shares will be purchased for the participant at the applicable purchase price with the accumulated payroll deductions in the participant's account.

PRICE OF STOCK

     The purchase price per share of the common stock under the plan will be equal to 85% of the fair market value of a share of common stock on the offering date or on the exercise date, whichever is lower.

STOCK CERTIFICATES; SALE OF PURCHASED STOCK

     Each participant's ownership of shares of common stock purchased under the plan will be reflected in an account (see "Accounts; Reports," below). Accordingly, unless a participant elects otherwise, the participant will not receive a certificate representing the shares purchased by the participant. Unless the committee determines otherwise, withdrawals of shares may be requested by a participant only once each calendar year, unless there is a change in control, in which case a participant may also request a withdrawal of shares within 60 days of the change in control.

BENEFICIARY DESIGNATION

     A participant may file, on forms supplied by us and delivered to us, a written designation of a beneficiary who is to receive any shares and cash remaining in such participant's account under the plan in the event of the participant's death. A designation may be changed by the participant at any time by written notice. If no such beneficiary is living at the time of a participant's death, we will deliver the shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to our knowledge), we may, in our discretion, deliver the shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to us, then to such other person we may designate.

ACCOUNTS; REPORTS

     Individual accounts will be maintained for each participant in the plan. Statements of account will be given to participants promptly following each offering period. These statements will set forth the amount of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

WITHDRAWAL; TERMINATION OF EMPLOYMENT

     A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account that have not been used to purchase shares of common stock at any time by giving written notice to us. All payroll deductions credited to the account will be paid to the participant promptly after receipt of the participant's notice of withdrawal. In the event of such a withdrawal, the participant's eligibility to participate in the plan for the offering period in which the withdrawal occurs will be automatically terminated and no further payroll deductions under the plan will be made for the participant during such offering period. A participant's withdrawal during an offering period will not have any effect upon such participant's eligibility to participate in a succeeding offering period.

                                [ALTERNATE PAGE]

     Upon termination of a participant's employment with us or a designated subsidiary during an offering period for any reason, including voluntary termination, retirement or death, the payroll deductions credited to the participant's account that have not been used to purchase shares of common stock will be returned to the participant or, in the case of such participant's death, to the person or persons entitled thereto. The participant's eligibility to participate in the plan will be automatically terminated.

TRANSFERABILITY

     Neither payroll deductions credited to a participant's account nor any rights to purchase or to receive shares under the plan may be assigned, transferred, pledged or otherwise disposed of by the participant of in any way, other than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that we may treat such act as an election to withdraw funds.

AMENDMENT; TERMINATION

     Our board of directors may at any time and for any reason amend, suspend or discontinue the plan. No amendment may be effective unless it receives the requisite approval of the stockholders of the company if such stockholder approval of such amendment is required to comply with Rule 16b-3 under the Securities Exchange Act of 1934, Section 423 of the Internal Revenue Code or to comply with any other applicable law, regulation, stock exchange or other applicable securities market system rule.


RESTRICTIONS ON RESALE


     This prospectus does not cover sales or other dispositions of common stock received under the plan by any person who may be deemed to be an affiliated person. Such sales or other dispositions may be made in compliance with the registration requirements of the federal securities laws or the requirements of Rule 144 promulgated thereunder, without being subject to the holding period requirement of such Rule, or may be made pursuant to another exemption from such registration. There will be no such restrictions upon sales or other dispositions of common stock by recipients who are not affiliated persons. An affiliated person, for purposes of the federal securities laws, generally means a senior officer, director or other person who is deemed to control the company.


CERTAIN FEDERAL INCOME TAX EFFECTS


     THE FOLLOWING DISCUSSION IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES UNDER CURRENT FEDERAL INCOME TAX LAWS RELATING TO THE PLAN. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND, AMONG OTHER THINGS, DOES NOT DESCRIBE STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX CONSEQUENCES.

     The plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. Certain federal income tax consequences to participants from such status under present law are described below.


     Neither the grant of an option under the plan nor the purchase of shares of common stock upon exercise of such option will result in an employee's realization of taxable income, thus permitting employees to acquire common stock under the plan without immediate tax consequences. An employee who does not dispose of shares of common stock purchased under the plan until at least two years after the date of grant of such employee's option and one year after the date of exercise will also receive capital gain treatment for any appreciation in the value of the shares over the lower of (1) the fair market value of such shares at the time the option is granted or (2) the fair market value of such shares at the time the option is

                                [ALTERNATE PAGE]

exercised. Capital gain treatment is not, however, available for the discount at which the shares of common stock are initially purchased under the plan, and an employee who meets the holding requirements is required to include as ordinary income at the time of his death or disposition of the shares the lesser of (1) the excess of the fair market value of the shares over the option price at the time of grant or (2) the excess of the fair market value of the shares over the amount such employee paid for the shares. If an employee sells shares of common stock under such circumstances for less than the employee paid for the shares, there is no ordinary income and such employee will realize a capital loss of the difference. Any ordinary income realized by the employee will increase the basis of the employee's shares of common stock for purposes of determining the amount of any gain or loss realized upon the subsequent disposition of the shares.


     With limited exceptions, an employee who fails to retain shares of common stock purchased under the plan until at least two years after the date the option with respect to the shares is granted and one year after the date the option is exercised is considered to have made a "disqualifying disposition" and forfeits the special tax treatment extended under Section 423 of the Internal Revenue Code. In that case, generally, the employee realizes ordinary income at the time of the disposition equal to the excess of the fair market value of the shares of common stock at the time of purchase over the price paid for the shares. The fair market value is the employee's basis in the shares for determining any additional gain or loss upon the disposition. In determining whether that gain or loss is long-term or short-term, the holding period is calculated from the date of purchase.


     We are entitled to a deduction equal to the amount of ordinary income realized by an employee who makes a disqualifying disposition. Otherwise, we are not entitled to any deduction on account of the grant or exercise of options granted under the plan or the subsequent sale by employees of shares of common stock purchased pursuant to the plan.

                                [ALTERNATE PAGE]

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE ARE SEEKING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Forward-Looking Statements............   18
Use of Proceeds.......................   19
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Consolidated Financial
  Data................................   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   25
Business..............................   34
Management............................   49
Related Party Transactions............   61
Principal and Selling Stockholders....   62
Description of Capital Stock..........   64
Shares Eligible for Future Sale.......   67
Plan of Distribution..................   69
Legal Matters.........................   70
Experts...............................   70
Where You Can Find More Information...   70
Detailed Description of the Employee
  Stock Purchase Plan.................   71
Index to Financial Statements.........  F-1


[AMERIGROUP CORPORATION LOGO]

600,000 SHARES


COMMON STOCK

PROSPECTUS

            , 2000